UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the
Registrant
☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

Bread Financial Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
NOT APPLICABLE
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Fellow Bread Financial Stockholders

I am pleased to report that Bread Financial achieved significant progress against its strategic objectives in 2023. Our talented team of executive leaders and associates navigated a challenging macroeconomic environment, generating responsible growth while significantly strengthening our capital position and enhancing financial resiliency. We continued to invest strategically in the business, advancing our technology capabilities to better serve our brand partners and cardholders.

On behalf of the entire Board of Directors, I would like to express my gratitude to our outstanding team of 7,000 global associates for their dedication and hard work throughout the year. I would also like to thank you, our stockholders, for your continued support and confidence. Bread Financial has achieved significant operational, financial, and strategic progress over the past several years of its transformation, and we enter 2024 well-positioned to build on this positive momentum.

Experienced Leadership

Led by President and Chief Executive Officer Ralph Andretta, Bread Financial’s executive leadership team is distinguished by its depth of financial services sector experience and track record in navigating cyclical economic conditions and regulatory dynamics. Our executive team brings a wealth of knowledge and expertise to their roles, and I am confident in their leadership managing and adapting to varied macroeconomic and regulatory challenges and uncertainties through responsible, disciplined decision-making.

As the business prepares for the anticipated implementation of the Consumer Financial Protection Bureau’s final rule limiting the safe-harbor amount that credit card issuers are permitted to charge customers for late fees, our management team, again, stands ready. For more than a year since the rule was proposed, the Company has worked diligently to develop comprehensive mitigation strategies to help offset the expected financial impact on the business. In developing these mitigation plans, our leadership team has worked closely with our brand partners to ensure that Bread Financial’s value proposition remains compelling and continues to provide an exceptional experience for cardholders. We remain laser-focused on generating strong returns through prudent capital and risk management.

Board Oversight

Our Board is deeply engaged and committed to sound corporate governance through a strong and effective oversight structure that supports the Company’s mission, vision, and values, as well as overall performance. The composition of our Board reflects diversity across experience, perspectives, gender and ethnicity, which ensures we bring breadth and depth to our governance responsibilities. Each Director is committed to fostering transparency, accountability, and collaboration, enabling effective oversight of the Company’s operations, strategic direction, and risk mitigation efforts.

As part of our ongoing commitment to Board refreshment and succession planning, I am pleased to announce a new independent director nominee to this year’s slate of directors. We are excited that John Fawcett, most recently the former executive vice president and chief financial officer of CIT Group Inc., has agreed to join our Board, if elected, and in doing so would bring decades of additional executive-level banking and financial services expertise to our Board, among other skills. Together with the appointment of banking-industry veteran Joyce St. Clair to our Board in July 2023, the nomination of Mr. Fawcett reflects the continued transformation of our business into a pure-play financial services institution, focused on providing simple, personalized payment, lending and saving solutions.

Capital Allocation

We seek to build long-term stockholder value by employing a disciplined capital allocation strategy focused on profitable growth and strengthened financial resilience. To enhance our growth, we have continued to diversify our product offering, while renewing and expanding our brand partner relationships. At the same time, we carefully manage our risk by strategically tightening credit in response to the macroeconomic headwinds and in anticipation of the aforementioned regulatory changes.

Over the past year, Bread Financial achieved considerable progress in strengthening its balance sheet. During this time frame, we increased capital and reduced our parent debt. With these important balance sheet actions, we have enhanced our financial resilience and flexibility for strategic capital allocation.

To further drive responsible, profitable growth, we continue to invest in a range of technology innovations. These investments, which include data and customer analytics, and enhanced digital capabilities, help deliver exceptional value and experiences for our brand partners and cardholders. These investments also generate operational efficiencies, enabling us to reinvest in strategic initiatives that support long-term growth and achievement of our targeted returns

Environmental, Social and Governance (ESG)

Bread Financial has long been committed to responsible business practices. The Board oversees the Company’s ESG strategy and programs, including initiatives that promote diversity, equity, inclusion, and belonging (DEIB), environmental stewardship, and stakeholder engagement. Rooted in all facets of our daily operations and long-term goals, our sustainability strategy encompasses corporate governance, customer experience, associate engagement, protecting our planet, and community investing. By acting responsibly, we build trust and credibility with our stakeholders, reduce risks, and create lasting value for our business and society.

In an evolving regulatory environment, our Board remains focused on maintaining the highest standards of corporate governance. Our Corporate Governance Guidelines provide the framework for the governance of the Company, addressing, among other things, the Board’s roles and responsibilities, director qualifications, Board leadership and Board structure and processes.

Bread Financial | 2024 Proxy Statement

Additionally, our eight independent director nominees, coupled with clear and distinct separation between the Board Chair and CEO positions, further ensures optimal Board composition and oversight effectiveness.

Managing Our Business Responsibly
Empowering Customers
Engaging Our Associates
Protecting Our Planet
Creating Possibilities for Our Communities

Conclusion

We have strengthened our financial resilience while delivering solid financial performance that has built enduring value for all stakeholders. The future of Bread Financial is bright, and the Board remains confident in our strategic direction and outlook. Bread Financial continues to execute on our long-term vision and achieving goals that ensure our success and sustainability. On behalf of the entire Board, thank you for your confidence and support.

Sincerely,

Roger H. Ballou

Chair of the Board of Directors

Bread Financial | 2024 Proxy Statement

Notice of Annual Meeting of Stockholders

Date & Time:	Place:	Record Date:
Tuesday, May 14, 2024 9:00 a.m., Central Time	Via Webcast @ www. proxydocs.com/BFH	March 20, 2024

How to Vote:

You are cordially invited to attend the virtual meeting, but whether or not you expect to attend, we urge you to grant your proxy to vote your shares by telephone or through the Internet by following the instructions included on the Notice of Internet Availability of Proxy Materials that you received, or if you received a paper copy of the proxy card, to mark, date, sign and return the proxy card in the envelope provided. You may still vote electronically if you attend the virtual meeting, even if you have given your proxy (other than for shares held in the Bread Financial 401(k) Plan), subject to the requirement to provide a proof of legal proxy for shares held by brokers or other nominees.

Items of Business

01 | ELECTION OF DIRECTORS

02 | ADVISORY VOTE ON EXECUTIVE COMPENSATION

03 | APPROVAL OF 2024 OMNIBUS INCENTIVE PLAN

04 | RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR 2024

05 | SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF

Admission

Important Notice Regarding Admission to the 2024 Virtual Annual Meeting of Stockholders:

The meeting will be held on Tuesday, May 14, 2024 at 9:00 a.m. Central Time. Stockholders or their legal proxy holders who wish to attend the Annual Meeting of Stockholders may register in advance at www.proxydocs.com/BFH and enter the control number on their proxy card, Notice of Internet Availability of Proxy Materials or instructions accompanying their proxy materials previously received. See additional instructions for admission and attendance under the heading “Attending the Virtual Annual Meeting” below in this proxy statement. This year’s meeting will be held exclusively online; we are not holding an in-person meeting. Stockholders will be able to attend, vote and submit questions (both before, and during a portion of, the meeting) virtually.

The Notice of Internet Availability of Proxy Materials or, if requested, a printed copy of the Proxy Materials, was first mailed on or about April 3, 2024 to all stockholders of record as of March 20, 2024.

By order of the Board of Directors,

Joseph L. Motes III	April 3, 2024
Corporate Secretary	7500 Dallas Parkway, Suite 700 Plano, Texas 75024

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on May 14, 2024: This proxy statement and annual report on Form 10-K for the year ended December 31, 2023 are available at www.proxydocs.com/BFH or on the Securities and Exchange Commission’s website at www.sec.gov.

Bread Financial | 2024 Proxy Statement

Table of

Proxy

Summary

This summary highlights certain information about Bread Financial, including our core practices, business highlights, corporate governance, sustainability strategy and compensation program. Stockholders are encouraged to read our entire Proxy Statement and 2024 Annual Report carefully before voting.

Bread Financial | 2024 Proxy Statement	i

Items of Business

01 | ELECTION OF DIRECTORS

The Board of Directors recommends that stockholders vote FOR the election of each of the nominees.

02 | ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors recommends that stockholders vote FOR the compensation paid to our named executive officers as disclosed in this proxy statement.

03 | APPROVAL OF THE 2024 OMNIBUS INCENTIVE PLAN

The Board of Directors recommends that stockholders vote FOR the approval of the 2024 Omnibus Incentive Plan.

04 | RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends that stockholders vote FOR the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2024.

Bread Financial

We are a tech-forward financial services company providing simple, personalized payment, lending and saving solutions. We create opportunities for our customers and brand partners through digitally enabled choices that offer ease, empowerment, financial flexibility and exceptional customer experiences. Driven by a digital-first approach, data insights and white-label technology, we deliver growth for our brand partners through a comprehensive suite of payment solutions that includes private label and co-brand credit cards and Bread Pay™ buy now, pay later products. We also offer direct-to-consumer products that give customers more access, choice and freedom through our branded Bread CashbackTM American Express® Credit Card and Bread SavingsTM products.

Core Practices that Drive our Success

ii	Bread Financial | 2024 Proxy Statement

2023 Business Highlights & Awards

Despite the headwinds of challenging macroeconomic conditions and an uncertain regulatory environment, we made great progress in 2023 against our strategic objectives. Below is a snapshot of certain of our business highlights and recognitions from 2023. These figures are either as of, or for the year ended, December 31, 2023, as applicable, and the comparative figures in parentheses are year-over-year comparisons relative to 2022. A more detailed discussion of our 2023 strategic objectives and achievements can be found below under “Compensation Discussion and Analysis—Company Highlights and 2023 Focus Areas” beginning on page 52.

NET INCOME (continuing operations) $737M( $513M)	EARNINGS PER DILUTED SHARE (continuing operations) $14.74( $10.27)

REVENUE $4.3B ( 12%)	AVERAGE LOANS $18.2B( 3%)

PPNR* $2.2B ( 16%)	COMMON EQUITY TIER 1 CAPITAL RATIO 12.2%( 3.5%)

REDUCED PARENT UNSECURED DEBT BY: ~$500M	GREW CONSUMER DEPOSITS TO: $6.5B

*	Pretax pre-provision earnings (PPNR) is a non-GAAP financial measure; see the reconciliation included in Appendix A.

Bread Financial | 2024 Proxy Statement	iii

SELECTED 2023

Awards & Recognitions

Bloomberg Gender Equality Index	Benchmark Portal Center of Excellence	Great Place to Work Certified

Ragan Workplace Wellness Award	Newsweek’s America’s Most Responsible Companies	Newsweek’s America’s Most Trustworthy Companies

iv	Bread Financial | 2024 Proxy Statement

2024 Director Nominees

					Committee Memberships

Directors	Occupation	Age	Director Since	Independent	Audit	Compensation & HC	N&CG	Risk & Technology

Ralph J. Andretta	President and CEO, Bread Financial Holdings, Inc.	63	2020

Roger H. Ballou	Former CEO and Director of CDI Corporation	73	2001	●	●	●

John J. Fawcett	Former EVP and Chief Financial Officer of CIT Group Inc.	65	N/A	●	●		●

John C. Gerspach, Jr.	Former CFO of Citigroup, Inc.	70	2020	●	µ			●

Rajesh Natarajan	Chief Product and Strategy Officer of Globalization Partners	54	2020	●			●		●

Joyce St. Clair	Former EVP and Chief Human Resources Officer of Northern Trust Corporation	65	2023	●		●			●

Timothy J. Theriault	Former EVP, Global CIO and Advisor to CEO of Walgreens Boots Alliance, Inc.	63	2016	●	●				µ

Laurie A. Tucker	Founder and Chief Strategy Officer of Calade Partners LLC	67	2015	●		●	µ

Sharen J. Turney	Former CEO of Victoria’s Secret	67	2019	●		µ	●

µ Chair ● Member

Bread Financial | 2024 Proxy Statement	v

Director Nominees Snapshot

INDEPENDENCE		DIRECTOR TENURE		AGE DISTRIBUTION		DIVERSITY
Independent	8	0-4 years	5	<50 years	0	Female	33.3%

Non-Independent	1	5-9 years	3	50-60 years	1	National Diversity	11%

		10-14 years	0	61-75 years	8	Ethnic Diversity	11%

		15+ years	1	Average Age: 65		Director Self-Identification of Race/Ethnicity:
						1 Asian 0 Black 0 Hispanic or Latinx 8 White
		Average Director Tenure: 6.4 years

EXPERIENCE/QUALIFICATIONS/SKILLS/ATTRIBUTES

Accounting / Auditing / Risk Management		Corporate Finance / Capital Management
	9/9		5/9
Business Operations		Financial Expertise / Literacy
	9/9		9/9
CEO / Executive Leadership		Human Capital / Compensation
	9/9		8/9
Corporate Governance / Ethics		Independence
	4/9		8/9
IT / Cybersecurity / Privacy		Mergers & Acquisitions
	6/9		5/9
International Operations		Other Public Company Board Experience
	9/9		5/9

Relevant Industry Experience
9/9

A detailed breakdown of our director nominees’ skills and qualifications can be found below under “Proposal 1: Election of Directors - Skills Matrix and Description of Director Knowledge, Skills and Experience.”

vi	Bread Financial | 2024 Proxy Statement

BOARD INDEPENDENCE		BOARD AND COMMITTEE MEETINGS IN FISCAL 2023		DIRECTOR ELECTIONS
Independent Board Committees: All
		7	Full Board Meetings	ANNUAL Frequency of Board Elections

Independent Director Nominees		19	Audit Committee	MAJORITY Voting Standard for Uncontested Elections
8/9		7	Compensation & Human Capital Committee

75	Mandatory Retirement Age	4	Nominating & Corporate Governance Committee

		4	Risk & Technology Committee

Bread Financial | 2024 Proxy Statement	vii

Corporate Governance Highlights

• Proxy access for stockholders • Majority voting for uncontested director elections • Responsive, active and ongoing stockholder engagement program	• Annual election of all directors • Stockholder right to call a special meeting • Annual advisory vote on executive compensation • No poison pill

• Independent Chair of the Board of Directors

• Annual Board and committee self-assessments

• Individual director assessments by independent third-party facilitator

• All independent director nominees, except CEO

• Independent directors frequently meet in executive session

• Diverse and highly-skilled Board, with three female directors and one ethnically-diverse director

• Demonstrated commitment to Board refreshment and Board diversity, with 7 new directors nominated since 2019

• Committed to seeking women and underrepresented minority candidates to include in every pool from which Board nominees are chosen

• Skills matrix-driven nominee selection and Board composition

• Two female directors serve as Board committee chairs

• All financially literate Audit Committee members and multiple Audit Committee Financial Experts

• Strong commitment to ESG matters and sustainability

• Mandatory retirement age of 75 years for directors

• Comprehensive director onboarding program

• Significant stock ownership requirements for directors and executive officers

• Prohibition on hedging, pledging and speculative trading of Company securities

• Codes of Ethics for associates, directors and senior financial officers, with annual acknowledgment and training

• Limitations on directors’ public company board and audit committee service

• Active Board and committee oversight of the Company’s business plan, corporate strategy and risk management

• Monitors the “tone at the top” and our workplace culture and values

• Active Board engagement in managing talent and succession planning for executives

• Periodic reports and presentations to Board and Audit and Risk & Technology committees focusing on cybersecurity

• Annual dedicated Board retreat focused on corporate strategy

• Risk & Technology Committee oversight of our enterprise risk management and enterprise technology functions

• Nominating & Corporate Governance Committee oversight of ESG matters

• Compensation & Human Capital Committee oversight of human capital management strategies and diversity, equity, inclusion and belonging (DEIB) initiatives

viii	Bread Financial | 2024 Proxy Statement

Sustainability Highlights

Our Board of Directors is committed to integrating ESG principles throughout our business in ways that optimize opportunities to make positive impacts while advancing long-term financial and reputational goals. Our Board-approved strategy is intended to drive additional progress on initiatives that promote sustainability, diversity, equity, inclusion and belonging, and increased transparency in our disclosures.

A few highlights of our 2023 accomplishments as they align with the tenets of our sustainability framework are set forth below. Additional information regarding our Commitment to Sustainability begins on page 24.

Managing our Business Responsibly

•	Obtained inaugural issuer credit ratings with the major credit ratings agencies

•	Further integrated safety and soundness practices throughout our business
•	Established and implemented comprehensive Data Management Strategy

•	Added staff to advance supplier diversity and sustainable sourcing

Empowering Our Customers

•	Enhanced customer self-service options and reduced call time

•	Launched Bread CashbackTM mobile app
•	“Center of Excellence” certification from Benchmark Portal for industry-leading 18th consecutive time

•	Launched Financial Wellness Hub on breadfinancial.com

Engaging Our Associates

•	Created Office of People, Policy and Governance

•	Launched New Associate Connect Business Resource Group
•	Engaged new 401(k) provider and introduced “Free Money” Associate Program

•	Earned Great Place to Work Certification® in both the U.S. and India

Bread Financial | 2024 Proxy Statement	ix

Protecting Our Planet

•	Completed enhanced climate risk evaluations and scenario analysis
•	Implemented new carbon accounting tool

•	Enhanced our paperless adoption program
•	Expanded our biodegradable, renewable plastic material for use in our proprietary card, Bread CashbackTM

Creating Possibilities for Our Communities

•	$8 million in total community investment

•	Awarded $1 million in grants to 21 charities focused on financial wellness
•	Opened the Employment Innovations School powered by Bread Financial at My Possibilities in Dallas, Texas

•	Increased associate volunteer hours by more than 160%

x	Bread Financial | 2024 Proxy Statement

Stakeholder Engagement & Transparency

80% We contacted stockholders representing approximately 80% of our shares	63% Holders of approximately 63% of our shares responded and engaged

~150 Total number of equity investors we engaged with	~100 Total number of debt investors we engaged with

Stockholder Engagement

Management and, where appropriate, directors engage with stockholders through various means, including investor meetings, conferences and video/phone calls. We use the information and viewpoints gathered in our discussions with stockholders to help inform our priorities and strategies. Below are certain key topics frequently discussed with our stockholders.

Sustainability & ESG Engagement

We actively seek the input of a broad range of stakeholders in advancing our sustainability objectives, including further integrating ESG into our business strategy. In 2023 we conducted our fourth materiality assessment, engaging with the various stakeholders listed below to better understand their views and ensure we are prioritizing issues important to them, and our long-term business success.

Commitment to Transparency

We are committed to visibility and transparency into our business and to sharing our perspectives on matters of interest to our stakeholders, including our commitment to social responsibility. Below are certain examples of our commitment to transparency.

• Business strategy and outlook

• Board composition and succession planning

• Risk management

• ESG

• Corporate governance

• Data privacy and security

• Executive compensation, including response to our annual say-on-pay votes

For more detail, see “Corporate Governance – Investor Engagement” (page 19) and “Compensation Discussion and Analysis–Say-On-Pay and Stockholder Engagement” (page 56).

• Associates

• Brand partners

• Customers

• Stockholders

• Regulators and government officials

• Community and non-governmental organizations

For more detail, see “Commitment to Sustainability” beginning on page 24 of this proxy statement.

• Financial reporting presentation now aligns more closely to bank holding company peers, allowing for greater comparability for investors

• Enhanced compensation disclosures

• Annual Sustainability Report

• Other disclosures addressing matters critical to stakeholders can be found on our website, including:

• Human Rights Statement

• Environmental Policy Statement

• Codes of Ethics

• Supplier Code of Conduct

• Political Contributions and Activity Policy

Bread Financial | 2024 Proxy Statement	xi

Executive Compensation Summary & Responsiveness

Executive Compensation Program Goals and Components

Our executive compensation program supports our business strategy by properly incentivizing and rewarding our executives for performance, aligning our executives’ interests with the long-term interests of our stockholders, and allowing us to attract, retain and motivate the highest level of executive talent to guide our business and successfully execute our strategy. We seek to achieve these objectives by linking individual pay with the Company’s performance on a diverse set of financial and non-financial measures, as well as key strategic goals. Our compensation programs are structured to encourage our executives to deliver strong results over the short-term while making decisions that create sustained value for our stockholders over the long-term.

Consistent with our compensation philosophy, the total target direct compensation of our named executive officers (NEOs) is heavily weighted towards variable, at-risk compensation that is tied to performance, with 87% of our CEO’s total pay at risk and 79% of our other NEOs’ average total pay at risk. The 2023 performance-based component for our CEO and our other NEOs comprised 62% and 60%, respectively, of such executive officers’ total direct compensation.

2023 CEO TARGET PAY MIX(1)	2023 AVERAGE NEO TARGET PAY MIX(1)

(1)	These pay mix charts exclude amounts listed in the column titled “All Other Compensation” in the Summary Compensation Table included in this proxy statement.

xii	Bread Financial | 2024 Proxy Statement

Below is a more detailed summary of each component of our executive compensation program. We use each component of compensation to satisfy one or more of our compensation objectives. The Company places a significant portion of the overall target compensation for our executive officers “at risk,” without encouraging excessive or unnecessary risk-taking.

	Form of Payment	Performance Period	Performance Criteria	Objectives	For More Information

Base Salary	Cash; Fixed	Ongoing	Alignment of salary with performance is evaluated on an annual basis	• Compensates for day-to-day performance • Attracts, retains and rewards NEOs with competitive fixed pay • Reflects experience and job scope	Page 64

Annual Incentive Compensation (AIC)	Cash; Performance-Based	One Year	Results of metrics on balanced scorecard, adjusted upwards or downwards by strategic modifiers

• Incentivizes performance on a range of financial and non-financial metrics in the following categories: Stockholder, Associate and Customer

• Rewards successful execution of key annual strategic goals

Page 64

Long-Term Equity Incentive Compensation (LTIC)	60% Performance-Based RSUs (PBRSUs)	Three-Year Cliff Vesting	Return on Equity (ROE)	• Aligns incentives with stockholder interests and long-term financial objectives • Focuses our executives on delivering exceptional performance	Page 72
	40% Time-Based RSUs (TBRSUs)	Vests Ratably Over Three-Year Period	Time-based, subject to continued employment	• Increases retention • Promotes direct alignment with stockholder interests • Rewards creation of long-term value	Page 72

Bread Financial | 2024 Proxy Statement	xiii

Say-on-Pay Responsiveness

At our 2023 annual meeting of stockholders, we held an advisory vote on our 2022 executive compensation program, and approximately 75% of the votes cast were in support of the program. While still representing significant support for our compensation practices, we were nonetheless disappointed in the results of last year’s say-on-pay vote, and we are focused on understanding and responding to our stockholders’ feedback reflected in this vote.

In 2023, we engaged in proactive and extensive outreach with investors, including:

•	reaching out to stockholders representing approximately 80% of our common stock

•	actively engaging with stockholders representing approximately 63% of our common stock (approximately 150 discrete stockholders)

•	actively engaging on executive compensation matters with stockholders representing approximately 41% of our common stock

•	Our CFO participating in meetings with approximately 120 discrete stockholders, and in many cases meeting multiple times throughout the year with particular stockholders

•	Our CEO participating in meetings with approximately 80 discrete stockholders, and in many cases meeting multiple times throughout the year with particular stockholders

•	Our Board Chair participating in meetings with certain larger stockholders, where appropriate, representing approximately 18% of our common stock

For more information regarding our engagement efforts with both equity and debt investors, please see “Corporate Governance – Investor Engagement.” For additional information regarding our engagement efforts with our stakeholders more broadly, please see “Proxy Summary - Stakeholder Engagement & Transparency.”

Through our engagement efforts, we sought to elicit stockholders’ perspectives related to our executive compensation program, including program design elements, and specific actions to inform appropriate responses to the say-on-pay vote. The feedback received during these meetings was then shared and discussed with the Compensation & Human Capital Committee.

A detailed discussion regarding the feedback we heard from stockholders, and how we are responding, can be found under “Compensation Discussion and Analysis—Say-On-Pay and Stockholder Engagement” beginning on page 56 below.

xiv	Bread Financial | 2024 Proxy Statement

Agenda

& Voting

Recommendations

Proposal 01		Proposal 02
ELECTION OF DIRECTORS The Board of Directors recommends that stockholders vote FOR the election of each of the following nine director nominees:		ADVISORY VOTE ON EXECUTIVE COMPENSATION The Board of Directors recommends that stockholders vote FOR the compensation paid to our named executive officers as disclosed in this proxy statement.
• Ralph J. Andretta • Roger H. Ballou (Chair) • John J. Fawcett • John C. Gerspach, Jr.	• Rajesh Natarajan • Joyce St. Clair • Timothy J. Theriault • Laurie A. Tucker • Sharen J. Turney
Proposal 03		Proposal 04
APPROVAL OF 2024 OMNIBUS INCENTIVE PLAN The Board of Directors recommends that stockholders vote FOR the approval of the 2024 Omnibus Incentive Plan.

RATIFICATION OF THE SELECTION OF
THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends that stockholders vote FOR the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2024.

Bread Financial | 2024 Proxy Statement	1

Corporate

Governance

Overview

Corporate governance at Bread Financial is designed to promote the diverse priorities and interests of our stakeholders, strengthen Board and management accountability and foster responsible decision-making. Just as we are committed to delivering sustainable financial performance, we remain considerate of the material risks and opportunities involved in delivering value to our stockholders, brand partners, customers, vendors, associates and communities.

Following a long tradition of sound governance, our Board of Directors continues to develop, support and oversee the implementation of sustainable, stakeholder-centric practices consistent with the evolving governance environment, our stakeholders’ expectations, and the commitments we have made to them. Our Board is guided by our Corporate Governance Guidelines, which provide a framework for the governance of the Company. These guidelines address, among other things, the roles and responsibilities of our Board, the qualification and selection of directors, director orientation and education, board leadership, board structure, director time commitments and board process. Our Board reviews the Corporate Governance Guidelines, Committee charters and other governance policies annually and updates them as appropriate to address evolving corporate governance practices.

2	Bread Financial | 2024 Proxy Statement

Board Leadership

Our Board of Directors oversees and interacts with management to serve the long-term interests of the Company and our stockholders. In assessing these interests, the Board considers, as appropriate, the day-to-day needs of other stakeholders, including our associates and surrounding communities. Focus areas such as Company strategy, risk assessment and mitigation, cybersecurity, compliance, leadership development and succession, human capital management, operational performance, corporate governance, community investment and sustainability comprise the Board’s typical span of oversight.

Our bylaws require the Board of Directors to select a Board chair from among the directors and a chair for each Board committee, while our Corporate Governance Guidelines allow the Board to decide, in its business judgment, the appropriate leadership structure for our Company. The Board periodically reviews the Company’s leadership structure to determine what best serves the Company and our stockholders. The Board currently believes having a non-executive chair is best practice, and, since December 2009, a non-executive director has occupied the role of Board chair. This structure provides a clear and distinct separation between the Board Chair and our Chief Executive Officer and enables our CEO to focus on the day-to-day operation of our business.

The Board Chair, among other duties, presides over Board meetings and executive sessions, promotes the effective flow of constructive feedback between Board members and management, advises and counsels the CEO, assists in setting meeting agendas and facilitates Board communication with our stockholders. Assuming the stockholders elect our director nominees, Mr. Ballou will continue his term as our non-executive Board Chair.

Director Independence

We have adopted general standards for determining director independence that are consistent with the NYSE listing standards. For a director to be deemed independent, the Board of Directors must affirmatively determine that the director has no material relationship with us or our subsidiaries, affiliates or any member of our senior management or their affiliates. Our Board annually reviews the independence of its non-employee directors. In making this determination, the Board considers relationships and transactions during the past three years between each director or any member of their immediate family, on the one hand, and our company, our subsidiaries, affiliates and senior management, on the other hand. For relationships not covered by certain bright-line criteria set forth in the NYSE listing standards, the determination of whether the relationship is material and, therefore, whether the director would be independent, is made by the Board of Directors. Directors have an affirmative obligation to inform our Board of any material changes in their circumstances or relationships that may impact their designation as

“independent.” Additional independence requirements established by the SEC and the NYSE apply to members of the Audit Committee and Compensation & Human Capital Committee.

Our Board undertook a review of director independence and considered transactions and relationships between each of the director nominees and the Company (including our subsidiaries, affiliates and senior management). Among other things, the Board considers whether directors serve as officers or directors of other companies with which the Company engages in business or has some other form of relationship. As a result of its director independence review, the Board of Directors affirmatively determined that none of director nominees Ballou, Fawcett, Gerspach, Natarajan, St. Clair, Theriault, Tucker or Turney has a material relationship with the Company (including our subsidiaries, affiliates and senior management) and, therefore, each is independent as defined by the rules and regulations of the SEC and the listing standards of the NYSE.

Bread Financial | 2024 Proxy Statement	3

Board of Directors and Committees

We are managed under the direction of our Board of Directors. Under our bylaws, the size of our Board may be between six and twelve directors. Our Nominating & Corporate Governance Committee regularly assesses the appropriate size of the Board. We currently have eight directors, including seven non-employee directors. All directors are elected annually and serve a one-year term. Our Board has nominated an additional non-employee director, John J. Fawcett, for election to the Board at the 2024 annual meeting. Accordingly, assuming all director nominees are elected, nine directors will be elected at the annual meeting, and the size of the Board will be increased to nine.

During 2023, our Board of Directors met 7 times. Each of our directors attended at least 75% of the meetings of the Board and Board committees on which they served during such director’s tenure, other than Ms. St. Clair. Ms. St. Clair joined the Board in July 2023 and her absences related to scheduling conflicts with the existing Board calendar due to prior commitments. In accordance with our Corporate Governance Guidelines, we expect all director nominees to attend the annual stockholder meeting. All director nominees attended the 2023 virtual annual meeting of stockholders.

Our Board has four standing committees, consisting of the Audit Committee, Compensation & Human Capital Committee, Nominating & Corporate Governance Committee and Risk & Technology Committee. Our Board has adopted a written charter for each committee, which sets forth their respective roles and responsibilities. The charters for each of these committees, as well as our Corporate Governance Guidelines and our Codes of Ethics for our senior financial officers, our Board members and our associates, are posted on our website at www.breadfinancial.com.

Our Board has determined that all current members and nominees of each of our standing committees are independent and fulfill the requirements applicable to their designated committees. In addition, the Board has determined that all current members and nominees of the Audit Committee are financially literate and each of Mr. Ballou, Mr. Gerspach and Mr. Fawcett possesses accounting or related financial management expertise within the meaning of the NYSE listing standards and are Audit Committee financial experts within the meaning of applicable SEC rules.

4	Bread Financial | 2024 Proxy Statement

Members

Roger H. Ballou

John C. Gerspach, Jr. (Chair)

Timothy J. Theriault

*John J. Fawcett

Independent/
Financially Literate

Each member is independent
and financially literate.

Audit Committee
Financial Experts

Mr. Ballou, Mr. Gerspach and *Mr. Fawcett

*  If John J. Fawcett is elected as a director, he will serve on the Audit Committee after the 2024 annual meeting. Mr. Fawcett is independent, financially literate and an Audit Committee Financial Expert.

Roles and Responsibilities

The Audit Committee’s primary roles and responsibilities include:

• assisting our Board in fulfilling its oversight responsibilities with respect to the integrity of our consolidated financial statements; our compliance with legal and regulatory requirements; the independent registered public accounting firm’s qualifications and independence; the performance of our internal audit department and the independent registered public accounting firm; and our financial function, including annual operating budget, corporate debt and capital planning

• preparing the Audit Committee report included in this proxy statement

• reviewing our consolidated financial statements and related disclosures to be included in filings with the SEC

• appointing, compensating, and overseeing our independent registered public accounting firm

• approving audit and permissible non-audit services to be performed by our independent registered public accounting firm

• overseeing our internal audit function

• reviewing and approving related party transactions

• reviewing the audit practices, guidelines and policies of our bank subsidiaries

• reviewing certain business and client contracts of the Company and our bank subsidiaries, as well as proposed acquisition or divesture, merger, outsourcing or similar agreements exceeding certain thresholds

• establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters

• overseeing our finance function and reviewing significant finance-related policies

• providing risk oversight as set forth under the caption “Board’s Role in Risk Oversight” below

Bread Financial | 2024 Proxy Statement	5

Members Roger H. Ballou Joyce St. Clair Laurie A. Tucker Sharen J. Turney (Chair) Independent Each member is independent

Roles and Responsibilities

The Compensation & Human Capital Committee’s primary roles and responsibilities include:

• overseeing matters relating to executive compensation and our benefit plans, as well as strategies and policies related to human capital management

• annually reviewing the compensation levels of our executive officers

• reviewing and approving the compensation for our non-CEO executive officers

• evaluating the CEO’s performance and recommending for approval by the independent directors of the Board the compensation of our CEO

• reviewing and approving our compensation philosophy, programs and plans for associates

• reviewing and discussing with management our succession planning for key executive officers

• periodically reviewing director compensation practices and recommending appropriate revisions to the Board

• administering certain matters with respect to our equity-based compensation plans

• reviewing and recommending for approval by the Board our Compensation Recoupment Policy and administering such policy

• reviewing disclosure related to human capital management and executive and director compensation in our proxy statements and discussing the Compensation Discussion and Analysis annually with management

• reviewing management’s human capital management strategies, including initiatives, policies and practices related to recruiting, retention and career development and associate engagement and effectiveness

• reviewing our associate DEIB initiatives, policies and practices

• preparing the Compensation & Human Capital Committee report included in this proxy statement

• providing risk oversight as set forth under the caption “Board’s Role in Risk Oversight” below

Compensation & Human Capital Committee Interlocks and Insider Participation

No member of the Compensation & Human Capital Committee is or has ever been one of our officers or other associates. No interlocking relationship exists between our executive officers or the members of our Compensation & Human Capital Committee and the board of directors or compensation committee of any other company.

6	Bread Financial | 2024 Proxy Statement

Members

Rajesh Natarajan

Laurie A. Tucker (Chair)

Sharen J. Turney

* John J. Fawcett

Independent

Each member is independent

*  If John J. Fawcett is elected as a director, he will serve on the Nominating & Corporate Governance Committee after the 2024 annual meeting. Mr. Fawcett is independent.

Roles and Responsibilities

The Nominating & Corporate Governance Committee’s primary roles and responsibilities include:

• identifying qualified Board members

• recommending to the Board the director nominees for each annual stockholder meeting (or to fill vacancies), the composition of Board committees, the Board chair and the chair for each Board committee

• developing criteria for the selection of directors, including procedures for reviewing potential nominees proposed by stockholders

• reviewing with the Board the desired experience, mix of skills and other qualities, including diversity of race/ethnicity and gender, to assure appropriate composition of the Board

• reviewing and monitoring the size and composition of the Board and its committees

• developing a Board succession plan and making recommendations to the Board on director succession matters

• reviewing our Corporate Governance Guidelines to ensure they reflect best practices and recommending proposed changes to the Board

• administering and leading the Board in its annual self-assessment performance review of the Board and its committees

• overseeing compliance with our Code of Ethics and related ethics complaints

• overseeing our ESG and sustainability strategies, including the review of target, standards and metrics to track performance, and receiving reports and advising management on related strategies, policies, guidelines and programs

• overseeing our initiatives, programs, practices and formal reporting related to sustainability topics, including those related to climate change, human rights, social impact and other related matters

• providing risk oversight as set forth under the caption “Board’s Role in Risk Oversight” below

Bread Financial | 2024 Proxy Statement	7

Members John C. Gerspach, Jr. Rajesh Natarajan Joyce St. Clair Timothy J. Theriault (Chair) Independent Each member is independent

Roles and Responsibilities

The Risk & Technology Committee’s primary roles and responsibilities include:

• assisting our Board in fulfilling its oversight responsibilities with respect to (1) our Enterprise Risk Management (ERM) Framework, including our policies, guidelines and practices related to credit, market, liquidity, strategic, reputational, operational, compliance, model and other identified risks; and the performance of our risk management function, including our Chief Risk Officer and (2) our enterprise technology function, including our Chief Technology Officer

• overseeing our risk assessment and ERM governance

• reviewing and recommending to the Board for approval our ERM Framework and Enterprise Risk Appetite Statements

• reviewing and assessing our operation within our ERM Framework and our established risk appetite

• reviewing and assessing the alignment of our strategy and capital plans with our risk appetite statements

• reviewing and discussing with our Chief Risk Officer each of our bank subsidiaries’ risk assessment and risk management governance, practices, guidelines and policies, as well as related processes and methodologies

• monitoring risk management- and technology-related regulatory developments and trends

• reviewing and overseeing our compliance with applicable laws and regulations

• overseeing our enterprise technology function, including governance, planning and strategy

• overseeing cybersecurity and other information technology risks

• advising on significant enterprise technology projects, investments and expenditures

• providing risk oversight as set forth under the captions “Board’s Role in Risk Oversight” and “Board Oversight of Information Security and Cybersecurity” below

8	Bread Financial | 2024 Proxy Statement

Executive Sessions

We regularly conclude our Board meetings with executive sessions. In most instances, either the Board chair or the CEO leads the Board in a director-only executive session. After the CEO leaves the meeting, the Board chair then leads the non-management members of the Board in an executive session. Each committee meeting may also conclude, at the election of such committee members, with an executive session. At the conclusion of quarterly meetings of the Audit Committee, Mr. Gerspach, the committee chair, typically leads an executive session during which the Chief Financial Officer, the Vice President of Global Audit and representatives of the independent registered public accounting firm may each meet separately with the committee. At the conclusion of quarterly meetings of the Risk & Technology Committee, the committee typically meets with the Chief Risk Officer in executive session apart from management. The Compensation & Human Capital Committee meets in executive session to discuss compensation matters regarding the CEO. The Board and each of its standing committees meet in executive session to review and discuss the results of their respective annual evaluations.

Board and Committee Evaluations

Our Board conducts an annual evaluation of the Board and its committees, which is administered and overseen by the Nominating & Corporate Governance Committee. As part of the Board evaluation, each director completes a written questionnaire on an anonymous, unattributed basis that is designed to assess the Board’s performance and to solicit feedback for improving Board effectiveness. Directors consider various topics related to Board composition, structure, effectiveness and responsibilities, as well as the overall mix of skills, experience, diversity and backgrounds represented on the Board. In addition, each Board committee conducts a similar evaluation to assess committee performance and effectiveness, the results of which are reviewed by the respective committees in executive session and reported to the Board. The Board meets in executive session to discuss the evaluation results, including input received from the committees. Following such discussion, the Board takes action, either directly or with the assistance of management, to implement changes as appropriate to address feedback and any areas of concern identified in the evaluation process. In 2023, the Nominating & Corporate Governance Committee supplemented its annual evaluation process by engaging an independent third party to interview each director and gain additional insight, as set forth in more detail below.

Annual Evaluation Process

REVIEW OF PROCESS Our Nominating & Corporate Governance Committee annually examines our evaluation process, determining the appropriate format, approach and questions to ensure process effectiveness	▶

QUESTIONNAIRE

Directors provide written responses to the Board and committee evaluations on an anonymous, unattributed basis, assessing performance and effectiveness and identifying areas for improvement

		▶	SUMMARY OF RESULTS The General Counsel provides summarized results to the Board and each committee. The results are discussed with the full Board and each committee during executive sessions	▶	FOLLOW UP Evaluation results that require follow up or identify areas for improvement are considered and implemented, as appropriate

Bread Financial | 2024 Proxy Statement	9

2023 Individual Director Interviews with Third-Party Facilitator

DIRECTOR INTERVIEWS

In 2023, the Nominating & Corporate Governance Committee supplemented its annual evaluation process by engaging an independent third party to conduct candid, one-on-one interviews with each director to gain additional insight on, among other things, individual director performance, Board and committee performance and effectiveness and board dynamics

▶

INDIVIDUAL DIRECTOR FEEDBACK

The third party synthesized the results and comments from the interviews and had subsequent conversations with each director to provide individualized feedback from the evaluation process

▶

BOARD DISCUSSION/FEEDBACK

The third party also met with the full Board in executive session to review the results and feedback regarding the Board and discuss any opportunities identified through the interview and evaluation process

Feedback Incorporated

Over the past few years, feedback from the Board evaluation process has led to, among other things:

•	engaging an independent third-party to facilitate individual director evaluations

•	an annual dedicated Board retreat focused on the Company’s strategy

•	Board refreshment and changes in Board composition

•	addition of directors with financial experience, as well as expertise in areas critical to our business strategy and operations

•	outside presentations on emerging risks, industry trends, competitive environment and other topics of interest
•	enhancements to our director onboarding and education program

•	ongoing improvements of materials and information provided to the Board

•	diversification of the location of Board meetings

•	more frequent updates and additional information provided on our bank subsidiaries

•	additional time allocated for discussions

•	periodic check-ins by our Board Chair with individual directors

10	Bread Financial | 2024 Proxy Statement

Director Selection Process

Identifying and Evaluating Candidates for Directors

The Nominating & Corporate Governance Committee is responsible for reviewing with the Board the qualifications for Board membership and for identifying, assessing and recommending qualified candidates for the Board’s consideration. The committee developed and maintains a skills matrix that is based on the Company’s strategic plan and is reviewed and updated on a regular basis. The skills matrix assists the committee in its consideration of existing directors and potential candidates to ensure the Board has the appropriate balance of experience, skills and attributes.

The committee uses a variety of methods for identifying and evaluating potential director candidates, including third-party search firms, recommendations from current Board members, senior executives and stockholders, and research using subscription-based portal resources. Regardless of the method used, the Board has committed to ensuring that every pool from which Board nominees are chosen includes women and underrepresented minority candidates. The committee will consider all candidates identified through the methods described above, and will evaluate each of them, including incumbent directors and candidates recommended by stockholders, based on the same criteria.

The committee conducts comprehensive reviews and assessments of potential candidates and discusses their qualifications and expected contributions to the Board during committee and Board meetings. Any candidates that advance from this process are interviewed by members of the Nominating & Corporate Governance Committee and other Board members, including the Chair. The committee recommends favorable candidates to the Board for approval.

Director Qualifications and Nominations to the Board

There are no firm prerequisites to qualify as a candidate for our Board of Directors, but we seek a diverse group of directors who possess the requisite background, knowledge, experience, expertise and time, as well as, where appropriate, diversity with respect to race/ethnicity and gender, and who will strengthen and increase the diversity, skills and qualifications of our Board. When selecting director nominees, the Nominating & Corporate Governance Committee also considers other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, and the need for Audit Committee or other particular expertise. We seek director candidates who have sufficient time to make a significant contribution to our Board, to our Company and to our stockholders. Each member of our Board is expected to ensure that other existing and planned future commitments do not materially interfere with their service as a director. Directors are expected to attend meetings of the Board and the Board committees on which they serve and to spend the time needed to prepare for meetings.

When determining the slate of directors, the Nominating & Corporate Governance Committee considers current Board members as well as potential candidates identified through the methods mentioned above. After completing a thorough evaluation of current directors and any potential candidates, the committee provides its recommendations to our Board for review and approval. After careful consideration, the Board will determine the director nominees to recommend to our stockholders for election or re-election at our annual stockholder meeting.

Bread Financial | 2024 Proxy Statement	11

Board Refreshment

Our Board has maintained an active and successful Board refreshment process, with 7 new directors nominated since 2019, increasing the Board’s diversity and providing it with a strong mix of experience, skills and backgrounds.

Board Refreshment Process

Evaluate current Board composition, update skills matrix and identify qualities sought

Identify diverse pool of candidates through third-party search firms, recommendations from directors, senior executives and stockholders and research using subscription-based portals

Assess pool of candidates together with incumbents to balance continuity, knowledge, skills, experience, qualities and perspectives.

Nominating & Corporate Governance Committee conducts comprehensive evaluations and favorable candidates are interviewed and recommended to the Board for approval

Board reviews and recommends nominees to stockholders for election at an annual meeting or may appoint to Board during year

7 NEW DIRECTORS NOMINATED TO THE BOARD SINCE 2019

Board Diversity

65 yrs

AVERAGE AGE OF DIRECTOR NOMINEES

33.3%

OF DIRECTOR NOMINEES ARE WOMEN

6.4 yrs

AVERAGE TENURE OF DIRECTOR NOMINEES

11%

OF DIRECTOR NOMINEES ARE RACIALLY DIVERSE

12	Bread Financial | 2024 Proxy Statement

Stockholder Recommendations and Nominations of Director Candidates

In addition to other methods for identifying director candidates described above, our stockholders may recommend or nominate one or more persons for election to our Board of Directors in accordance with the requirements discussed below.

Stockholder Recommendations. Stockholders who wish to recommend a prospective nominee for our Nominating & Corporate Governance Committee to consider for election to our Board may notify our Corporate Secretary in writing with whatever supporting material the stockholder considers appropriate. Recommendations should be addressed to: Joseph L. Motes III, Corporate Secretary, Bread Financial Holdings, Inc., 7500 Dallas Parkway, Suite 700, Plano, Texas 75024.

Stockholder Nominations. Stockholders may nominate one or more persons for election to our Board at an annual meeting of stockholders if the stockholder complies with the nomination requirements set forth in our bylaws and any applicable rules and regulations of the SEC. For additional information on the process and deadlines for director nominations by stockholders, see

“Additional Information – What is the deadline for submitting proposals, including director nominations, for our 2025 annual meeting” below.

Section 3.4 of our bylaws sets forth an advance notice procedure for director nominations that are not submitted for inclusion in the proxy statement but that a stockholder instead wishes to present at an annual meeting. Such nominations will not be included in the proxy statement and form of proxy distributed by our Board of Directors.

Further, Section 3.5 of our bylaws provides proxy access rights that permit eligible stockholders to nominate persons for election to our Board in our proxy statement. These proxy access rights permit any stockholder, or group of up to 20 stockholders, owning continuously for at least 3 years shares of our company representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, to nominate and include in our proxy materials director nominees constituting up to 20% of our Board, provided that the stockholder(s) and the nominee(s) satisfy the requirements set forth in our bylaws.

Director Succession and Retirement Policy

Director succession planning is also a focus of the Nominating & Corporate Governance Committee with an emphasis on striking a balance between board refreshment and the need for new or additional skill sets, with maintaining the institutional knowledge about our business and operating history. Our Corporate Governance Guidelines provide for a mandatory retirement age of 75, but allow directors turning 75 to complete their term. Our guidelines also allow our Board of Directors to nominate for re-election a director who has surpassed the age of 75 if it is in the best interests of the Company and its stockholders.

Within the next few years, two of our current Board members, Mr. Ballou (age 73) and Mr. Gerspach (age 70), will reach our mandatory retirement age of 75. Mr. Ballou is our Board Chair and serves on our Audit Committee and Compensation & Human Capital Committee and Mr. Gerspach is the Chair of our Audit Committee and also serves on our Risk & Technology Committee. With this in mind, our Nominating & Corporate Governance Committee has been actively engaged in director succession planning to help ensure the Board is well-positioned with directors who have the appropriate leadership, expertise and other valuable attributes that these directors currently provide.

Bread Financial | 2024 Proxy Statement	13

Director Service on Other Public Company Boards

Pursuant to our Corporate Governance Guidelines, directors must advise the Board Chair in advance of accepting any invitation to serve on another public company board. Our directors are also prohibited from serving on more than four other public company boards, and our CEO may not serve on more than one other public company board. Further, a director who serves on the Audit Committee cannot simultaneously serve on more than two other public company audit committees. These provisions are in place to help ensure directors are able to comply with our expectations on a director’s time and availability.

Director Orientation and Education

We have a director orientation program that familiarizes new directors with our business, and includes presentations by senior management on several areas, including director duties, applicable securities laws, as well as our policies, key associates, strategic plans, financial reporting, Code of Ethics and auditing processes. All directors are invited to attend the orientation presentations. In addition, our directors are assigned certain of our associate training courses relating to, among other topics, our Code of Ethics, information security, privacy, insider trading and regulatory compliance.

For ongoing director education, outside experts are periodically invited to present to the Board on various topics of interest to help enhance our directors’ knowledge and keep them current on corporate and other developments relevant to our business and to their work as directors. Board members are also regularly informed of upcoming director education courses and encouraged to attend such courses as they deem appropriate.

Board’s Role in Risk Oversight

Our Board of Directors, as a whole and through its committees, maintains responsibility for the oversight of risk management, including monitoring the “tone at the top” and our risk culture and overseeing emerging and strategic risks. Our Board exercises this oversight both directly and indirectly through its four standing committees, each of which is delegated responsibility for risks within their respective areas of oversight. Our CEO and other senior leaders regularly report to the Board and its committees to discuss risks, including credit risk, market risk, liquidity risk, operational risk (including cybersecurity matters), compliance risk, model risk and reputational risk. These reports, along with reports from each Board committee regarding topics discussed at meetings, assist in the Board’s oversight of risk. On at least an annual basis, our Board reviews our long-term strategic plans, including discussion of strategic, operational and competitive risks.

14	Bread Financial | 2024 Proxy Statement

The chart below provides an overview of the allocation of risk management responsibilities among each of the Board committees.

Committees	Primary Areas of Risk Oversight

Risk & Technology Committee

• provides oversight on our enterprise risk management framework, including significant enterprise risk management-related strategies, guidelines, policies and risk limits

• provides oversight on our enterprise technology function, including governance, planning and strategy

• evaluates risk information provided by our Chief Risk Officer and reports to the Board those material risks that might adversely affect the achievement of our strategic, financial, compliance, operational and enterprise objectives

• monitors and evaluates trends and developments in technology, as well as industry trends, that may affect our strategic plans

• reviews and assesses whether we are operating in accordance with our established risk appetite and assesses the alignment of our strategy and capital plans with our risk appetite statements

• meets with senior executives and receives reports on risk topics, including, regulatory examination reports, enterprise technology, cybersecurity and physical security, privacy compliance, disaster recovery plans and procedures, operational risk, fraud management, and data-related risks

• provides oversight on the Company’s compliance with applicable laws and regulations

• reviews risk assessment and risk management governance and practices at our bank subsidiaries

• provides oversight as set forth under the caption “Board Oversight of Information Security and Cybersecurity” below

Audit Committee

• provides oversight on risks relating to the Company’s consolidated financial statements, financial reporting and accounting processes and controls

• provides oversight on our finance function, including annual operating budget, corporate debt and capital planning

• reviews with management matters related to the effectiveness of the Company’s operational risk management control environment and the status of corrective actions

• together with the Risk & Technology Committee, reviews the Company’s major financial risk exposures and management’s response to monitor and control such exposures, including financial risks relating to litigation or other legal, regulatory or compliance matters

• together with the Risk & Technology Committee, reviews key guidelines and policies governing the Company’s significant processes for risk assessment and risk management

Compensation & Human Capital Committee

• provides oversight on risks related to compensation matters, including the design of our compensation programs to ensure they align the interests of participants with those of our stockholders and provide safeguards against and do not promote excessive risk-taking by program participants

• approves performance targets and ranges in our annual and long-term incentive programs and the subsequent achievement of previously-approved performance targets

• provides oversight on risks related to human capital management, including recruiting, retention and career development, DEIB and management succession planning

Nominating & Corporate Governance Committee

• provides oversight on risks related to corporate governance, including governance matters that could impact the Company’s performance or reputation or that are of concern to stockholders, including board composition, diversity and refreshment, director succession planning and corporate ethics

• provides oversight on risks related to ESG and sustainability issues, including climate change, human rights, social impact and other related matters

Bread Financial | 2024 Proxy Statement	15

Board Oversight of Information Security and Cybersecurity

Protecting our clients’, customers’ and associates’ personal information and maintaining the security of our systems and networks are priorities at Bread Financial. Our Board is committed to ensuring that the Company has effective controls and protections to maintain the trust of our clients, customers and associates in an evolving environment.

Our Board considers cybersecurity risk to be a critical part of its risk oversight function and has delegated to the Risk & Technology Committee primary oversight of cybersecurity and other information technology risks, including oversight of management’s implementation of our cybersecurity risk management program. The Audit Committee also reviews cybersecurity matters as part of its oversight of major financial risk exposures.

The Risk & Technology Committee receives regular reports from management on our cybersecurity risks as well as updates on, among other things, the evolving threat environment, vulnerability assessments, and management’s efforts to monitor, detect and prevent cyber threats to the Company. In addition, management updates the committee, as necessary, regarding any material cybersecurity incidents, as well as any incidents with lesser impact potential. The Risk & Technology Committee periodically reports to the Board regarding its activities, including those related to cybersecurity. Board members receive presentations on cybersecurity topics from our Chief Information Security Officer (CISO) or external experts as part of the Board’s continuing education.

Our management team, including our CISO, Chief Risk Officer and Chief Operational Risk Officer, is responsible for assessing and managing our material risks from cybersecurity threats. Our management team has primary responsibility for our overall cybersecurity management and supervises both our internal cybersecurity personnel and our retained external cybersecurity consultants.

We maintain an information and cybersecurity risk management program that is designed to protect the confidentiality, integrity and availability of critical information and information systems. The program is designed based on the National institute of Standards and Technology Cybersecurity Framework. We use this framework as a guide to help us identify, assess, and manage cybersecurity risks relevant to our business. Our cybersecurity risk management program is integrated into our overall enterprise risk management program, and shares common methodologies, reporting channels and governance processes that apply across the enterprise risk management program to other legal, compliance, strategic, operational, and financial risk areas.

Our cybersecurity risk management program includes:

•	risk assessments designed to help identify material cybersecurity risks to our critical systems, information products, services, and our broader enterprise IT environment

•	A security team principally responsible for managing our cybersecurity risk assessment processes, our security controls, and our response to cybersecurity incidents

•	The use of external service providers, where appropriate, to assess, test, train or otherwise assist with aspects of our security controls

•	Security tools deployed in the IT environment for protection against and monitoring for suspicious activity

•	Cybersecurity awareness training of our associates, including incident response personnel and senior management

•	A cybersecurity incident response plan that includes procedures for responding to cybersecurity incidents

•	A third-party risk management process for service providers, suppliers and vendors

16	Bread Financial | 2024 Proxy Statement

Board Oversight of Strategy

Our Board and its committees are actively engaged with management to provide guidance on, and oversight of, the Company’s corporate strategy. The Board oversees strategy and strategic risk through robust and constructive engagement with management, taking into consideration the Company’s key priorities, trends impacting our business, regulatory developments and innovations and disruptors in our industry. The Board has an annual strategic planning retreat, which includes presentations from senior management regarding strategic plans and priorities for the business, and discussions on risks and opportunities facing the Company. In addition, various elements of our strategy are regularly discussed at meetings of the Board and its committees. To assess performance against the Company’s strategic plans, the Board receives regular updates on progress and execution and provides direction to senior management throughout the year.

Management Oversight of Risk

Our management is responsible for the day-to-day handling of risks our Company faces and implementing and supervising risk management processes and policies. We have a comprehensive Enterprise Risk Management (ERM) program that is designed to ensure that all significant risks are identified, measured, monitored and addressed. Our ERM program reflects our risk appetite, governance, culture and reporting. We manage enterprise risk using our Board-approved ERM Framework, which includes board-level oversight, risk management committees, and a dedicated risk management team led by our Chief Risk Officer. Our Chief Risk Officer is responsible for establishing and implementing standards for the identification, management, measurement, monitoring and reporting of risk on an enterprise-wide basis. The Chief Risk Officer regularly reports on risk management matters to the Risk & Technology

Committee as well as the Risk and Compliance Committees of our bank subsidiaries.

We also operate several internal management risk committees to oversee our risks, including a Bank Risk Management Committee and an IT Governance Committee at each of our bank subsidiaries. The Bank Risk Management Committees and IT Governance Committees are the highest-level management committees at our bank subsidiaries to oversee risks and are responsible for risk governance, risk oversight and making recommendations on the risk appetite for our bank subsidiaries. Each of our internal management risk committees provides risk governance, risk oversight and monitoring for their respective risk category(ies) of responsibility. Each committee reviews key risk exposures, trends and significant compliance matters and provides guidance on steps to monitor, control and escalate significant risks.

Bread Financial | 2024 Proxy Statement	17

Certain Relationships and Related Party Transactions

Since the beginning of the last fiscal year, the Company has not entered into any transactions, nor are there any proposed transactions, in which the Company was, or is to be, a participant and in which any related person had or is expected to have a direct or indirect material interest.

Our Board of Directors has adopted a written Related Party Transactions Policy, which prohibits us from entering into any “related party transaction” unless the Audit Committee approves such transaction in accordance with the guidelines set forth in the policy, or the transaction is approved by a majority of disinterested directors of the Company. In approving any related party transaction, the Audit Committee must determine that the transaction is beneficial to the Company and the terms of the related party transaction are fair to the Company.

Our Related Party Transactions Policy defines a “related party” to include directors, director nominees, executive officers, five percent or greater stockholders of the Company or an immediate family member of any of these persons. A “related party transaction” includes any transaction or series of related transactions in which: (1) the Company, or any of its subsidiaries, is a participant, (2) the aggregate amount exceeds $120,000 and (3) the related party has or will have a direct or indirect material interest.

Our Related Party Transactions Policy deems the following transactions to be pre-approved and does not require further review:

(1)	compensation of directors that has been approved in accordance with the Compensation & Human Capital Committee charter;

(2)	employment and compensation of an executive officer that has been approved in accordance with the Compensation & Human Capital Committee charter;
(3)

a transaction in which the interest of the related party arises solely from the ownership of a class of the Company’s equity securities and all holders of that class receive the same benefit on a pro rata basis;

(4)	transactions involving certain indemnification payments and payments under directors and officers liability insurance policies;

(5)	a transaction in which the rates or charges involved therein are determined by competitive bids;

(6)	a transaction that involves services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services; and

(7)	certain company charitable contributions.

At each Audit Committee meeting, management recommends any related party transactions, if applicable, to be entered into by the Company. After review, the Audit Committee approves or disapproves such transactions and at each subsequently scheduled meeting, management is required to update the Audit Committee as to any material change to those approved transactions. If management becomes aware of an existing related party transaction that has not been pre-approved by the Audit Committee, management must promptly notify the chair of the Audit Committee and the Audit Committee will review and determine whether to ratify such transaction. The Audit Committee establishes such guidelines as it determines are necessary or appropriate for management to follow in its dealings with related parties in related party transactions.

18	Bread Financial | 2024 Proxy Statement

Investor Engagement

Engagement with our stockholders and our debtholders remains an important part of our corporate governance practices and is essential to our commitment to transparency.

Our Board and management value the insights, opinions and feedback of our stockholders and other stakeholders. In addition to regularly engaging in dialogue with stockholders through quarterly earnings calls, investor meetings and conferences and other communication channels, we also proactively engage with our stockholders and debtholders throughout the year to discuss matters relevant to our business. Investor interactions most frequently involve our CEO, CFO and/or investor relations team, but other members of management, including our General Counsel, Chief Sustainability Officer and executive compensation team, as well as our Board Chair, also met with our stockholders in 2023. Our Board and our Compensation & Human Capital Committee receive regular updates throughout the year from our investor relations team and management on our investor engagement and feedback received from stockholders and other investors. This engagement allows us to:

•	provide visibility and transparency into our business, including our corporate governance, ESG and compensation practices;

•	share our perspectives on issues that are important to our investors and better understand their views and expectations and answer any questions they may have; and

•	use the information and viewpoints gathered in our discussions with stockholders to help inform our priorities, strategies and practices.

Bread Financial | 2024 Proxy Statement	19

2023 Engagement

We continued to increase our investor engagement in 2023, demonstrating our ongoing commitment to transparency and our desire to engage in two-way dialogue with our investors.

Contacted investors representing approximately 80% of our common stock	Investors representing approximately 63% of our common stock responded and engaged	Engaged with approximately 150 discrete equity investors

Engaged with approximately 100 discrete debt investors	CFO met with over 200 discrete equity and debt investors	CEO met with over 80 discrete equity and debt investors

Attended 11 industry conferences	Held 11 non-deal roadshows	Held 15 meetings with ratings agencies

Investors representing approximately 41% of our common stock engaged on executive compensation issues	Investors representing approximately 43% of our common stock engaged on ESG-related issues	Board Chair met with investors representing approximately 18% of our common stock

Key Topics Discussed

•  business strategy and outlook

•  board composition and succession planning

•  risk management

•  ESG/sustainability

•  corporate governance

•  data privacy and security

•  executive compensation, including response to our annual say-on-pay votes

20	Bread Financial | 2024 Proxy Statement

Timeline of Annual Stockholder Engagement

We believe that stockholder engagement is an ongoing process that should occur throughout the year during multiple touchpoints. The following provides an overview of our engagement process throughout the year:

Engagement Process

Early Spring

Publish our proxy statement and annual report; offer to engage with stockholders on executive compensation and other matters that stockholders may wish to discuss in advance of our annual meeting

Mid-Spring Annual meeting of stockholders; analyze voting results following the annual meeting to evaluate stockholder support	Summer Publish our ESG Report; outreach to stockholders to share our ESG Report with them and engage on ESG-related matters	Fall/Winter Seek to engage with institutional stockholders, which we have found is a better time of year for these stockholders to engage with us on a broad range of topics

Throughout the year, engage with stockholders in one-on-one meetings and during conferences, road shows and earnings calls

Say-on-Pay Responsiveness

At our 2023 annual meeting of stockholders, we held an advisory vote on our 2022 executive compensation program, and approximately 75% of the votes cast were in support of the program. While still representing significant support for our compensation practices, we were nonetheless disappointed in the results of last year’s say-on-pay vote, and we are focused on understanding and responding to our stockholders’ feedback reflected in this vote.

As referenced above under “—2023 Engagement,” we engaged in proactive and extensive outreach with investors in 2023. Through our engagement efforts, we sought to elicit stockholders’ perspectives related to our executive compensation program, including program design elements, and specific actions to inform appropriate responses to the say-on-pay vote. Stockholders representing approximately 41% of our common stock did engage with us on compensation-related matters, and the feedback received during these meetings was then shared and discussed with the Compensation & Human Capital Committee.

A detailed discussion regarding the feedback we heard from stockholders, and how we are responding, can be found under “Compensation Discussion and Analysis—Say-On-Pay and Stockholder Engagement” beginning on page 56 below.

Communications with the Board of Directors

Our Board of Directors has adopted a process for stockholders and other interested parties to communicate with the Board or any individual director. Stockholders and other interested parties may send communications to the Board or any individual director in care of Joseph L. Motes III, Corporate Secretary, Bread Financial Holdings, Inc., 7500 Dallas Parkway, Suite 700, Plano, Texas 75024. All communications will be compiled and submitted to the Board or the individual directors on a periodic basis. The Corporate Secretary, however, reserves the right not to forward any abusive, threatening, or otherwise inappropriate communications.

Stockholders and other interested parties may also submit questions or comments to the Board through our Ethics Office by email at CorporateEthics@breadfinancial.com or, on an anonymous basis if desired, through the Ethics Helpline at (877) 217-6218 or www.breadfinancial.ethicspoint.com. Concerns relating to accounting, internal control over financial reporting or auditing matters will be brought to the attention of the Audit Committee and handled in accordance with our procedures with respect to such matters.

Bread Financial | 2024 Proxy Statement	21

Code of Ethics

Our Board has adopted a Code of Ethics that applies to our associates, officers and directors, and provides an overview of policies and procedures and guidance for behaving ethically and responsibly. In addition, our Board has adopted a Code of Ethics for Senior Financial Officers and a Code of Ethics for Board Members, which supplement the Code of Ethics and provide additional guidance applicable to those designated individuals. Each of these Codes of Ethics is posted on our website at www.breadfinancial.com. A copy of each is also available upon written request directed to Joseph L. Motes III, Corporate Secretary, Bread Financial Holdings, Inc., 7500 Dallas Parkway, Suite 700, Plano, Texas 75024. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to or waiver from a provision of our Code of Ethics for designated officers or directors by posting such information on our website.

Political Contributions and Activity

Engagement in political, legislative and regulatory processes can be important to the success of the Company. The Company works to educate government officials and impact legislative and regulatory matters (at the federal, state and local levels) on issues important to the best interests of the Company and its associates, customers, and brand partners. This effort often involves working with industry partners and outside consultants and, at times, engaging directly with government officials and their staffs. We have adopted a Political Contributions and Activity Policy that sets forth the ways by which the Company and its associates may participate in political, legislative and regulatory processes. All Company political contributions and activities comply with applicable laws, and we disclose our contributions publicly as required by law.

Eligible associates may also voluntarily participate in the political process by supporting the Company’s non-partisan political action committee (PAC), which is governed by comprehensive federal regulations that require the filing of reports with the Federal Election Commission among other reporting and disclosure requirements. Our General Counsel provides oversight for the Company’s political engagements. For further information, please see our Political Contributions and Activity Policy, available on our website at www.breadfinancial.com.

22	Bread Financial | 2024 Proxy Statement

CEO and Key Executive Succession Planning

Our Board recognizes the importance of identifying and developing executive talent to ensure we continue to have effective executive leadership in place both now and in the future. The Board has delegated to the Compensation & Human Capital Committee the responsibility to review and discuss with management our succession planning for key executive officers.

At least annually, the Board reviews the Company’s leadership pipeline and talent and management succession planning with the CEO. Our CEO meets with his direct reports at least annually to review potential successors for key executive positions, identifying and assessing each such potential successor’s relevant experience, strengths and skills as well as any areas where additional development may better prepare an individual for a future role. Where appropriate, development plans to address any gaps in skills or other attributes of such successors are also reviewed to ensure that potential successors are well-equipped for the role to which they might be elevated. Our CEO then meets with our Board in executive session to discuss and provide recommendations and assessments of potential successors for key executive positions.

Our independent directors also meet in executive session, either with our Chief People & Culture Officer or using reports and information provided, to discuss and plan for CEO succession. Our Board makes sure it has sufficient opportunities to meet with, and assess development plans for, potential CEO and key executive successors, including through management presentations to the Board and committees, attendance at Board meetings, our annual Board strategy retreat, and periodic informal meetings and communications.

Trading in Company Securities

We have insider trading policies that prohibit our directors, executive officers and associates from engaging in hedging transactions with respect to Bread Financial securities. We further prohibit our directors, executive officers and certain other senior leaders and individuals (covered persons) from trading in puts or calls or engaging in short sales with respect to Bread Financial securities and from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. These covered persons are also subject to other trading restrictions, including the ability to trade in Company securities only during designated trading windows and the requirement to pre-clear with the General Counsel’s office all transactions in Company securities, including entering into any Rule 10b5-1 trading plans.

Bread Financial | 2024 Proxy Statement	23

Commitment to Sustainability

Our Board of Directors is committed to sustainability, including integrating ESG principles into our business strategy in ways that optimize opportunities to make positive impacts while advancing long-term financial and reputational goals. Management’s approach to sustainability focuses on ethics and integrity, risk management, and seeking out proactive initiatives that add value to our business and stakeholders. As our business has transformed over the years, our culture of caring and doing the right thing has deliberately evolved into a principled, stakeholder-driven approach, that serves as the underpinning of our sustainability strategy. We hold ourselves accountable to our stakeholders and the pillars of that strategy, while also aligning with relevant global frameworks. Our mission is to challenge the status quo in financial services solutions by delivering simple, smart products backed by a seamless experience to our customers and partner base.

Sustainability Highlights for 2023

44%	women senior leaders (director level and above)	$8M	community investment

100%	renewable energy sourced at our headquarters in Columbus, Ohio	$7.5M	new commitments to support small businesses

24	Bread Financial | 2024 Proxy Statement

Sustainability Strategy and Oversight

Strategy and Governance

Businesses are facing increasing scrutiny and elevated expectations from their stakeholders surrounding their role and ability to address the world’s complex environmental and social issues, as well as demonstrate comparable and consistent measures of their impact. To that end, sustainability has evolved into a strategic priority for Bread Financial as we position ourselves effectively for the future. By accounting for and integrating environmental, social and governance strategies with that of our overall business, we are better able to: mitigate risk; drive innovation and operational efficiency; attract and retain talent; enhance reputation and brand value; and strengthen stakeholder relationships. We believe our ability to create long-term value for all our stakeholders is linked to our effective management of environmental, social and governance issues. To that end, our sustainability strategy has evolved to more deeply embed these priorities into our business strategy and operations.

In 2023 we conducted our fourth materiality assessment. The purpose of the assessment was to engage internal and external stakeholders on corporate responsibility topics. The findings help Bread Financial validate and inform our sustainability strategy and focus those initiatives that maximize impact for the business and our stakeholders.

Through an online anonymous survey, participants were asked to rank the importance of 21 topics. High-level outcomes of the analysis are included below. Complete results will be published in our 2023 Sustainability Report. While not every topic presented can be deemed highly important, all are relevant to our sustainability commitments and activities. We will continue to manage them as required, in line with the expectations of our customers, partners, investors, associates and other key stakeholders.

Top 5 Topics:	Bottom 5 Topics:

Business Ethics and Integrity Customer Privacy, Cybersecurity Customer Satisfaction Fair & Responsible Banking Risk Management and Compliance	Greenhouse Gas Emissions Low Carbon Products and Services Physical Climate Risk Renewable Energy Water Management

The five tenets of our sustainability strategy:

Bread Financial | 2024 Proxy Statement	25

Managing Our Business Responsibly

Sustainability Governance

Our Board of Directors is responsible for overseeing the successful implementation of our sustainability strategy and receives at least biannual updates on key environmental and social priority topics. Our Nominating & Corporate Governance Committee provides oversight on our ESG and sustainability strategies and consults with management on related initiatives, policies, guidelines, programs and practices. Our Compensation & Human Capital Committee provides oversight on human capital management strategies and also reviews our DEIB initiatives, policies and practices on a quarterly basis. Our Compensation & Human Capital Committee, along with our Board of Directors, receives regular updates from senior management and third-party consultants on human capital trends and developments, and other key human capital matters that drive our ongoing success and performance.

We believe that strong governance related to ethics and integrity, risk management and compliance, and business continuity supports the long-term success of our Company, building trust and credibility with our stakeholders. We have a long history of excellence in corporate governance and compliance practices, including an emphasis on accountability and authenticity in line with our values. In 2022, we developed our Sustainability Framework, which helps us more effectively manage and optimize opportunities to make positive environmental, social, and governance impacts, while advancing our long-term financial and reputational goals and focusing on stakeholder value creation.

Our Sustainability Framework covers:

•	Roles, Responsibilities, and Accountability

•	Management
•	Assessment

•	Internal and External Reporting

Our strong governance over social and environmental topics is reflected in many of our policies and practices, including our Corporate Governance Guidelines, Codes of Ethics for our associates, senior financial officers and Board members, Environmental Policy Statement, Human Rights Statement and Supplier Code of Conduct. Our Code of Ethics outlines the values and principles we agree to embody, maintain and protect, and provides guidance to help us make sound decisions and perform our duties ethically and responsibly. If unethical conduct is suspected, we encourage associates to speak up and report it through a variety of channels, including Bread Financial’s Ethics Helpline, which is operated by an independent third-party and available 24/7 to all stakeholders.

We continue to embed sustainability into our ERM program, risk assessment and audit process. Our robust ERM program helps ensure we maintain strict control of data security to safeguard the privacy of our customers and brand partners and comply with all applicable laws and regulations governing our business. Our risk management teams coordinate with subject matter experts throughout the business to identify, monitor and mitigate material risks. These teams maintain disciplined testing programs and provide regular updates to the Board. We leverage sophisticated encryption configurations and cybersecurity technologies on our systems, devices and third-party connections and further review vendor encryption to ensure proper information security safeguards are maintained.

26	Bread Financial | 2024 Proxy Statement

Empowering Customers

Customers

Bread Financial creates opportunities for our customers through digitally-enabled choices that offer ease, empowerment, financial flexibility and exceptional customer experiences. Our digital offerings and market-leading payment, lending and saving solutions are relevant across generational segments and provide flexibility to meet consumers’ evolving payment needs. Our strategy is rooted in driving best-in-class experiences and building trust through choices that offer ease to customers, to both meet them where they are and provide solutions to help them on their financial journeys.

Creating a seamless, secure and value-added customer experience is critical to the success of our financial services business. We consistently monitor and gather real-time customer insights and feedback across customer financial journeys to ensure our services match our standards. We leverage these insights to better understand, anticipate and respond to the needs of both our customers and associates. Our goal is to consistently create personalized and effortless experiences across all channels.

Bread Financial recognizes that we are uniquely qualified to help promote financial wellness and help our customers, associates and communities meet their financial goals. We empower people by providing education and training, expanding access to financial literacy tools, supporting community programs, and exercising fair and responsible banking. We are an active member of Financial Health Network, an organization of business leaders, policy makers and innovators working together to improve financial health for everyone. Helping individuals make informed decisions that allow them to thrive financially is part of our mission at Bread Financial.

Strategic vision for financial wellness:

Design and deliver solutions that support and improve financial wellness for all.

Bread Financial continues to build out a comprehensive financial wellness platform to deliver content and tools that support our customers and associates in their decision-making. In 2023, we launched the Financial Education Hub on breadfinancial.com with 50+ articles on a wide range of personal finance topics. One of our brand partners is linking their site to the Hub and rewarding customers for educating themselves through the articles.

We were certified as a Center of Excellence by BenchmarkPortal for the quality of our customer service operations for the 18th time since 2003. BenchmarkPortal awards this designation to customer service contact centers that rank in the top 10% of those surveyed, demonstrating superior performance on both cost- and quality-related metrics compared with industry peers.

Engaging our Associates

Associates

As of December 31, 2023, we employed approximately 7,000 associates worldwide, with the majority concentrated in the United States. We prioritize transparency and open communication with our associates, continuously listening and acting on their feedback, including through our annual Associate Survey, more frequent pulse surveys and other communications. We maintain a culture of engagement, working to recognize and reward our associates through various initiatives and recognition platforms that help drive retention.

As of December 31, 2023, approximately 63% of our total workforce and 44% of our senior leaders were female, while approximately 44% of our total workforce and 15% of our senior leaders were minorities, respectively.

We leverage our “Empowered to Thrive” associate value proposition to consistently deliver personalized and fulfilling experiences for our associates. The framework aligns with our vision, mission, values and brand promise to our customers.

Bread Financial | 2024 Proxy Statement	27

Our “Empowered to Thrive” Associate Value Proposition:

We recognize that associates in good health are more likely to excel in their roles, stay engaged, and positively impact their communities. That’s why we provide exclusive access to LivingWell, our award-winning holistic wellbeing program. LivingWell offers straightforward, inclusive, and affordable solutions tailored to meet associates wherever they are on their wellness journey. By connecting associates and their families with resources that support their overall wellbeing, LivingWell enhances financial confidence and allows them to thrive.

2023 Recognition of Our Associate Wellness Efforts:

Ragan Workplace Wellness Award in financial wellness for providing resources and programs designed to help associates and their families improve their financial confidence.	Healthy KC Platinum Level Certification – the highest level of distinction – from the Greater Kansas City Chamber of Commerce for demonstrating a commitment to associate well-being.	Gold-level recognition from the Healthy Business Council of Ohio for demonstrating a commitment to offering programs and resources that support associate well-being.

At Bread Financial, we embrace and promote diversity, equity and inclusion to create a sense of belonging, drive value for all stakeholders and accelerate responsible, sustainable growth. We strive to build an inclusive culture that attracts and values diversity of thought, experience, background, skills and ideas. We believe our people are our most important asset and we are at our best when we embrace the diverse perspectives of our associates, clients, customers and communities.

To reflect our commitment to creating an inclusive workplace, we renamed the function to “Diversity, Equity, Inclusion & Belonging” in 2023. Our efforts are coordinated through the DEIB Office, with dedicated leadership and a growing Council. The DEIB Council is comprised of associates and leaders from across the business. The diversity leader reports to our Chief People & Culture Officer, a direct report of our CEO. The Board Compensation & Human Capital Committee oversees human capital management including DEIB.

28	Bread Financial | 2024 Proxy Statement

Actions supporting our commitment include the integration of DEIB with aligned priorities that extend beyond our workplace, to include our brand partners, customers, suppliers and the community. We continue to expand our foundational training around conscious inclusion for all associates and leaders, and introduced a new DEIB training for senior leaders called “Evolution.” This program examines our Company’s mission, vision and behaviors through the lens of DEIB aiming to drive the growth of our business. Our entire Executive Leadership Team underwent unconscious bias awareness training, and new tools were introduced in our recruiting and hiring practices to further improve our processes in this area.

Notable 2023 accolades include:

•	For the fifth consecutive year selected for the Bloomberg Gender-Equality Index, which distinguishes companies committed to transparency in gender reporting and advancing women’s equality

•	Newsweek’s Greatest Workplaces for Diversity

At Bread Financial, we are committed to supporting our communities by increasing our business with local suppliers that are minority-owned and small businesses. Our Supplier Diversity Program ensures diverse suppliers have fair and equal opportunities to be included in our sourcing and procurement process. We seek to build mutually-beneficial relationships that create value for our customers, our brand partners and our Company.

We hired a full-time Supplier Diversity and Sustainable Sourcing associate in 2023 and added new tools and infrastructure to lay the foundation for partnering with competitive, highly qualified diverse suppliers throughout our supply chain.

The Business Resource Groups (BRGs) at Bread Financial play a vital role in advocating for our Supplier Diversity Program both within the Company and with external stakeholders. Our procurement team works closely with the BRGs to exchange ideas and resources, as well as to pinpoint internal opportunities and identify potential diverse suppliers.

Bread Financial proudly supports a host of associate-led BRGs that provide our colleagues with an authentic experience. Our BRGs are empowered to develop and lead initiatives aligned with our sustainability strategy. We have eight chartered BRGs that celebrate distinct dimensions of diversity and help cultivate a culture of inclusion. In 2023, we added the New Associate Connect BRG, in response to feedback gathered from our associate engagement surveys. In addition to our BRGs, we also have an associate-driven Environmental Committee, which focuses on environmental education, sustainability, and conservation best practices, and a Sustainability and Community Engagement Committee, which activates our annual giving campaigns and volunteer initiatives.

Protecting the Planet

Environment

We have a role to play in protecting and preserving our planet, and we are committed to addressing environmental risks by adopting sustainable practices throughout our business, including identifying and assessing financial risks associated with climate change. As such, work is underway to identify and integrate low-carbon solutions into product and service offerings while reducing our environmental impacts through resource efficiency. In 2023 we were recognized by USA Today as one of America’s Climate Leaders.

Our approach to environmental management includes measures to reduce the waste we send to landfills, cultivating a more sustainable supply chain, and reducing our greenhouse gas (GHG) emissions. We also continuously seek innovative ways to boost efficiency, such as utilizing renewable energy sources and high-efficiency electrical equipment, including LED and motion detector lighting and high-efficiency HVAC units.

Bread Financial | 2024 Proxy Statement	29

We measure our GHG emissions (Scopes 1, 2, and 3) across our Company. We annually report to CDP and in 2023 issued our inaugural Task Force on Climate-related Financial Disclosures (TCFD) report based on 2022 data. We also partnered with our suppliers to evaluate ways to reduce GHG emissions through the procurement of low carbon, renewable plastic material for our credit card products. We continued to employ recycling bins for aluminum, plastic and paper in our Company’s physical offices; we also recycle toner cartridges, electronics equipment and batteries.

In 2023 we created an Earth Day-inspired campaign to incentivize cardholders to be more environmentally conscious and go paperless. This campaign was enhanced through our partnership with The Nature Conservancy, whereby we planted a tree for every cardholder who opted for paperless statements, which resulted in the planting of 150,000 trees.

Bread Financial’s Environmental Policy Statement is the foundation for our approach to environmental management and demonstrates our recognition of the risks that environmental challenges, including climate change, pose to our business and stakeholders. We have initiated measures to incorporate and institutionalize climate-related risks within our ERM program, and we remain dedicated to consistently identifying opportunities to enhance our oversight of these risks. Our Environmental Policy Statement outlines a range of actions to promote environmentally responsible practices covering all parts of our business operations, including engaging with internal and external stakeholders to inform our environmental priorities.

We will continue to engage with suppliers throughout our global value chain to measure and manage environmental impacts in order to conserve resources, reduce costs, and promote ethical sourcing practices. Supplier risk assessments are performed regularly, and we expect our suppliers to adhere to our Supplier Code of Conduct.

Creating Possibilities for Our Communities

Community

At Bread Financial, community-centric values are woven into our Company and culture. We’re committed to making bold, strategic investments that strengthen our communities, foster independence, and create opportunities for our associates to engage through volunteerism and supported giving. We work hard to align our community initiatives with our business priorities in a way that will be good for society and good for our business.

Notable 2023 highlights include:

•	$8 million in total community investment.

•	Awarded $1 million in grants to 21 charities focused on financial wellness.

•	Partnered with the Cleveland Cavaliers to support The Nature Conservancy through their “Plant a Billion Trees” program.

•

In 2023 My Possibilities opened the Employment Innovations School powered by Bread Financial. Additionally, Bread Financial invested $60,000 to support vocational training programs within the school for adults with intellectual or developmental disabilities.

•

Committed $7.5 million to the Pelion Ventures VIII Fund, a small business investment company that makes equity investments in early-stage technology companies. The Fund supports permanent job creation and retention, working closely with entrepreneurs to build innovative, enduring and job-creating companies.

•	Associates donated more than $1.0 million to non-profits through associate giving campaigns and programs.

30	Bread Financial | 2024 Proxy Statement

Our Board and Executive Leadership Team believe we have the responsibility and resources to enable positive change in building a more sustainable, resilient future for all those we serve. The Office of Sustainability works together with our associate-driven Sustainability & Community Relations Committee and our BRGs to activate our non-profit partnerships, coordinate and plan volunteer opportunities, and execute internal fundraising campaigns.

We define success in terms of our ongoing efforts to reduce inequalities through quality education, addressing food insecurities, good health and well-being, and empowering individuals in low to moderate income communities. Our charitable giving efforts include various foodbanks, Nationwide Children’s Hospital, The Nature Conservancy, My Possibilities, and Junior Achievement, among others.

We provide our associates with volunteer opportunities and encourage them to give back, which helps us advance one of our core values, to “Pay it Forward” in the communities where we live and do business. We provide a generous matching gifts benefit and a “dollars-for-doers” program, each of which create opportunities for our associates to give back in their own way.

Through Help Right Here, associates can help each other during times of financial hardship. Our associates can apply anonymously for a grant of up to $1,250 for assistance during events like critical illness or injury, domestic violence, or loss due to extreme weather. We match associate donations to the program and partner with other social services organizations to provide supporting services, such as temporary shelter, food and clothing, or other financial support. In 2023, 106 associates received a grant from Help Right Here.

Our commitment to our communities has always been core to our culture and values. We will continue to empower our communities through bold, strategic investments that create opportunity by reducing barriers to self-sufficiency.

We routinely engage with our stockholders to better understand their views on environmental, social and governance matters, carefully considering the feedback we receive and acting when appropriate. For more information, please visit our corporate website: https://investor.breadfinancial.com/sustainability/our-strategy

Bread Financial | 2024 Proxy Statement	31

Proposal 1: Election of Directors

Our Nominating & Corporate Governance Committee evaluated and recommended to our Board of Directors, and our Board has nominated, the following nine individuals, Ralph J. Andretta, Roger H. Ballou, John J. Fawcett, John C. Gerspach, Jr., Rajesh Natarajan, Joyce St. Clair, Timothy J. Theriault, Laurie A. Tucker and Sharen J. Turney, for election as a director, each to hold office for a term of one year until the annual meeting of stockholders in 2025 and until his or her respective successor is duly elected and qualified. With the exception of Mr. Fawcett, each of the director nominees currently serves on our Board of Directors. Mr. Fawcett was recommended to the Nominating & Corporate Governance Committee by a third-party search firm.

The Nominating & Corporate Governance Committee and the Board of Directors determined that each nominee brings a strong and unique background and set of skills to our Board of Directors, enhancing, as a whole, our Board’s competence and experience in a variety of areas, including executive management and board service, internal controls and corporate governance, financial and accounting acumen, digital technology, data security and privacy, an understanding of the industries in which we operate, including financial institutions and related risk management and regulatory compliance, as well as risk assessment and management. Specifically, in nominating these nine directors for election at our 2024 annual meeting of stockholders, consideration was given to such directors’ past service on our Board of Directors and its committees, as applicable, and the information illustrated in our skills matrix and discussed in each of such directors’ individual biographies set forth below. Our Board of Directors recommends that our stockholders vote in favor of each of these director nominees.

The Board of Directors recommends that stockholders vote FOR the election of each of the nine director nominees.

32	Bread Financial | 2024 Proxy Statement

Skills Matrix and Description of Director Knowledge, Skills and Experience:

The matrix below provides information regarding our nominees’ knowledge, skills and experience that are most relevant in light of our Company’s business, long-term strategies and risks. Additional description regarding each of these categories is available in the key following this matrix. Our nominees represent a broad range of backgrounds and experience, and each nominee possesses numerous other competencies not identified below. The fact that a nominee is not designated as having a particular attribute does not indicate that the nominee does not possess that attribute or would not be able to make a meaningful contribution to the Board’s decision-making or oversight in that area. Demographic information regarding our nominees, including diversity, is also included in the matrix.

KNOWLEDGE, SKILLS & EXPERIENCE
	Accounting/Auditing/Risk Management	●	●	●	●	●	●	●	●	●
	Business Operations	●	●	●	●	●	●	●	●	●
	CEO/Executive Leadership	●	●	●	●	●	●	●	●	●
	Corporate Governance/Ethics		●					●	●	●
	Corporate Finance/Capital Management	●	●	●	●		●
	Financial Expertise/Literacy	●	●	●	●	●	●	●	●	●
	Human Capital/Compensation	●	●	●		●	●	●	●	●
	Independence		●	●	●	●	●	●	●	●
	Information Technology/Cybersecurity/Privacy	●	●			●	●	●	●
	International Operations	●	●	●	●	●	●	●	●	●
	Mergers & Acquisitions	●	●	●	●		●
	Other Public Company Board Experience		●			●		●	●	●
Relevant Industry Experience	Banking/Financial Services	●	●	●	●	●	●	●
	Business Services	●	●		●	●	●	●	●	●
	Data Processing					●		●
	e-Commerce/Digital	●		●		●		●	●	●
	Loyalty/Marketing	●	●						●	●
	Regulated Industry	●	●	●	●	●	●	●
	Retail	●						●	●	●
DEMOGRAPHICS
RACE/ETHNICITY (per the U.S. Census)
African American/Black
American Indian/Alaska Native
	Asian					●
Native Hawaiian/Pacific Islander
	White	●	●	●	●		●	●	●	●
Other
GENDER
	Male	●	●	●	●	●		●
	Female						●		●	●
	AGE (as of May 14, 2024)	63	73	65	70	54	65	63	67	67
	BOARD TENURE (years served as of May 14, 2024)	4	23	0	4	4	1	8	9	5
	OTHER PUBLIC BOARDS (serving on as of March 20, 2024)	0	0	0	0	1	0	0	1	1

Bread Financial | 2024 Proxy Statement	33

ACCOUNTING / AUDITING /
RISK MANAGEMENT

As a public company, our complex accounting and financial reporting functions are subject to a rigorous program of controls and procedures and our Board plays an important role in oversight of our robust audit and enterprise risk management organizations. Directors with experience in these areas are critical to evaluating and providing effective oversight of our consolidated financial statements and financial reporting and our management of the risks inherent in our business operations.

CORPORATE FINANCE / CAPITAL MANAGEMENT

Our corporate finance activities include debt financing transactions, debt and equity market transactions and stock repurchase programs. We allocate capital in various ways to run our operations, grow our business and return value to stockholders. Director experience in these areas is important for effective oversight of our Company’s financial affairs and capital planning and management.

BUSINESS OPERATIONS

Our business is complex, employing approximately 7,000 associates worldwide and using sophisticated technologies to provide tech-forward payment, lending and saving solutions. Directors with “hands-on” experience developing and implementing operating plans and business strategies at companies with similarly sophisticated business operations have a practical understanding of how such organizations operate in increasingly sophisticated and disruptive competitive environments.

FINANCIAL EXPERTISE / LITERACY

Our business involves complex financial transactions, accounting and reporting requirements. Directors with an understanding of finance and financial reporting processes are able to effectively monitor and assess our operating and strategic performance and ensure accurate financial reporting and robust controls. Substantially all of our nominees are financially literate and two of our nominees satisfy the “accounting or related financial management expertise” criteria set forth in the New York Stock Exchange listing standards.

CEO / EXECUTIVE LEADERSHIP

Executive leaders have an understanding of organizations and the drivers of individual and team growth and development. Directors with experience serving as a CEO or senior executive enhance the Board’s perspective of our organization’s operations and challenges.

HUMAN CAPITAL / COMPENSATION

The success of our enterprise depends in part on our ability to attract, retain and develop top leaders and a high-performing workforce in markets that are highly competitive for available talent. Directors who have board-level experience with public company executive compensation and broad-based incentive planning, or who have managed or overseen the human resources/compensation function at an operating company help position our Company for success in these areas.

CORPORATE GOVERNANCE / ETHICS

We are an ethics-driven organization, and our Board – and in particular the Nominating & Corporate Governance Committee – provides a foundation for and oversight of our integrity-based culture. Our Board’s good governance practices and our Company’s focus on ESG matters and sustainability benefit from directors who are well-informed with respect to today’s dynamic governance and ethics environment and who have experience serving on the nominating & corporate governance or comparable committees of other boards.

INDEPENDENCE

Independent directors are uniquely situated to provide unbiased oversight of our management and to work with our senior leaders to develop our Company’s strategic plans. Our Board currently consists of, and if all of the director nominees are elected at the annual meeting, will continue to consist exclusively of independent directors, other than the CEO. All directors currently serving on the Board’s standing committees are independent, and if all of the director nominees are elected at the annual meeting, each of those committees will continue to be populated exclusively by independent directors.

34	Bread Financial | 2024 Proxy Statement

INFORMATION TECHNOLOGY / CYBERSECURITY / PRIVACY

Our tech-forward business depends on the effective use of complex information technology systems, the safeguarding of data from cybersecurity risks and the protection and use of consumer data in accordance with applicable privacy regulations and good stewardship practices. Directors with experience implementing or overseeing sophisticated technology and technology strategies, the management and mitigation of cybersecurity and information technology risks and compliance with privacy regulations help ensure proper risk management and oversight of these important drivers of our business.

MERGERS & ACQUISITIONS

We have historically made acquisitions and dispositions and may continue to do so in the future. Board members with experience in material M&A transactions enhance the decision-making underlying strategic M&A activities and ensure informed oversight of the processes attendant to completing complex transactions.

INTERNATIONAL OPERATIONS

While our business operations are currently primarily operated in the United States, we have associates and offices in countries located outside of the United States, principally in India, and may expand international operations at some point in the future. The quality of our Board’s oversight and strategic guidance is enhanced by directors whose understanding of diverse business environments, economic conditions and cultures has been informed by service as a director or senior leader at one or more companies with international operations.

OTHER PUBLIC COMPANY BOARD EXPERIENCE

Public companies must comply with a variety of complex accounting, disclosure and other compliance obligations, and public company boards have significant oversight and other duties. Directors with experience serving on the boards and board committees of other public companies understand public company reporting responsibilities, corporate governance trends and practices and other issues commonly faced by public companies, and have insight into board operations, board/management relations, agenda setting, succession planning and other board duties and activities. Our Corporate Governance Guidelines include limits on the number of other public company boards and audit committees on which our directors may serve.

RELEVANT INDUSTRY EXPERIENCE

Our Nominating & Corporate Governance Committee uses a skills matrix to identify the diverse skills and experience our Board needs to address the dynamic environment in which we operate our business. Directors with experience in industries in which we or our customers operate provide us with a better understanding of the challenges and opportunities facing our business

Bread Financial | 2024 Proxy Statement	35

2024 Director Nominees and Proposed Committee Memberships:

Committee Membership

Name	Independent	Audit	Compensation & HC	N&CG	Risk & Technology

Ralph J. Andretta

Roger H. Ballou (Chair)	●	●	●

John J. Fawcett	●	●		●

John C. Gerspach, Jr.	●	Chair			●

Rajesh Natarajan	●			●	●

Joyce St. Clair	●		●		●

Timothy J. Theriault	●	●			Chair

Laurie A. Tucker	●		●	Chair

Sharen J. Turney	●		Chair	●

AGE 63 DIRECTOR SINCE 2020 COMMITTEES: None	Ralph J. Andretta PRESIDENT | CEO, BREAD FINANCIAL HOLDINGS, INC.

Experience and Qualifications

• President and Chief Executive Officer of Bread Financial since February 2020

• Managing Director and Head of US Cards for Citigroup from 2011 to November 2019; and prior to that, he held positions in charge of loyalty, co-brand and product development

• Global affinity and international card executive at Bank of America from 2010 to 2011

• Served 18 years with American Express prior to 2010

• Member of Nationwide Children’s Hospital Board of Trustees from 2020 to present

• Member of Women’s Sports Foundation Board of Trustees from January 2023 to present

• Bachelor’s degree in accounting and finance from Siena College

Skills
• Mr. Andretta’s role as our current Chief Executive Officer provides a link to the Company’s management and a unique level of insight into the Company’s operations

• His financial, capital allocation and global operations experience together with his expertise in the banking and financial services, data and loyalty/marketing industries add important and relevant diversity to the Board’s overall mix of skills

• Our Board of Directors believes Mr. Andretta is well-qualified for re-election as a Director

36	Bread Financial | 2024 Proxy Statement

AGE 73 DIRECTOR SINCE 2001 CHAIR OF THE BOARD SINCE 2020 COMMITTEES: Audit Compensation & Human Capital	Roger H. Ballou FORMER CEO AND DIRECTOR OF CDI CORPORATION

Experience and Qualifications

• Chief Executive Officer and a Director of CDI Corporation, a public company engaged in providing staffing and outsourcing services, from October 2001 until January 2011

• Self-employed consultant from October 2000 to October 2001, and since 2012

• Chairman and Chief Executive Officer of Global Vacation Group, Inc. from April 1998 to September 2000

• Senior advisor for Thayer Capital Partners from September 1997 to April 1998

• From April 1995 to August 1997, he served as Vice Chairman and Chief Marketing Officer, then as President and Chief Operating Officer, of Alamo Rent-a-Car, Inc.

• Bachelor’s degree from the Wharton School of the University of Pennsylvania

• MBA from the Tuck School of Business at Dartmouth

Skills

• Mr. Ballou’s qualifications include executive and/or board-level experience in the banking, financial services, business services, data and marketing industries and information technology, financial, global operations and M&A expertise and service on public company boards, including as a member or chair of public company Audit, Compensation, Nominating and Corporate Governance, Risk and Executive Committees

• Our Board of Directors values Mr. Ballou’s significant executive and public company Board experience as well as his Audit Committee financial expertise which, together with his global operations, banking and other relevant industry experience, strengthen and diversify the Board’s mix of skills, and the Board believes Mr. Ballou is well-qualified for re-election as a Director

Other Public Directorships in the Past Five Years

• Univest Financial Corporation

• Chair of the Compensation Committee

• Member of the Audit Committee, Risk Committee and Executive Committee

• RCM Technologies, Inc.

• Lead Independent Director

• Member of the Audit Committee and Nominating & Corporate Governance Committee

• Loyalty Ventures Inc.

• Chairman of the Board

• Member of the Compensation Committee and Corporate Governance and Nominating Committee

Bread Financial | 2024 Proxy Statement	37

AGE 65 NOMINEE FOR DIRECTOR COMMITTEES: Audit Nominating & Corporate Governance (beginning after the annual meeting, if elected)	John J. Fawcett FORMER EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER OF CIT GROUP INC.

Experience and Qualifications

• Executive Vice President and Chief Financial Officer of CIT Group Inc. from April 2017 until its acquisition by First Citizens BancShares in January 2022

• Interim Chief Financial Officer of Citizens Financial Group, Inc. from December 2016 to March 2017

• Director of Rabobank (Utrecht-Americas Holding Company), a Dutch multinational banking and financial services company from 2016 to 2017, where he served as the chair of the Audit Committee

• Executive Vice President and Chief Financial Officer of Royal Bank of Scotland (RBS) Americas and Citizens Financial Group from January 2008 to April 2015

• Served in senior financial leadership positions with increasing responsibility at Citigroup Inc. from 1987 to 2007, including as Chief Financial Officer, Global Transactions Services and Chief Financial Officer, Commercial Markets Business

• KPMG senior audit manager from 1980 to 1987, specializing in banking and financial services audit engagements

• Bachelor’s degree in accounting and MBA from St. John’s University

Skills

• Mr. Fawcett’s qualifications include significant executive-level banking and financial services experience in all aspects of finance, including strategic planning, financial analysis, accounting, treasury management, tax, M&A, complex transactions and investor relations experience.

• Our Board of Directors believes Mr. Fawcett’s significant executive banking and financial expertise, particularly with respect to banking, financial, accounting, international operations and business operations will benefit our business and the Board’s overall mix of skills, making him well-qualified for election as a Director.

38	Bread Financial | 2024 Proxy Statement

AGE 70 DIRECTOR SINCE 2020 COMMITTEES: Audit (Chair) Risk & Technology	John C. Gerspach, Jr. FORMER CFO OF CITIGROUP, INC.

Experience and Qualifications

• Self-employed consultant since March 2022

• Chief Financial Officer of Citigroup, Inc. from 2009 to 2019 and was employed by Citigroup, Inc. in various capacities of increasing experience and responsibilities since 1990

• Chief Financial Officer of Penn Central Industries Group from 1986 to 1990

• Comptroller of the Defense Contracting Group at ITT Corporation from 1980 to 1986

• Served in various roles with Arthur Andersen & Company at the beginning of his career

• Member of the Financial Accounting Standards Advisory Council (FASAC) from 2010 to 2013

• Bachelor’s degree in accountancy from the University of Notre Dame

• Certified Public Accountant in the State of New York from 1977 to 2019.

Skills

• Mr. Gerspach’s qualifications include executive-level experience in the banking and financial services industry for a global corporation, including roles in audit, accounting, risk management and international operations

• Our Board of Directors believes Mr. Gerspach’s expertise, particularly with respect to banking, financial, audit, risk management and global operations, will benefit our business and the Board’s overall mix of skills, making him well-qualified for re-election as a Director

Bread Financial | 2024 Proxy Statement	39

AGE 54 DIRECTOR SINCE 2020 COMMITTEES: Nominating & Corporate Governance Risk & Technology	Rajesh Natarajan CHIEF PRODUCT AND STRATEGY OFFICER OF GLOBALIZATION PARTNERS

Experience and Qualifications

• Chief Product and Strategy Officer of Globalization Partners since March 2022

• Executive Vice President of Products and Engineering of RingCentral, Inc. from December 2020 to December 2021

• Executive Vice President and Chief Product and Technology Officer of Ancestry.com from February 2017 to November 2020

• Served in senior leadership positions with increasing responsibility in the areas of technology and product development at Intuit, Inc. from 2014 to 2017, including as Senior Vice President and Chief Information Security and Fraud Officer

• Served in senior leadership positions with increasing responsibility in the areas of technology and product development at PayPal Holdings, Inc. from 2006 to 2014, including as Vice President, Platform Engineering and Operations

• Served in various management positions with increasing responsibility in the area of technology from 1995 to 2006 with Sabre Holdings Corporation, including as an early member of the development team that founded Travelocity.com

• Bachelor’s degree in mechanical engineering from Jawaharlal Nehru Technology University in India

• Master’s degree in industrial engineering from Clemson University

Skills
• Mr. Natarajan’s qualifications include executive experience in roles requiring expertise in information technology, cybersecurity, engineering, operations and product development.

• Our Board of Directors believes Mr. Natarajan’s expertise, particularly with respect to business operations, technology development, information technology and cybersecurity, will benefit our business and the Board’s overall mix of skills, making him well-qualified for re-election as a Director.

Other Current Public Directorships • HealthEquity, Inc. • Member of the Cybersecurity and Technology Committee and Audit and Risk Committee

40	Bread Financial | 2024 Proxy Statement

AGE 65 DIRECTOR SINCE 2023 COMMITTEES: Compensation & Human Capital Risk & Technology	Joyce St. Clair FORMER EXECUTIVE VICE PRESIDENT AND CHIEF HUMAN RESOURCES OFFICER OF NORTHERN TRUST CORPORATION.

Experience and Qualifications

• Executive Vice President and Chief Human Resources Officer of Northern Trust Corporation from July 2018 until her retirement in April 2022

• Served in senior leadership positions with increasing responsibility at Northern Trust Corporation since joining the firm in 1992, including as Executive Vice President and Chief Capital Management Officer from 2015 to 2018, as President of Enterprise Operations from 2014 to 2015, as President of Operations and Technology from 2011 to 2014, and as Chief Risk Officer from 2007 to 2011

• Served as an associate partner for Accenture prior to joining Northern Trust Corporation

• Appointed by President Obama to serve as a member of the advisory committee of the Pension Benefit Guaranty Corporation (PBGC) from 2016 until her term expired in 2019

• Bachelor’s degree from Indiana University, Kelley School of Business

• MBA from the Booth School of Business at the University of Chicago

Skills

• Ms. St. Clair’s qualifications include significant executive-level experience in the financial services industry, with expertise in global compliance, risk and control, regulatory relations, transaction processing, securities operations, technology, cyber security, regulatory capital and liquidity requirements, human capital operations and metrics and board governance.

• Our Board of Directors believes Ms. St. Clair’s financial expertise, particularly with respect to compliance, risk, regulatory relations, technology, cyber security, regulatory capital and liquidity requirements and human capital operations will benefit our business and the Board’s overall mix of skills, making her well-qualified for re-election as a Director.

Bread Financial | 2024 Proxy Statement	41

AGE 63 DIRECTOR SINCE 2016 COMMITTEES: Audit Risk & Technology (Chair)	Timothy J. Theriault FORMER EVP, GLOBAL CIO AND ADVISOR TO CEO OF WALGREENS BOOTS ALLIANCE, INC.

Experience and Qualifications

• Advisor to the Chief Executive Officer of Walgreens Boots Alliance, Inc. from June 2015 until November 2016

• Executive Vice President and Global Chief Information Officer of Walgreens Boots Alliance, Inc. from July 2014 to June 2015

• Served in senior leadership positions with increasing responsibility at Walgreen Co. from October 2009 to July 2014, including as Senior Vice President and Chief Information, Innovation and Improvement Officer

• Served in various executive and management positions with increasing responsibility in the area of information technology with Northern Trust Corporation from May 1991 to October 2009 and July 1982 to October 1989.

• Director of End User Computing and Advanced Technologies for S. C. Johnson & Son, Inc., from October 1989 to May 1991

• Current Director and a member of the Financial & Investment Committee and Compliance Committee of Wellmark Blue Cross and Blue Shield

• Former lead Director of the Depository Trust Clearing Corporation

• Bachelor’s degree from Illinois State University

• Completed the Harvard Business School advanced management program

Skills

• Mr. Theriault brings significant expertise in information technology and cybersecurity to our Board

• Together with his financial sophistication, banking, global operations, risk management and compensation experience gained as a senior executive in the financial services, health care and retail industries and service on public company Boards, including as a member of public company Audit and Compensation Committees, Mr. Theriault’s expertise and experience broaden the Board’s skill set and enhance its ability to understand and oversee risk, including those associated with information technology, cybersecurity and bank regulatory matters

• The Board of Directors believes Mr. Theriault is well-qualified for re-election as a Director

Other Public Directorships in Past Five Years • Vitamin Shoppe, Inc.

42	Bread Financial | 2024 Proxy Statement

AGE 67 DIRECTOR SINCE 2015 COMMITTEES: Compensation & Human Capital Nominating & Corporate Governance (Chair)	Laurie A. Tucker FOUNDER AND CHIEF STRATEGY OFFICER OF CALADE PARTNERS LLC

Experience and Qualifications

• Founder and Chief Strategy Officer for marketing consultancy firm, Calade Partners LLC since January 2014

• Senior Vice President-Corporate Marketing of FedEx Services, Inc., a subsidiary of FedEx Corporation, a public company engaged in transportation, e-commerce and business services, from 2000 to 2013 and was employed by FedEx in various capacities of increasing experience and responsibilities since 1978

• Bachelor’s degree and an MBA from the University of Memphis

Skills

• Ms. Tucker’s qualifications include financial and compensation expertise, global operations experience and strong leadership skills developed as a public company Board member, including as a member of public company Audit, Compensation and Nominating and Corporate Governance Committees, and as a senior executive serving in various roles at a large multinational public company

• These credentials, together with her expertise and experience in e-commerce, retail, technology, customer service and corporate marketing, add significant value to the Board of Directors, making her well-qualified for re-election as a Director

Other Current Public Directorships • Forward Air Corporation • Chair of the Corporate Governance and Nominating Committee • Member of the Executive Committee

Bread Financial | 2024 Proxy Statement	43

AGE 67 DIRECTOR SINCE 2019 COMMITTEES: Compensation & Human Capital (Chair) Nominating & Corporate Governance	Sharen J. Turney FORMER CEO OF VICTORIA’S SECRET

Experience and Qualifications

• Chief Executive Officer of Russia-based jeans brand Gloria Jeans from November 2018 until November 2019

• Director of Sweden-based designer sock and underwear brand Happy Socks AB from January 2018 until November 2019

• President and Chief Executive Officer of Victoria’s Secret, a division of publicly-traded national retailer L Brands, Inc., from July 2006 until February 2016

• President and Chief Executive Officer of Victoria’s Secret Direct, the brand’s catalogue and e-commerce arm, from May 2000 until July 2006

• Served for 10 years in various executive roles including President and Chief Executive Officer of Neiman Marcus Direct, the direct marketing division of luxury brand retailer Neiman Marcus Group

• Served as an advisor to several retailers and technology companies

• Director of FULLBEAUTY Brands from July 2016 to September 2018

• Director of Nationwide Children’s Hospital, Inc., including as Chairman of the Board of its Research Institute, from 2012 to 2018

• Formerly served on the Baker Retailing Center Industry Advisory Board at Wharton School at the University of Pennsylvania

• Director of the University of Oklahoma Foundation, where she serves as the Chair of the Audit Committee and a member of the Investment Committee

• Bachelor’s degree from the University of Oklahoma

Skills

• Ms. Turney’s qualifications include executive and/or Board-level experience in the retail industry, including as an executive officer of a Fortune 500 fashion retailer, loyalty, marketing and digital/e-commerce expertise, global operations experience, service on public company Boards, including as a member of public company Compensation and Nominating and Corporate Governance Committees, financial expertise and executive leadership at companies operating in industries relevant to our business

• Our Board of Directors believes Ms. Turney’s expertise, particularly with respect to her retail and digital/e-commerce marketing experience, will benefit our business and enhance our understanding of our customers’ businesses, making her well-qualified for re-election as a Director

	Other Current Public Directorships • Paycom Software, Inc. • Member of the Compensation Committee and Nominating & Corporate Governance Committee	Other Public Directorships in the Past Five Years • M/I Homes, Inc. • Academy Sports and Outdoors, Inc. • Member of the Compensation Committee and Nominating & Corporate Governance Committee

44	Bread Financial | 2024 Proxy Statement

Role of Proxies in Election of Directors

The persons named as your proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Our Board of Directors has no reason to believe that any nominee will be unable to serve if elected. In an uncontested election, if a quorum is present, directors are elected by a majority of the votes cast, at the meeting or by proxy. This means that the nine nominees will be elected if they receive more “For” votes than “Against” votes. In accordance with Section 3.3.1 of our bylaws, any nominee who is currently serving as a director and does not receive a majority of votes cast shall immediately tender his or her resignation for consideration by our Board of Directors. Our Board of Directors will then evaluate whether to accept or reject such resignation, or whether other action should be taken. The Board of Directors will publicly disclose its decision to accept or reject such resignation and its rationale within 90 days from the date of certification of the director election results.

Bread Financial | 2024 Proxy Statement	45

Executive Officers

Age: 63	Ralph J. Andretta PRESIDENT | CHIEF EXECUTIVE OFFICER | DIRECTOR

Biographical Information • Mr. Andretta’s biographic information appears under Proposal One: Election of Directors in this proxy statement.

Age: 58	Perry S. Beberman EXECUTIVE VICE PRESIDENT | CHIEF FINANCIAL OFFICER

Biographical Information

• Joined Bread Financial as Executive Vice President and Chief Financial Officer in July 2021.

• Served in various leadership roles with increasing responsibility at Bank of America from 2005 to June 2021, including as Senior Vice President and Finance Executive of Bank of America’s consumer and wealth management lending products from October 2019 to June 2021.

• Joined Bank of America following its acquisition of MBNA in 2005, where he had spent more than 17 years in leadership roles with increasing responsibility.

• Serves as a member of the Finance Committee, Governance Committee and Advisory Committee of Ronald McDonald House of Greater Delaware.

• Director of Reach Riverside Corp., where he serves as the Treasurer and Chair of the Finance Committee and a member of the Executive Committee and Strategic Planning Committee.

• Holds a Bachelor’s degree in business administration and an MBA from the University of Delaware.

46	Bread Financial | 2024 Proxy Statement

Age: 45	Allegra S. Driscoll EXECUTIVE VICE PRESIDENT | CHIEF TECHNOLOGY OFFICER

Biographical Information

• Joined Bread Financial as Executive Vice President and Chief Technology Officer in January 2024.

• Came to Bread Financial from American Express where she served as SVP, Chief Information Officer of the Global Commercial Services Unit from April 2022 to January 2024 and SVP, Chief Information Officer of the Corporate Systems Unit and Head of Technology Strategy & Transformation from January 2020 to April 2022.

• Served in senior leadership positions with increasing responsibility at Credit Suisse from September 2010 to December 2019, including as the Managing Director, COO Global Markets Technology and IHC Technology during 2019.

• Served in various leadership positions with increasing responsibility at Goldman Sachs from May 2001 to July 2010.

• Member of the Advisory Board of the CTO Forum, a not-for-profit organization composed of senior technology executives, business leaders and academicians, focused on key technology issues and accelerating innovation across organizations.

• Director of Boscobel House and Gardens, a not-for-profit organization.

• Holds a Bachelor’s degree in computer science from Barnard College, Columbia University.

Age: 59	Valerie E. Greer EXECUTIVE VICE PRESIDENT | CHIEF COMMERCIAL OFFICER

Biographical Information

• Joined Bread Financial as Executive Vice President and Chief Commercial Officer in June 2020.

• Before joining Bread Financial, led the U.S. cards co-brand business at Citigroup, where Ms. Greer worked from September 2011 to April 2020.

• Served as the General Manager, Partnerships for JPMorgan Chase from 2006 to 2011.

• Served in senior leadership positions with increasing responsibility at HSBC from 1994 to 2006, including as the Executive Director of HSBC’s private label business from 2003 to 2006.

• Director of Ruling Our eXperiences, Inc., a girls not-for-profit organization where she serves as a member of the Development Committee.

• Holds a Bachelor’s degree from University of Manitoba and an MBA from the Kellogg School of Management at Northwestern University.

Bread Financial | 2024 Proxy Statement	47

Age: 50	Tammy M. McConnaughey EXECUTIVE VICE PRESIDENT, CHIEF CREDIT RISK AND OPERATIONS OFFICER

Biographical Information

• Has served as Executive Vice President overseeing Operations and Credit Risk of Bread Financial since January 2021; originally joined the Company in 1992.

• Prior to her current role, Ms. McConnaughey served in increasingly senior leadership positions over her thirty-year tenure with the Company across collections, customer care, operations and credit risk.

• Director of Mid-Ohio Food Collective, a not-for-profit organization.

• Holds a Bachelor’s degree in business from Mount Vernon Nazarene University.

Age: 62	Joseph L. Motes III EXECUTIVE VICE PRESIDENT | CHIEF ADMINISTRATIVE OFFICER | GENERAL COUNSEL | SECRETARY

Biographical Information

• Has served as Executive Vice President, Chief Administrative Officer, General Counsel and Secretary of Bread Financial since June 2019; originally joined the Company as General Counsel and Secretary in July 2015.

• Before joining Bread Financial, Mr. Motes was a partner at Akin, Gump, Strauss, Hauer & Feld, LLP, where he worked for nearly 20 years and was the lead relationship partner for the Company.

• Holds a Bachelor’s degree in geology from Trinity University and a J.D. from Southern Methodist University Dedman School of Law, where he served as Editor-in-Chief of the SMU Law Review.

48	Bread Financial | 2024 Proxy Statement

Age: 51	J. Bryan Campbell SENIOR VICE PRESIDENT | CHIEF ACCOUNTING OFFICER

Biographical Information

• Joined Bread Financial as Senior Vice President and Chief Accounting Officer in November 2021.

• Came to Bread Financial from American Express Company, where he served as Vice President of Finance within the Controllership leadership team from February 2017 to November 2021, Vice President of Finance – Head of External Reporting from March 2015 to February 2017, and in other roles of increasing responsibility from August 2007 to March 2015.

• Served as Assistant Controller at General Electric Company from 2006 to 2007.

• Held various strategic and finance roles at Credit Suisse, Deloitte and KPMG from 1995 to 2006.

• Holds a Bachelor’s degree in accounting and finance from the University of Colorado at Boulder and is a Certified Public Accountant in the state of Colorado.

Bread Financial | 2024 Proxy Statement	49

Compensation & Human Capital Committee Report

The Compensation & Human Capital Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation & Human Capital Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report has been furnished by the members of the Compensation & Human Capital Committee.

Roger H. Ballou

Joyce St. Clair

Laurie A. Tucker

Sharen J. Turney, Chair

50	Bread Financial | 2024 Proxy Statement

Compensation Discussion & Analysis

Named Executive Officers

This Compensation Discussion and Analysis (CD&A) describes the material compensation elements for each of Bread Financial’s named executive officers (NEOs) and provides an overview of the compensation policies and practices applicable to our NEOs.

Ralph Andretta President and CEO	Perry Beberman Executive VP, Chief Financial Officer	Valerie Greer Executive VP, Chief Commercial Officer	Tammy McConnaughey Executive VP, Chief Credit Risk and Operations Officer	Joseph Motes Executive VP, Chief Administrative Officer, General Counsel and Secretary

Defined Terms in this CD&A

• AIC —	Annual Incentive Compensation

• CHCC —	Compensation & Human Capital Committee

• DEIB —	Diversity, Equity, Inclusion and Belonging

• ERM —	Enterprise Risk Management

• ESG —	Environmental, Social & Governance

• LTIC —	Long-Term Equity Incentive Compensation

• NCL —	Net Credit Loss

• NEO —	Named Executive Officer

• NPS —	Net Promoter Score

• PBRSU —	Performance-Based Restricted Stock Unit

• PPNR —	Pretax Pre-provision Earnings

• ROE —	Return on Equity

• RSU —	Restricted Stock Unit

• rTSR —	Relative Total Stockholder Return

• SLAs —	Service Level Agreements

• TBRSU —	Time-Based Restricted Stock Unit

Bread Financial | 2024 Proxy Statement	51

Company Highlights and 2023 Focus Areas

Overview

Since the beginning of 2020, when our current Chief Executive Officer joined the Company and began building our current executive leadership team, we have significantly improved our business and positioned the Company for future success, including through:

•	streamlining the Company into a pure-play financial services institution, focused on providing simple, personalized payment, lending and saving solutions, and rebranding to Bread Financial;

•	recruiting and retaining top talent from other large financial institutions, bringing a depth of experience and success in navigating evolving economic and regulatory environments;

•

diversifying our product mix through growth of our co-brand credit card programs, the introduction of new proprietary credit cards and the launch of Bread PayTM product offerings, while leveraging our legacy expertise in the private label credit card business;

•

winning new brand partnerships with AAA, Dell Technologies, the New York Yankees, the NFL and other prominent brands, and, just as importantly, investing in and growing the businesses of our existing brand partners;

•	making strategic investments in digital and technology, in order to improve our core capabilities and deliver exceptional digital and mobile experiences for our customers;

•	fortifying our balance sheet and dramatically improving our capital ratios;

•	significantly decreasing our parent debt levels, while also increasing our access to the capital markets by becoming a rated issuer with the major credit ratings agencies;

•	diversifying our funding mix, including through the expansion and sophistication of our direct-to-consumer deposits programs; and

•	enhancing our engagement and transparency with our stockholders and other stakeholders.

2023 Focus Areas and Achievements

For 2023, our areas of focus included the following, which we shared with our stockholders early in 2023:

Despite the headwinds of challenging macroeconomic conditions and an uncertain regulatory environment, we achieved significant progress in 2023 against these key focus areas.

52	Bread Financial | 2024 Proxy Statement

We continued to grow responsibly throughout 2023, gaining new partners, including Dell Technologies and The New York Yankees, and renewing existing contracts with key brand partners, including with Signet, the world’s largest retailer of diamond jewelry. We have now secured contractual relationships with our top five brand partners (based on end-of-period loan balances as of December 31, 2023) through at least 2028, and more than 85% of our current loan portfolio is secured through 2025. Our continued success in winning new and renewal business reflects the dedication of our associates, our customer-first approach and the benefits provided by our enhanced technology capabilities.

Due to persistent inflationary pressures affecting consumers’ spending and ability to pay, higher interest rates and uncertainty around future economic conditions, we have continued ongoing strategic credit tightening actions and limited our credit exposure by pausing credit line increases and prudently implementing credit line decreases, all of which strengthened our balance sheet and resulted in a more favorable credit risk distribution profile that exceeds pre-pandemic levels. Notwithstanding these economic factors and credit tightening actions, our 2023 average credit card and other loans grew at a 3% rate compared to 2022, as forecasted, and PPNR grew both year-over-year and in each quarter during 2023, demonstrating our ability to deliver sustainable, profitable growth.

We made great progress in 2023 further enhancing our balance sheet, improving our financial flexibility and capital ratios and positioning ourselves for resilience through a broad range of economic scenarios. Since 2020, we have (i) reduced our parent company debt levels by approximately $1.8 billion (or 58%), including paying down $500 million of debt in 2023 and an additional $100 million in January 2024, (ii) refinanced and extended our near-term debt maturities, (iii) diversified our funding mix, highlighted by 18% year-over-year growth in direct-to-consumer deposit balances, reaching $6.5 billion at year-end, and (iv) significantly increased our tangible book value per share (TBVPS). At 2023 year-end, our tangible common equity/tangible assets ratio (as defined and reconciled in Appendix A hereto) was 9.6%, representing a near tripling over the last three years. Additionally, our TBVPS reached $43.70 per share at 2023 year-end, up 49% from the prior year. Since the first quarter of 2020, TBVPS has grown at a compound annual growth rate of 38%.

Investment in technology and driving innovation continue to be paramount to our success. In 2023, we hired more than 100 new engineers with cloud expertise and optimized our data and technology by adding new system capabilities. These included API enhancements, enriched software development kits, unified sales force integration, and virtual card commercialization, as well as the launch of the Bread Financial mobile app. In

Bread Financial | 2024 Proxy Statement	53

addition, in the fourth quarter of 2023, we introduced our newest direct-to-consumer general purpose credit card, the Bread RewardsTM American Express® Credit Card, and successfully converted approximately 570,000 existing cardholders from our legacy Comenity-branded general purpose credit card to this new card. We expect that our Bread RewardsTM credit card, which offers 3% rewards points on gas station, grocery store, dining and utility purchases, among other benefits, will be available to the public during the first half of 2024. We also strengthened our relationships with our brand partners by delivering enhanced value propositions that helped drive sales and meet the evolving needs of our customers.

Below is a summary of our performance on our 2023 focus areas, along with detail on how elements of our 2023 compensation programs supported and incentivized these strategic initiatives:

2023 Key Focus Area	Key Achievements within Focus Area	Compensation Program Metrics that Support Focus Area

Responsible Growth

• Average loans of $18.2 billion increased 3%, in line with our guidance

• Grew year-over-year PPNR during each quarter of 2023

• Successful launch of new iconic brand partners and renewal of key partners, including Dell Technologies, Michaels, the New York Yankees, and Signet

• Secured top five brand partners through at least 2028

• ROE (LTIC plan metric)

• PPNR (27% weighting on AIC scorecard)

• Average Loans (9% weighting on AIC scorecard)

• NCLs (9% weighting on AIC scorecard)

• Operating leverage (9% weighting on AIC scorecard)

• NPS (8.33% weighting on AIC scorecard)

Enhance Balance Sheet

• Paid down $500 million of parent-level debt in 2023 and extended maturities

• Grew end-of-period direct-to-consumer deposits by $1 billion, or 18%, to $6.5 billion

• Obtained inaugural issuer credit rating from Moody’s Investor Services (Moody’s), Standard & Poor’s (S&P) and Fitch Ratings (Fitch)

• Improved capital ratios and strategically tightened credit

• Successful development and execution of a long-term debt plan was included as a strategic modifier (+/-5%) to the 2023 AIC scorecard

• Average Loans (9% weighting on AIC scorecard)

• NCLs (9% weighting on AIC scorecard)

• Supervisory matters was included as a strategic modifier (+/-5%) to the 2023 AIC scorecard

Strategically Invest / Optimize Data & Technology

• New system capabilities and enhancements, including launch of mobile app

• Successful conversion and introduction of new Bread RewardsTM American Express® Credit Card

• Enhanced value propositions for our partners

• Successful launch and adoption of our mobile app was included as a strategic modifier (+/-5%) to the 2023 AIC scorecard

• Successful resolution of all high/critical issues related to 2022 core processing outsourcing project was included as a strategic modifier (+/-5%) to the 2023 AIC scorecard

• Active Digital User Rate (8.33% weighting on AIC scorecard)

Other 2023 Achievements

While we are pleased with our performance across our 2023 focus areas discussed above, our achievements for the year extend much further. At Bread Financial, we believe our ability to create long-term value for all our stakeholders is linked to the effective prioritization and management of environmental, social and governance issues. Our sustainability strategy has evolved to purposefully and more deeply embed these topics into our

54	Bread Financial | 2024 Proxy Statement

business strategy and operations. Having established this foundational framework over many years, we continued to make notable progress on advancing our sustainability objectives during 2023, which we believe will continue to help drive our future success. For additional detail regarding our 2023 ESG highlights, including initiatives that promote DEIB, environmental stewardship and human capital matters, please see “Proxy Summary—Sustainability Highlights” beginning on page ix and “Commitment to Sustainability” beginning on page 24.

For additional detail regarding our 2023 corporate governance highlights, please see “Proxy Summary—Corporate Governance Highlights” beginning on page viii and “Corporate Governance” beginning on page 2.

In recognition of our various achievements in 2023, we are proud to have been recognized with a number of awards and designations throughout the year, including:

•	BenchmarkPortal Center of Excellence (18th consecutive year on the list)

•	Bloomberg Gender Equality Index (5th consecutive year on the list)

•	FinTech Breakthrough Award winner for “Best Credit Card Payments Solution”

•	Great Place to Work Certified

•	Money.com Best Online Banks 2023-2023

•	Newsweek’s America’s Most Responsible Companies

•	Newsweek’s America’s Most Trustworthy Companies

•	Newsweek’s Greatest Workplaces for Diversity

•	Ragan Workplace Wellness Award (Financial Wellness category)

•	USA Today America’s Climate Leaders

•	U.S. News & World Report Best Places to Work by Industry (Industrials and Business Services)

For additional information, please also see “Proxy Summary—2023 Business Highlights & Awards” beginning on page iii.

2024 and Beyond

As we move forward into 2024 and beyond, we remain committed to generating responsible growth, while effectively managing the macroeconomic and regulatory environments. We will continue to accelerate our digital and technology offerings, ensuring that our business is aligned with the evolving needs of our partners and customers. Finally, we are establishing a robust operational excellence strategy, including driving innovation through emerging technologies, including AI and automation, and improving processes that result in an enhanced customer experience, efficiency gains and margin improvement, and control enhancements. Combined, we believe these initiatives will enable us to continue to compete and win as a strong, sustainable business and deliver long-term stockholder value.

Bread Financial | 2024 Proxy Statement	55

Say-On-Pay and Stockholder Engagement

At our 2023 annual meeting of stockholders, we held an advisory vote on our 2022 executive compensation program, and approximately 75% of the votes cast were in support of the program. While still representing significant support for our compensation practices, we were nonetheless disappointed in the results of last year’s say-on-pay vote, and we are focused on understanding and responding to our stockholders’ feedback reflected in this vote.

In 2023, we engaged in proactive and extensive outreach with our stockholders, including:

•	reaching out to stockholders representing approximately 80% of our common stock

•	actively engaging with stockholders representing approximately 63% of our common stock (approximately 150 discrete stockholders)

•	actively engaging on executive compensation matters with stockholders representing approximately 41% of our common stock

•	our CFO participating in meetings with approximately 120 discrete stockholders, and in many cases meeting multiple times throughout the year with particular stockholders

•	our CEO participating in meetings with approximately 80 discrete stockholders, and in many cases meeting multiple times throughout the year with particular stockholders

•	our Chairman participating in meetings with certain larger stockholders, where appropriate, representing approximately 18% of our common stock

For more information regarding our engagement efforts with both equity and debt investors, including a timeline of our annual stockholder engagement, please see “Corporate Governance—Investor Engagement.” For additional information regarding our engagement efforts with our stakeholders more broadly, please see “Proxy Summary—Stakeholder Engagement & Transparency.”

Through our engagement efforts, we sought to elicit stockholders’ perspectives related to our executive compensation program, including program design elements, and specific actions to inform appropriate responses to the say-on-pay vote. The feedback received during these meetings was then shared and discussed with the CHCC.

Since our 2023 AIC plan design had already been determined and our 2023 LTIC awards had already been granted prior to our 2023 say-on-pay vote, the substantive changes we have made to, or are evaluating for, our compensation programs will be reflected in the 2024 program design and beyond.

The table below describes what we heard from our stockholders and how we are implementing improvements to address stockholder concerns.

56	Bread Financial | 2024 Proxy Statement

Feedback we heard	How we are responding
LTIC: Dissatisfaction with the removal of the rTSR modifier from our PBRSU grants

In designing our 2022 PBRSUs, the CHCC elected to remove the rTSR modifier (+/- 20%) that had been in our 2021 PBRSUs for the following reasons:

• The Company’s stated capital priorities at the time were (and remain today) paying down debt, strengthening our balance sheet, improving capital ratios and investing in digital and technology initiatives that are necessary to remain competitive over the long-term. For more on these priorities, see “—Company Highlights and 2023 Focus Areas” above.

• Given the Company’s capital priorities, funds for stock repurchase programs or increased dividends were inherently limited.

• The CHCC also recognized that Company’s legacy business model (private label credit card programs, which are designed to appeal to a broader spectrum of consumers, including lower-income/credit score consumers) has been challenged by macroeconomic conditions over the last several years, including persistent inflation.

• At the time, the Company’s Chief Executive Officer, Chief Financial Officer and Chief Commercial Officer were all relatively new hires, each joining the Company in either 2020 or 2021 with decades of experience at large financial institutions.

• Considering all these factors, the CHCC viewed it as highly improbable that the Company would perform favorably on an rTSR metric during the performance period, even with exceptional performance by management.

• Accordingly, the CHCC felt that inclusion of the rTSR modifier would be punitive to our NEOs, potentially encourage behavior inconsistent with our stated capital priorities, and could adversely impact the Company’s ability to hire and retain the types of executives needed to execute on our business transformation strategy.

For these same reasons, for our 2023 PBRSU grants, the CHCC again chose to not include the rTSR modifier.

In response to our 2023 say-on-pay vote and stockholder engagement throughout the year, the CHCC, our independent compensation consultant and management conducted a detailed evaluation as to whether 2024 was the appropriate time to re-insert an rTSR modifier (or other second metric) into our PBRSU grants.

In February 2024, the CHCC ultimately chose to leave the 2024 PBRSU structure as-is and not re-insert the rTSR metric, for this year at least. While the Company has made significant progress on paying down debt, strengthening its balance sheet, improving capital ratios and investing in digital and technology initiatives, there is still work to do. Moreover, the Consumer Financial Protection Bureau (CFPB) recently issued a final rule on credit card late fees that could have a meaningful impact on the Company’s results of operations and stock performance for an extended period of time, which is largely outside of our NEOs’ control. Finally, the CHCC believes that we have assembled a highly-qualified management team to lead us through the next phase of the Company’s journey, and that re-inserting an rTSR modifier at this time could adversely impact us in terms of retention/hiring and positioning the Company for long-term growth and profitability.

Bread Financial | 2024 Proxy Statement	57

Feedback we heard	How we are responding
While the CHCC did not ultimately make significant changes to the design of our PBRSU structure for 2024, the CHCC is highly sensitive to our stockholders’ point of view on this topic. The CHCC will again closely evaluate during the next year, including through proactive engagement with our stockholders, whether 2025 is the appropriate time to make such a program design change.

AIC: Questioning whether the annual incentive compensation scorecard could be simplified, with more focus on the stockholder metrics

The CHCC appreciated this feedback and made the following modifications in approving the Company’s 2024 AIC scorecard:

• Increased weighting of the Stockholder metrics from 60% to 70%

• Capped total payout on scorecard at 100% (before modifiers) unless the Stockholder metrics achieve at least 85% of target

• Reduced number of strategic modifiers from 4 to 2

Disclosure: Stockholders would benefit from more disclosure regarding the linkage between the Company’s compensation practices and the Company’s business transformation over the last several years	We appreciated this feedback, and we have expanded the disclosure under “—Company Highlights and 2023 Focus Areas” above to provide more context regarding the Company’s strategic goals and priorities as we have transformed the Company over the last several years, and how those goals and priorities are linked to, and incentivized by, our compensation practices.

Disclosure: Stockholders would benefit from forward-looking ROE targets for PBRSU grants	We have included the forward-looking ROE targets for our PBRSU grants under “—Compensation Programs—Long-Term Equity Compensation—PBRSU Targets and Results” below.

Disclosure: Stockholders were appreciative of the comprehensive disclosure and transparency regarding AIC scorecard	We were thankful to hear this feedback. Transparency in our disclosures regarding our compensation practices and decision-making remains a key priority for us.

In addition to the above, in recent years the CHCC has made other significant improvements to our executive compensation programs, practices and disclosures, due in part to feedback received from our stockholders and their advisors. These changes, including those set forth below, were intended to enhance our performance-driven compensation structure, further align our executive compensation practices with current best practices and principles, and enhance the transparency of our disclosures:

•

60% of LTIC Grants are Performance-Based. Since 2021, 60% of our NEOs’ long-term equity incentive compensation awards have been PBRSUs, with the remaining 40% in TBRSUs, emphasizing the performance component of our NEOs’ long-term equity incentive compensation.

•

3-Year Cliff-Vesting for PBRSUs. Since 2021, our PBRSUs have been based on the average performance on pre-determined annual ROE targets over a three-year period, with cliff vesting at the end of the three-year period. The ROE targets for all three years are set at the beginning of the three-year period. Prior to 2021, our PBRSUs vested over shorter periods.

58	Bread Financial | 2024 Proxy Statement

•

Integration of ESG Metrics into Scorecard. Many of our scorecard metrics are tied to our broader ESG priorities, including Environmental (advancing our paperless initiatives by increasing Active Digital Users), Social (through our Associate Engagement, Opportunity Index, DEIB, Turnover, SLA and NPS metrics) and Governance (through our ERM metrics and supervisory matters modifier).

•

Added Strategic Modifiers to Scorecard. Beginning in 2022, we added four strategic modifiers (each +/-5%) to the scorecard, which are intended to incentivize management to successfully execute on key initiatives for the year that are crucial in driving the Company’s longer-term transformation and growth.

•

Enhanced Disclosure of Our AIC Balanced Scorecard. We provide comprehensive disclosure regarding our AIC awards, including full detail of the targets that are set for each metric and our performance against those targets. See “—2023 Balanced Scorecard Targets and Results.”

•

Updated Our Peer Group. In September 2022, in consideration of our current size and focus on the financial services sector following the transformative events of recent years, the CHCC made changes to our peer group used to determine the level and components of our NEO compensation. We removed certain of the larger companies from our prior peer group and replaced them with smaller companies, which are more comparable to us in terms of market cap, revenue and/or other metrics.

The CHCC will continue to consider the long-term interests of the Company and our stockholders when making decisions regarding our compensation program and the outcome of future say-on-pay votes. We currently provide stockholders with an annual “say-on-pay” advisory vote on the compensation of our NEOs, and we intend to continue doing so on an annual basis.

Bread Financial | 2024 Proxy Statement	59

Compensation Principles and Governance

We consider our executive compensation program integral to our ability to grow and improve our business. Our executive compensation program is structured at competitive levels and is designed to reward executive officers when the Company achieves above industry-average performance, and to significantly reduce rewards for performance below expectations. We maintain compensation plans that tie a substantial portion of our NEOs’ overall target annual compensation to the achievement of pre-established financial and non-financial objectives that support our business strategy, with a mix that balances short-and long-term goals.

The CHCC employs multiple performance measures and strives to award an appropriate mix of annual and long-term incentives to avoid overweighting short-term objectives. Through our executive compensation program, we seek to properly incentivize and reward our executives for performance with competitive pay, allowing us to attract, retain, motivate and engage the highest level of executive talent to guide our business and successfully execute our strategy.

The primary principles of our compensation program are described below:

PRINCIPLES OF OUR COMPENSATION PROGRAM

Incentivize Performance	We design our compensation program to pay for performance, with performance measured against challenging annual and long-term goals aligned with our key business priorities.

Deliver Long-Term Stockholder Value	We design our compensation program to promote sound decision-making for the business that drives long-term stockholder value and avoids excessive risk-taking. We seek to align management’s incentives with the creation of stockholder returns over the long-term, by requiring significant stock ownership and delivering the majority of our CEO’s target direct compensation in the form of LTIC awards.

Deliver Competitive Pay	We provide compensation that is competitive with market practice and reflective of the responsibilities of the role.

Attract, Retain and Engage Key Talent	We design our compensation program to attract, retain and engage the highest level of executive talent to guide our business and successfully execute our long-term strategy, which is essential to driving stockholder value.

60	Bread Financial | 2024 Proxy Statement

Key Compensation Policies and Practices

Our compensation program, practices and policies are reviewed and evaluated on an ongoing basis to address evolving best practices and changing regulatory requirements. We list below some of the more significant best practices we have adopted and the practices we have avoided.

What We Do	What We Don’t Do

PERFORMANCE-BASED PAY

We emphasize pay for performance. For 2023, executive compensation included both annual cash and long-term equity components tied to financial and non-financial performance.

STOCKHOLDER ALIGNMENT

Our compensation program is designed to be aligned with our long-term interests and those of our stockholders, with a majority of our CEO’s target direct compensation delivered as LTIC awards (of which 60% are performance-based).

ROBUST GOAL-SETTING

We set challenging goals that align with Company strategy.

CLAWBACK PROVISIONS

We have adopted a comprehensive clawback policy providing for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under U.S. federal securities laws, which policy is compliant with the requirements of Section 10D of the Exchange Act and Section 303A.14 of the NYSE Listed Company Manual.

DOUBLE-TRIGGER CHANGE IN CONTROL

We use double trigger acceleration provisions upon a change in control in our equity incentive plans and related equity award agreements.

SIGNIFICANT STOCK OWNERSHIP

Our directors and executive officers are required to hold a minimum amount of stock to further enhance alignment with stockholders.

BALANCED COMPENSATION STRUCTURE

We utilize a balanced approach to compensation, combining fixed and variable, short-term and long-term, and cash and equity components.

INDEPENDENT COMPENSATION COMMITTEE

Each member of our CHCC meets the independence requirements under SEC rules and NYSE listing standards.

INDEPENDENT COMPENSATION CONSULTANT

The CHCC engages an independent compensation consultant.

NO EMPLOYMENT, SEVERANCE OR CHANGE IN CONTROL AGREEMENTS

We do not have employment, severance or change in control agreements with our executive officers.

NO TAX GROSS-UP PROVISIONS

We do not enter into excise tax gross-up arrangements with any of our executive officers.

NO EXCESSIVE PERQUISITES

We provide only limited perquisites to our executive officers.

NO SPECULATIVE TRADING

Our directors and executive officers are prohibited from trading in puts or calls or engaging in short sales with respect to our securities.

NO EXCESSIVE RISK-TAKING

We regularly review our compensation program to ensure that the program does not promote unnecessary or excessive risk-taking.

NO PLEDGING OF OUR SECURITIES

Our directors and executive officers are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

NO HEDGING OF OUR SECURITIES

Our directors, executive officers and associates are prohibited from engaging in hedging transactions with respect to our securities.

NO DIVIDENDS ON EQUITY GRANTS UNLESS VESTED

We do not pay dividends or dividend equivalent rights on any equity granted to directors or executive officers unless those grants vest.

Bread Financial | 2024 Proxy Statement	61

Summary of CEO and Other NEOs Pay Mix

Consistent with our compensation philosophy, the total target direct compensation of our NEOs is heavily weighted towards variable, at-risk compensation that is tied to performance, with 87% of our CEO’s total pay at risk and 79% of our other NEOs’ average total pay at risk. The 2023 performance-based component for our CEO and our other NEOs comprised 62% and 60%, respectively, of such executive officers’ total direct compensation.

2023 CEO TARGET PAY MIX(1)	2023 AVERAGE NEO TARGET PAY MIX(1)

(1)	These pay mix charts exclude amounts listed in the column titled “All Other Compensation” in the Summary Compensation Table included in this proxy statement.

62	Bread Financial | 2024 Proxy Statement

Compensation Programs

Overview of 2023 NEO Compensation Program Elements

The following is an overview of the 2023 compensation program elements for our NEOs. We use each component of compensation to satisfy one or more of our compensation objectives. The CHCC places a significant portion of the overall target compensation for our executive officers “at risk,” without encouraging excessive or unnecessary risk-taking.

	Form of Payment	Performance Period	Performance Criteria	Objectives	For More Information

Base Salary	Cash; Fixed	Ongoing	Alignment of salary with performance is evaluated on an annual basis	• Compensates for day-to-day performance • Attracts, retains and rewards NEOs with competitive fixed pay • Reflects experience and job scope	Page 64

Annual Incentive Compensation (AIC)	Cash; Performance-Based	One Year	Results of metrics on balanced scorecard, adjusted upwards or downwards by strategic modifiers

• Incentivizes performance on a range of financial and non-financial metrics in the following categories: Stockholder, Associate and Customer

• Rewards successful execution of key annual strategic goals

Page 64

Long-Term Equity Incentive Compensation (LTIC)	60% PBRSUs	Three-Year Cliff Vesting	ROE	• Aligns incentives with stockholder interests and long-term financial objectives • Focuses our executives on delivering exceptional performance	Page 72
	40% TBRSUs	Vests Ratably Over Three-Year Period	Time-based, subject to continued employment	• Increases retention • Promotes direct alignment with stockholder interests • Rewards creation of long-term value	Page 72

Bread Financial | 2024 Proxy Statement	63

Base Salary

While a meaningful portion of our NEOs’ compensation is contingent upon meeting specified performance targets, we pay our NEOs a competitive base salary as fixed compensation for their time, efforts and commitments throughout the year. To aid in attracting and retaining qualified executive officers, the CHCC seeks to keep base salary competitive by considering, among other factors, the nature and responsibility of the position; experience of the individual; market data; internal pay equity; and the other factors set forth under “Compensation Determination Process” below. The CHCC reviews base salaries at least annually.

In January 2023, the CHCC, together with its independent compensation consultant, reviewed the base salaries of our NEOs for fiscal year 2023. The CHCC considered the various factors set forth above, including a competitive assessment of the Company’s executive compensation against the Company’s peers and other industry data prepared by the independent compensation consultant. Based on these considerations, the CHCC approved the following base salary adjustments for 2023: Mr. Andretta’s base salary was unchanged from 2022; and the other NEOs’ base salaries were increased by amounts of between 1.6% and 3.2% over 2022.

BASE SALARY (ANNUALIZED RATE)

Named Executive Officer	2023	2022	% Change

Ralph J. Andretta	1,155,000	1,155,000	–%

Perry S. Beberman	650,000	630,000	3.2%

Valerie E. Greer	650,000	640,000	1.6%

Tammy M. McConnaughey	640,000	630,000	1.6%

Joseph L. Motes III	645,000	630,000	2.4%

Annual Incentive Compensation

AIC is the annual cash-denominated performance-based component of our executive compensation program designed to provide an incentive to our NEOs and other executive officers to contribute to our annual objectives, including key strategic priorities for the year. The CHCC focuses on matching rewards with results and encourages executive officers to make significant contributions toward our financial results and other objectives by providing a basic reward for reaching threshold expectations, plus an upside for reaching our aspirational goals. Our formulaic AIC program is structured to reflect specific and measurable financial and non-financial goals (including ESG-related matters), which are approved by the CHCC at the beginning of the year and set forth on the Company’s annual balanced scorecard.

64	Bread Financial | 2024 Proxy Statement

HOW AIC AWARDS ARE CALCULATED

During fiscal year 2023, each of our NEOs was eligible to earn an AIC award. Each NEO’s target AIC award was expressed as a percentage of his or her base salary, reflecting peer and industry data and practice, internal equity among executive officers, the intended value and mix of target total direct compensation and the other factors set forth under “Compensation Determination Process” below. After the end of the fiscal year, the CHCC determined the amount of each NEO’s AIC award based upon the Company’s achievement against pre-determined goals, as set forth in the Company’s 2023 balanced scorecard and as modified by the four strategic modifiers that were adopted as part of the 2023 AIC program.

The CHCC established threshold, target and maximum goal levels, with threshold equating to a 50% payout level, target equating to a 100% payout level, and maximum equating to a 200% payout level. The CHCC also established four strategic modifiers, each of which could either increase or decrease the total payout percentage by 5%, for a maximum modification of 20%, upwards or downwards. Threshold refers to the minimum acceptable level of performance that will result in payout, target is the desired level of performance, and maximum is the level of performance that will result in a maximum payment, which cannot be exceeded (except to the extent related to achievement of the strategic modifiers discussed below). Results are interpolated for performance between threshold and target, and between target and maximum. Because the metric goals are evenly distributed between threshold, target and maximum, while metric funding is set at 50% for threshold, 100% for target and 200% for maximum, this means that performance above target results in a steeper funding curve, driving motivation.

The score for each individual metric is then multiplied by the weighting assigned to that metric (see “—2023 Balanced Scorecard Targets and Results” below), and the weighted scores for all metrics are added together to determine the total scorecard results.

Establishing a maximum payout amount under our AIC plan deters excessive risk-taking, while having an equitable payout amount that can be earned at a defined performance threshold encourages goal attainment. No payout is made for performance below the threshold performance amount.

2023 AIC BALANCED SCORECARD DESIGN

Our 2023 balanced scorecard encompassed a selection of both financial and non-financial metrics important to all stakeholders, including metrics relating to our Stockholders, Customers and Associates. The scorecard consists of rigorous, quantitative performance metrics that were pre-established early in 2023 in these three categories (Stockholders, Customers, Associates). See “Compensation Determination Process—Target Setting” below for additional detail. The CHCC then reviewed progress against each metric throughout the year and evaluated achievement of the metrics in January 2024. The scorecard metrics were established by reference to our corporate strategy, which is designed to create value for our stockholders and benefit our customers and associates, and in turn the communities in which we operate. The financial metrics selected for 2023 were designed to incentivize strong financial results and align our NEOs’ interests with those of our stockholders, with

Bread Financial | 2024 Proxy Statement	65

the inclusion of non-financial metrics allowing us to also prioritize initiatives of significance in value-creation, including in the areas of risk, controls, regulatory matters, ESG-related matters, customer and brand partner relationships and human capital management. The goals were designed to be challenging and incentivize our NEOs to advance our strategic and operational priorities, in the face of uncertain macroeconomic and regulatory conditions.

Below is a description of the AIC scorecard metrics selected by the CHCC for 2023, along with detail regarding the rationale for each metric’s inclusion in the scorecard. Each of the 2023 metrics was also included as part of the Company’s 2022 scorecard, with the exception of Net Promoter Score (NPS), which replaced a Customer Complaints metric, within the Customer category of metrics. NPS is a widely-used metric within our industry to capture the extent of our customer advocacy and loyalty within the marketplace, as NPS is intended to measure those customers who are true advocates of our brand, based on their experiences.

	Metric	Measurement of Metric	Why Metric is Important

Stockholder (60%)	Average Loans(1)	Average total amount of our credit card and other loans during 2023, including any loans classified as held-for-sale.	Important indicator of the Company’s growth and ability to win new business, retain existing brand partners, and generate new loans and accounts.
	NCLs(1)	Total net principal credit losses for the calendar year 2023.	Focuses management on quality underwriting, credit risk management and successful collection and recovery efforts.
PPNR(1)

PPNR is calculated by increasing/decreasing Income from continuing operations before income taxes by the net provision/release in Provision for credit losses. PPNR is a non-GAAP financial measure and is reconciled to the most directly comparable GAAP measure included in our consolidated audited financial statements in Appendix A.

Measures our results of operations before income taxes, excluding the volatility that can occur within Provision for credit losses. When used in concert with credit-related metrics like NCLs, PPNR provides additional clarity in understanding our results and trends. It is a key measure to track core earnings over time to demonstrate sustainable, profitable growth. Accordingly, PPNR is weighted more heavily than the other Stockholder metrics.

	Operating Leverage(1)	The calendar year-over-year change in total revenue net, less the calendar year-over-year change in non-interest expense.	Measures discipline around deployment of resources and expense control in relation to revenue growth, efficiency and value creation. It is an important indicator of profitable growth.
	ERM – % of Self-Identified Issues	An issue is considered self-identified when sourced through one of various channels within the Company’s ERM program.

Measures the success of our ERM program in proactively identifying and reporting potential issues impacting our risk tolerances. Strong governance and proactive risk management are guiding principles of the Company’s strategy.

	ERM – Timely Remediation of Issues	Measured based on the number of days between the opening of the applicable issue and remediation.

Measures the success of our ERM program in efficiently remediating issues that impact our risk tolerances. Strong governance and proactive risk management are guiding principles of the Company’s strategy.

66	Bread Financial | 2024 Proxy Statement

	Metric	Measurement of Metric	Why Metric is Important
Customer (25%)	SLAs	The percent of monthly telephone service levels achieved when compared to the SLAs included in our contractual brand partner agreements for calendar year 2023.

Our industry is highly competitive, and one of the factors upon which we compete is the level of service that we provide to our customers. Our partnership agreements with brand partners generally require that we commit to certain service levels, and the extent to which we comply with these SLAs generally drives customer satisfaction and our ability to retain brand partners and win new business.

	Active Digital User Rate	Calculated based on digital users receiving a billing statement divided by active billing accounts over a specified period.

Increasing our active digital user rate is a key part of our ESG paperless initiatives. In addition, encouraging customers to use our digital platforms allows us to better service our customers and drives significant cost savings.

NPS

To calculate NPS, customers are surveyed “On a scale of 0-10, how likely are you to recommend this company’s product or services to a friend or colleague?” Scores of 0-6 are “Detractors,” scores of 7-8 are “Passives” and scores of 9-10 are “Promoters.” NPS = % Promoters minus % Detractors.

It is crucial that our customers have positive experiences in each of their touch points with us. Our customers (and brand partners) have many options available to them, and if we are unable to provide consistently positive experiences, we may be unable to effectively compete. NPS is a gold standard metric for measuring not just generally positive reactions, but the extent to which our customers are true brand advocates.

Associate (15%)	Associate Engagement

Measured based on the composite score on the three “Engaged Outcome” sections of the Company’s Annual Associate Survey, measuring:

•  Career Confidence: Overall, I believe my career goals can be met at this company.

•  Motivation: This company motivates me to contribute more than is required by my work.

•  Advocacy: I would recommend this company to people I know as a great place to work.

We take a holistic approach to our associates’ experiences, recognizing that an engaged workforce drives our long-term growth and sustainability. This metric seeks to measure associate engagement, by looking at the extent to which associates have confidence in the business, are motivated to go above and beyond in their roles, and serve as advocates for our brand.

	Opportunity Index	Measured based on promotions, lateral moves and internal cross-functional hires.

A priority for our management team is to develop and execute human capital-intensive strategies to ensure our workforce readiness, growth and advancement, with the goal of furthering our associates’ unique career journeys and developmental needs. Internal movement and promoting from within are also core to retaining top talent.

	DEIB	Measurement based on minority associate population’s promotions and lateral moves.

One of our key DEIB priorities is to create pathways for hiring and promotion of diverse candidate that map to market availability. Diverse workforces bring different perspectives, which help to create high performing teams, driving our business forward.

	Turnover	Measured based on total organization turnover.	To deliver an exceptional experience to our customers and advance our key business priorities, it is crucial that we retain a high-quality, tenured workforce.

(1)

At the time of the CHCC’s approval of the 2023 Balanced Scorecard, the CHCC pre-approved certain adjustments that would impact the calculation of Average Loans, NCLs, PPNR and Operating Leverage metrics. These adjustments are discussed below under “2023 Balanced Scorecard Targets and Results.”

Bread Financial | 2024 Proxy Statement	67

2023 STRATEGIC MODIFIERS TO SCORECARD

In addition, similar to 2022, the CHCC approved four strategic modifiers to the 2023 scorecard, which were based on four key business initiatives for the Company in 2023. These strategic modifiers were:

1.	Successful Development and Execution of Parent Debt Plan. The CHCC included this strategic modifier for 2023 because:

•

Entering 2023, we had upcoming debt maturities of $556 million in term loans due in July 2024 and $850 million of senior notes due in December 2024. These maturities represented significant obligations for the Company, which would have been challenging to efficiently refinance or otherwise address under normal circumstances, let alone amid uncertain macroeconomic and regulatory conditions.

•

In early 2020, when our Chief Executive Officer Ralph Andretta joined the Company, we had $3.2 billion of parent debt. Since that time, we have been steadily de-leveraging, and one of our key strategic focus areas for 2023 was to continue de-leveraging and enhance our balance sheet. An essential part of fortifying our balance sheet was to successfully address these near-term maturities and continue to reduce our parent debt.

2.

Supervisory Matters. The CHCC included this strategic modifier for 2023 because it is crucial in the financial services industry that we maintain a strong regulatory framework and collaborative relationships with our regulators. We are limited in the amount that we can disclose regarding the specific criteria associated with this strategic modifier, as much of the information and communications that we exchange with our regulators are considered “confidential supervisory information,” which is owned by the applicable regulatory agency and cannot be shared with third parties. A similar strategic modifier was also included as part of our 2022 AIC program.

3.	Successful Launch and Adoption of Mobile App. The CHCC included this strategic modifier for 2023 because:

•	Entering 2023, the Company did not have a mobile app. In light of evolving consumer demographics, preferences and expectations, having a seamless mobile app experience is a business necessity.

•

This strategic modifier advanced our 2023 focus areas to strategically invest in technologies that deliver exceptional value and experiences for our cardholders, and to optimize data & technology in order to create additional value.

4.	Successful Remediation of All High/Critical Issues from Transition. The CHCC included this strategic modifier for 2023 because:

•

As disclosed in our Annual Reports on Form 10-K and other filings with the SEC, the June 2022 transition of our core credit card processing services to strategic outsourcing partners (referred to herein as the “transition”) was a significant and complex undertaking, and it unfortunately resulted in unanticipated platform stability issues and related impacts that adversely impacted our business.

•

Entering 2023, there were still a significant number of unresolved technology and other issues relating to the transition that were categorized as either “high” or “critical” issues. Ensuring these issues were appropriately resolved was crucial in order to put transition-related issues behind the Company, and in doing so improve our customer experience, repair reputational damage associated with the transition, comply with regulatory expectations, and unlock additional benefits from the transition project.

•	Accordingly, this strategic modifier supported our 2023 focus areas of optimizing our data & technology and supporting responsible growth.

Each of the strategic modifiers was to be measured by the CHCC on a pass/fail basis and modify the total scorecard result by either +5% or -5% (for an aggregate impact of up to +/-20%). A description of the factors that

68	Bread Financial | 2024 Proxy Statement

the CHCC considered in evaluating the success of each modifier, along with the Company’s final results on the modifiers, is included below under “—2023 Balanced Scorecard Targets and Results.”

2023 BALANCED SCORECARD TARGETS AND RESULTS

Below is detail regarding the threshold, target and maximum performance goals for each metric in our 2023 AIC balanced scorecard, as well as the Company’s results on each metric, the weighted scoring for each metric, and the final total scorecard result:

	Measure	Threshold	Target	Maximum	Annual Results	Score	Assigned Scorecard Weight	Final Weighted Score
Stockholder (60%)	Average Loans ($mm)(1)	$17,549	$18,549	$19,549	$18,050	75.05%	9%	6.75%
	NCLs ($mm)(1)	$1,484	$1,306	$1,128	$1,343	89.57%	9%	8.06%
	PPNR ($mm)(1)(2)	$1,798	$1,970	$2,114	$1,980	107.07%	27%	28.91%
	Operating Leverage(1)(2)	(2.00)%	0%	2.00%	(1.19)%	70.25%	9%	6.32%
	ERM – % of Self-Identified Issues	65%	75%	85%	74.7%	98.61%	3%	2.96%
	ERM – Timely Remediation of Issues	85%	90%	95%	64.5%	–%	3%	–%
Customer (25%)	SLAs	85%	90%	95%	100.00%	200.00%	8.33%	16.67%
	Active Digital User Rate	61.50%	62.75%	64.00%	62.40%	86.00%	8.33%	7.17%
	NPS	35.00%	45.00%	55.00%	43.60%	93.00%	8.33%	7.75%
Associate (15%)	Associate Engagement	71%	76%	81%	80.20%	184.52%	3.75%	6.92%
	Opportunity Index(2)	51%	56%	61%	51.90%	59.00%	3.75%	2.21%
	DEIB	78%	82%	86%	83.90%	148.21%	3.75%	5.56%
	Turnover	26.10%	23.10%	20.10%	23.30%	96.67%	3.75%	3.63%

(1) Results impacted by certain pre-approved adjustments; see discussion below for additional details. (2) Both the performance targets and results for these metrics excluded the impact from the sale of the BJ’s Wholesale Club portfolio, which closed in early 2023 and was pending at the time these performance targets were established. (3) Result impacted by a normalizing adjustment (2.4%) made due to increased 2023 hiring in India in various technical/IT roles and operational excellence roles.							Scorecard Result	102.90%

Strategic Modifiers
Modifier Description	Result	Impact to AIC Funding Score	Scorecard Result + Strategic Modifiers = 112.90%
Successful Development and Execution of Parent Debt Plan	Pass	+5%
Supervisory Matters	Fail	(5)%
Successful Launch and Adoption of Mobile App	Pass	+5%
Successful Remediation of All High/Critical Issues from Transition	Pass	+5%
Grand Total: 10%

Bread Financial | 2024 Proxy Statement	69

As shown above, the Company’s results on the 2023 balanced scorecard (before applying the strategic modifiers) yielded a payout percentage of 102.90%. On the Stockholder metrics, the Company’s performance was generally between threshold and target, although PPNR came in at 107% of target, reflecting our management team’s continued focus on delivering quality growth. ERM: Timely Remediation of Issues scored below threshold, yielding a 0% payout on that metric. We believe this performance was due to the heightened focus on resolving high/critical issues, many of which were related to the 2022 transition of our core processing services (see “—2023 Strategic Modifiers to Scorecard”), which resulted in delays in remediating lower-priority issues.

Within the Customer metrics, the Company had a perfect 100% score on the SLA metric, yielding a maximum payout percentage of 200% on that metric. This score was a significant achievement, given that the prior year the Company’s achievement on the SLA metric failed to achieve threshold performance, primarily as a result of service interruptions experienced in connection with the transition. On Active Digital User Rate and NPS, the Company had solid performance on each of these metrics, although they were both slightly under target, resulting in scores of 86% and 93%, respectively, on these metrics.

In the Associate metrics on the scorecard, the Company’s performance was very strong on the Associate Engagement and DEIB metrics, significantly exceeding target, which we believe is reflective of our NEOs’ commitment to promoting a diverse, inclusive and engaged workforce that drives our long-term growth and sustainability. On both Opportunity Index and Turnover, the Company’s performance was between threshold and target. Additional detail regarding our human capital strategies, as well as our broader ESG and sustainability efforts, can be found in the “Commitment to Sustainability” section included elsewhere in this proxy statement.

As referenced above, Average Loans, NCLs, PPNR and Operating Leverage were impacted by certain adjustments that were approved by the CHCC. When the scorecard was adopted in early 2023, the CHCC pre-approved adjustments for the following: (i) unplanned acquisitions, divestitures, mergers or strategic early renewals, including credit card portfolio M&A; (ii) unplanned impacts from past/legacy businesses, including amounts associated with the Company’s former Epsilon and LoyaltyOne segments; (iii) matters relating to required regulatory changes, including a CFPB rule on credit card late fees; (iv) material one-time accounting impacts; and (v) certain impairments (e.g., brand partner bankruptcies). Certain of these pre-approved adjustments did result in impacts to the Company’s results on the Average Loans, NCLs, PPNR and Operating Leverage metrics, some of which were favorable to the Company’s results while others were unfavorable. A summary of the impact of these adjustments is below:

Metric	Average Loans ($mm)	NCL ($mm)	PPNR ($mm)	Operating Leverage (%)

Target Amount (unadjusted)(1)	18,549	1,306	1,970	0.00%

Actual Results (unadjusted)(1)	18,216	1,365	1,967	-2.17%

Adjustments

1) Repurchased legacy loan portfolio	-60	-12	4	0.11%

2) Strategic early renewals			17	0.44%

3) Write-down of equity interest in legacy business			6	0.14%

4) Legacy business cost and expenses			10	0.59%

5) Loan portfolio acquisition	-109	-10	-35	-0.82%

6) Debt issuance Costs			10	0.51%

Subtotal of Adjustments	-166	-22	13	0.98%

Final Results (Adjusted)	18,050	1,343	1,980	-1.19%
(1)

Both the performance targets and results for PPNR and Operating Leverage excluded the impact from the sale of the BJ’s Wholesale Club portfolio, which closed in early 2023 and was pending at the time these performance targets were established.

70	Bread Financial | 2024 Proxy Statement

With respect to the strategic modifiers, below is a summary of the criteria that the CHCC considered in evaluating the Company’s execution on each of the strategic modifiers, as well as the Company’s actual results on the initiatives and the scores assigned by the CHCC:

Strategic Modifier	Criteria for Measuring Success	Outcome	Score

Successful Development and Execution of Parent Debt Plan

• Develop Audit Committee-approved, multi-year strategy to both refinance upcoming debt maturities and reduce overall parent debt

• Execute on parent debt plan, including addressing upcoming debt maturities of $556 million in term loans due in July 2024 and $850 million of senior notes due in December 2024

• Dynamically adjust actions according to market conditions

• In June 2023, the Company executed on Phase 1 of the parent debt plan by (i) refinancing its existing credit agreement, (ii) completing a convertible note offering, (iii) completing a tender offer for a portion of our senior notes due 2024, and (iv) in connection with the foregoing transactions, reducing our parent debt by $500 million

• In November 2023, the Company obtained its inaugural issuer ratings from Moody’s, Fitch and S&P

• In December 2023, the Company executed on Phase 2 of the parent debt plan by completing a new high-yield notes offering, which was used to repay in full both the senior notes due 2024 and the Company’s outstanding term loans

• In January 2024, the Company completed Phase 2 of the parent debt plan by offering additional senior notes, which together with cash on hand were used to repay $400 million of the Company’s senior notes due 2026

• In total, the Company repaid $600 million of parent debt

Pass (+5%)

Supervisory Matters

• The criteria for measuring success on this modifier is considered “confidential supervisory information,” which is owned by the applicable regulatory agency; as such, we are not permitted to publicly disclose specific detail on this criteria in this proxy statement or otherwise

• Though the criteria for measuring success on this metric was satisfied, the CHCC nonetheless assigned this modifier a failing grade due to the consent order received by one of the Company’s non-bank subsidiaries during 2023 relating to the 2022 transition

Fail (-5%)

Successful Launch and Adoption of Mobile App

• Strong App Store Rating (Apple and Google App Stores)

• Mobile Adoption: Target of 20%, measured based on the percentage of eligible billing active cardholders that have logged into the Mobile App over a 180 day period

• The Company successfully launched its Bread Financial mobile app, which was released to Bread Cashback credit card customers in the fourth quarter of 2023, and is being rolled out to brand partner customers starting in the first quarter of 2024

• The app has been functioning well and has been well-received and adopted by the Company’s cardholders

• App Store Rating: 4.8

• Mobile App Adoption: 29.5%

• 99% non-crash rate

Pass (+5%)

Successful Remediation of All High/Critical Issues from Transition

• Entering 2023, there were nearly 150 outstanding issues relating to the transition that were categorized as either “high” or “critical” issues

• To succeed on this modifier, all high/critical issues related to transition must be remediated, resourced and staffed by early 2024.

• The Company’s NEOs held weekly meetings to ensure all such issues were resolved, and the Company ultimately succeeded on this modifier due to the hard work of many cross-functional teams

• In total, all 148 high/critical issues have been resolved

Pass (+5%)

In total, three passing scores and one failing score on the strategic modifiers resulted in a 10% net increase to the 2023 balanced scorecard, yielding a total payout percentage of 112.90%.

Bread Financial | 2024 Proxy Statement	71

SUMMARY OF 2023 PERFORMANCE-BASED AIC PAYMENTS

The following table sets forth a summary of the AIC payments for the 2023 performance year, calculated using the final payout percentage of 112.90% from the 2023 balanced scorecard. These AIC payments are also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below. The target AIC percentages reflected below were unchanged from 2022. For fiscal year 2023, no discretionary adjustments were made by the CHCC for any of our NEOs.

	Annual Base Salary ($)	x	Target AIC (%)	=	Target AIC ($)	x	Final Payout Percentage	=	AIC Payment ($)

Ralph J. Andretta	1,155,000		180%		2,079,000		112.90%		2,347,191

Perry S. Beberman	650,000		150%		975,000		112.90%		1,100,775

Valerie E. Greer	650,000		150%		975,000		112.90%		1,100,775

Tammy M. McConnaughey	640,000		150%		960,000		112.90%		1,083,840

Joseph L. Motes III	645,000		150%		967,500		112.90%		1,092,308

Long-Term Equity Incentive Compensation

We grant long-term equity incentive awards to align the interests of our NEOs and other executive officers with those of our stockholders and foster a focus on long-term results, as well as to encourage retention. Awards of performance-based LTIC pay out solely upon attainment of a threshold level of pre-determined performance targets, as well as continued employment of the executive officer.

In determining the size of LTIC awards, the CHCC generally considers the following factors: (i) the value of total direct compensation for comparable positions at our proxy peer group and other market data; (ii) Company and individual performance against strategic plans; (iii) the number and value of LTIC awards previously granted; (iv) the allocation of overall equity awards attributed to our executive officers relative to all equity awards; and (v) the relative proportion of long-term incentives within the total direct compensation mix.

In 2023, we granted LTIC awards to our senior management and executive officers, including our NEOs, pursuant to our 2022 Omnibus Incentive Plan. As permitted by the 2022 Omnibus Incentive Plan, the Board of Directors has delegated its authority under the plan to the CHCC, except for purposes of awards to the CEO.

2023 LTIC PLAN DESIGN

In 2023, for the third consecutive fiscal year, the CHCC structured our LTIC plan for our NEOs to consist of 60% PBRSUs and 40% TBRSUs, the features of which are summarized in the table below:

Element	Key Metrics	Features

Performance-Based Restricted Stock Units (60% of Award)	• Pre-determined annual ROE targets over 3-year period (0-150% achievement) • Annual ROE achievement averaged at end of 3-year period	• 3-year cliff vesting period (2023-2025) • Payout tied to performance • ROE targets established at the time of grant by the CHCC

Time-Based Restricted Stock Units (40% of Award)	• Vest ratably over 3-year period	• Units encourage long-term retention and align NEOs interests with stockholders

After taking into consideration the long-term incentive practices in the marketplace, we believe that an equity mix of PBRSUs and TBRSUs provides a market-competitive and balanced approach. The portion granted in PBRSUs,

72	Bread Financial | 2024 Proxy Statement

whose vesting criteria are tied to our financial performance, is intended to focus and incentivize our executives to deliver exceptional performance and further align incentives with stockholder interests. The portion granted in TBRSUs is intended to increase retention, while also promoting direct alignment with stockholder interests and rewarding the creation of long-term value.

LTIC AWARDS GRANTED DURING 2023

In March 2023, the following LTIC grants (the 2023-2025 LTIC Awards) were made to our NEOs, with 60% of the total target award in the form of PBRSUs and the remaining 40% in TBRSUs:

Name	2023-2025 LTIC Award Target Grant Value ($)	PBRSUs Granted (in shares)(1)	TBRSUs Granted (in shares)(1)

Ralph J. Andretta	5,520,000	87,319	58,211

Perry S. Beberman	1,600,000	25,310	16,873

Valerie E. Greer	1,600,000	25,310	16,873

Tammy M. McConnaughey	1,150,000	18,191	12,128

Joseph L. Motes III	1,230,000	19,457	12,971

(1)

The target numbers of RSUs were determined by dividing the total grant value of the award by the 45-day average fair market value of the Company’s common stock as quoted on the NYSE as of the date of grant.

2023-2025 PBRSU DESIGN

The PBRSUs we granted in 2023 are subject to an annual ROE metric with threshold, target and maximum goals for each of 2023, 2024 and 2025. For the ROE metric, threshold, target and maximum goals from 50% to 150% achievement are to be calculated on a scale interpolated between the fixed threshold, target and maximum goal amounts, with a maximum payout of 150% of target.

After consideration of market practices and consultation with our independent compensation consultant, the CHCC continued the use of ROE as the performance metric for our PBRSU grants in 2023. ROE is a valuable performance metric because:

•	it directly reflects the return generated by the Company on our stockholders’ investment

•	it encompasses profitability, efficiency, balance sheet management and financial leverage, and is among the most widely used indicators of financial performance in our industry and among our peers

•	achieving a high ROE requires prudent management of the tradeoffs between risk and return, requiring an appropriate balance between achieving the highest return on invested capital and managing risk

•	using ROE as a performance metric aligns the interests of our NEOs with those of our stockholders, because sustaining a high ROE is a primary driver of strong earnings growth and long-term value

We average the annual ROE results at the end of the three-year performance period so that ROE results relative to the goals are not disproportionately impacted by unforeseeable market factors outside the NEOs’ control over a multi-year period. This approach provides a performance and retention incentive over the long term with three-year cliff vesting.

In the event threshold performance is not achieved in one or more fiscal years, the total payout could be less than 50%, and as low as 0%. To the extent earned, these PBRSUs will vest in February 2026, provided that the executive is employed by us on the vesting date. The CHCC believes the combined annual ROE over three years for the PBRSUs can be characterized as challenging to achieve, but attainable with the application of significant skill and effort on the part of our executive officers.

Bread Financial | 2024 Proxy Statement	73

The payout for the PBRSUs will be determined when the full measurement can occur, after December 31, 2025. For all grants, the recipient must be employed by us at the time of vesting to receive the stock.

PBRSU TARGETS AND RESULTS

In February 2024, the CHCC met to certify 2023 ROE results and determine final payouts under the 2021-2023 PBRSUs granted in February 2021. The 2023 ROE results, as adjusted, are included in the table below, along with an overview of the targets and results for the PBRSUs granted in each of the past three fiscal years. In response to stockholder feedback, we have included the forward-looking ROE targets for 2024 and 2025 in the table below.

(1)

When established in February 2021, the ROE goals for the 2021-2023 PBRSUs included the Company’s former LoyaltyOne segment, which was subsequently spun off into a standalone company in November 2021. For purposes of measuring performance on the 2021-2023 PBRSUs in 2022 and 2023, both the ROE goals and actual ROE results are based on the ROE from the Company’s continuing operations, excluding the Company’s former LoyaltyOne segment.

(2)	3-year relative TSR modifier (-20%) applied at end of 3-year term for the 2021-2023 PBRSUs.

The Company’s unadjusted, actual ROE performance for 2023 was 27.09%. When each annual grant of PBRSUs was made, however, the CHCC had pre-approved adjustments to the ROE results for (i) provision build/release impacts, (ii) gain/loss from portfolio sales, (iii) unplanned impacts from legacy businesses, including amounts associated with the Company’s former Epsilon and LoyaltyOne segments, and (iv) a normalizing adjustment assuming a constant TCE/TA ratio had been in place. The CHCC also retains the authority to adjust results for other items that were non-recurring or not known or knowable at the time the ROE targets were set, such as

74	Bread Financial | 2024 Proxy Statement

(i) early strategic partner renewal compression, (ii) material regulatory and/or accounting changes, (iii) impacts from acquisitions, divestitures and mergers, (iv) debt issuance costs associated with refinancings, and (v) certain impairments (e.g., brand partner bankruptcies).

When the CHCC met in February 2024 to certify 2023 ROE results, the most significant decision-point was whether to adjust (downward) the 2023 ROE result to remove the approximately $230 million of gain associated with the Company’s sale of the BJ’s Wholesale Club (BJ’s) loan portfolio, which closed in early 2023. Ordinarily, the CHCC would adjust ROE results (downwards or upwards) based on the gain or loss associated with the sale of a loan portfolio. After deliberate discussion and consideration, however, the CHCC elected to not adjust the 2023 ROE results for the gain-on-sale from the BJ’s portfolio with respect to the PBRSUs granted in 2021 and 2022, although the 2023 ROE result for the PBRSUs granted in 2023 would be adjusted downward for the gain-on-sale from the BJ’s portfolio.

In making these decisions regarding the BJ’s gain-on-sale, the CHCC recognized that, in certain circumstances, the loss of a portfolio may be in the long-term best interests of the Company. The BJ’s portfolio was capital intensive and becoming less profitable over time, so committing the capital that ultimately would have been required to maintain that portfolio would not have been in the long-term best interests of the Company and would have hindered the Company’s ability to pursue other important capital priorities. In that regard, our management team recommended bolstering the Company’s capital position with the proceeds from the gain-on-sale. A portion of the BJ’s gain-on-sale was also re-invested during 2023 into technology enhancements and other long-term initiatives, thereby increasing non-interest expenses during 2023. In addition, the CHCC recognized that actual 2023 macroeconomic conditions had worsened significantly since the 2023 targets were established in 2021 and 2022. For the PBRSUs granted in 2023, the CHCC did adjust the ROE result downward for the BJ’s gain-on-sale, as the closing of the sale was pending at the time the ROE targets for those grants were established.

Below is a summary of the adjustments made in calculating the final 2023 ROE results for the PBRSUs granted in each of 2021, 2022 and 2023.

	2021 PBRSU Grant Tranche 3 ($mm)	2022 PBRSU Grant Tranche 2 ($mm)	2023 PBRSU Grant Tranche 1 ($mm)

Income from continuing operations before income taxes	$968	$968	$968

Gain on portfolio sale			$(230)

Provision for credit losses release	$(136)	$(136)	$(136)

Legacy business costs	$17	$17	$17

Strategic actions not contemplated at time of target setting (renewals, acquisition related)	$269	$31	$31

Adjusted Income from continuing operations before income taxes	$1,118	$880	$649

Adjusted Provision for income taxes	$266	$210	$155

Adjusted Income from continuing operations	$852	$670	$495

Adjusted ROE	31.3%	24.6%	18.2%

9% Capital adjustment	0.1%	0.1%	0.1%

Final Adjusted ROE	31.3%	24.7%	18.2%

Bread Financial | 2024 Proxy Statement	75

FINAL PAYOUT OF 2021- 2023 PBRSUS

As described above under “PBRSU Targets and Results,” the 2021-2023 PBRSUs awarded to our NEOs in February 2021 completed their three-year performance period at the end of fiscal year 2023. As a result, the CHCC determined and certified the Company’s final results of these PBRSUs over the three-year period in February 2024, which determined the final number of shares earned pursuant to those awards. As illustrated below, based on the annual ROE results for fiscal years 2021, 2022 and 2023, and our rTSR performance over the three-year period, the shares earned on account of these PBRSUs equated to 130.0% of the target award established in February 2021.

Primary Metric	Threshold (%)	Target (%)	Maximum (%)	Result (%)	ROE Result as a % of Target

Fiscal Year 2021 ROE	21.0%	26.8%	29.0%	40.7%	150.0%

Fiscal Year 2022 ROE (Continuing Ops)	18.7%	23.6%	27.7%	30.7%	150.0%

Fiscal Year 2023 ROE (Continuing Ops)	20.6%	26.1%	30.3%	31.3%	150.0%

Average Result					150.0%

Modifying Metric	≤ 25th Percentile	Median	≥ 75th Percentile	Result	ROE Result as a % of Target

TSR Percentile Ranking v. 2021 Peer Group	-20%	0%	+20%	8th Percentile	-20%

Primary Metric Result	+/- Modifying Metric Result	Equals	Final Payout Result as a % of Target

150%	-20%	=	130%

Based on this final payout result of 130.0%, on February 16, 2024, our NEOs earned a number of shares equal to 130.0% of the target number of shares granted to each of them under their respective PBRSU in February 2021. Accordingly, Mr. Andretta earned 51,319 shares versus his target of 39,476 shares, Mr. Beberman earned 4,710 shares versus his target of 3,623 shares, Ms. Greer earned 13,442 shares versus her target of 10,340 shares, Ms. McConnaughey earned 12,220 shares versus her target of 9,400 shares, and Mr. Motes earned 13,442 shares versus his target of 10,340 shares, in each case before giving effect to any shares withheld for federal tax withholding purposes. Each of these awards vested on February 16, 2024, except for Mr. Beberman’s award, which was made in connection with Mr. Beberman joining the Company in July 2021 and will not vest until July 15, 2024, subject to Mr. Beberman’s continued employment through that date.

76	Bread Financial | 2024 Proxy Statement

Compensation Determination Process

Under the terms of the CHCC’s charter, (i) the CHCC reviews and approves the compensation for our non-CEO executive officers and (ii) the CHCC, together with the other independent directors, approves the compensation of our CEO. Throughout this CD&A, we make references to actions taken and decisions made by the CHCC. For purposes of simplifying the disclosure in this CD&A, whenever we refer to actions taken by the CHCC with respect to our CEO’s compensation, those references should be understood to mean that the applicable action/decision was taken by the CHCC, together with the other independent directors, in accordance with the terms of the CHCC’s charter.

The CHCC typically sets the total direct compensation for our executive officers near the beginning of each year. This timing allows us to consider the performance of the Company and each executive officer in the prior year, as well as expectations for the upcoming year.

In determining the compensation of each NEO, the CHCC considers various factors, including:

•	current and future responsibilities, including the size and complexity of the executive’s role;

•	experience;

•	individual performance, including defining and executing on financial, strategic and operational objectives;

•	the compensation of officers with similar responsibilities at comparable companies (see “—Competitive Considerations” below);

•	tenure in role;

•	retention considerations;

•	the awards given to the NEO in past years; and

•

the relationship between the compensation to be received by the NEO and the compensation to be received by the other NEOs (which we refer to as “internal pay equity”), including comparing the relationship to that found at comparable companies.

The CHCC approved compensation levels in early 2023 for our named executive officers. For additional information on the process for establishing compensation, see “—Compensation Programs” above and “—Competitive Considerations” below.

Role of the Chief Executive Officer

Typically, our CEO makes compensation recommendations to the CHCC with respect to our non-CEO executive officers. The CHCC may accept or adjust the CEO’s recommendations in its sole discretion and also makes a recommendation regarding the CEO’s compensation to the full Board of Directors. The CEO does not make any recommendations to the CHCC or to the Board of Directors relating to performance measures, targets or similar items that affect CEO compensation. Moreover, the CEO is recused from discussions of CEO compensation during Board of Directors and CHCC meetings.

Role of the Compensation Consultant

The CHCC has the authority to retain outside advisors, including compensation consultants, to assist it in evaluating actual and proposed compensation for our officers and non-employee directors. The CHCC directly engages Meridian Compensation Partners, LLC (Meridian), as its external executive compensation consultant for its industry knowledge and experience in advising on executive compensation matters. The CHCC has considered and assessed all relevant factors, including, but not limited to, those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, as amended, that could give rise to a potential conflict of interest

Bread Financial | 2024 Proxy Statement	77

with respect to Meridian. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Meridian. In particular, Meridian assisted the CHCC in 2023 with competitive market analysis, peer assessment, and consultation and review of compensation policies and practices. Meridian also assisted the CHCC with a variety of other issues, including an analysis of the share usage, dilution and overhang of our equity compensation plan, the design and establishment of performance metrics and goals under our variable incentive plans, reviewing our compensation risk analysis, reviewing our non-management director compensation program, responding to our 2023 say-on-pay vote outcome, and reviewing this CD&A.

Competitive Considerations

In determining appropriate levels of compensation, the CHCC seeks to set target pay levels that are competitive with the market for which we compete for talent. The CHCC considers the competitive market for talent and compensation levels provided by comparable companies to minimize significant differences that could negatively impact our ability to attract and retain skilled executive officers. As referenced above, the CHCC engaged Meridian to, among other things, assist with competitive market analysis and peer assessment. For conducting market reviews, Meridian formed and surveyed two data sets, both of which were approved by the CHCC: a general industry group and a proxy peer group. The general industry group encompasses financial services industry data for companies of similar size based on revenue. The proxy peer group consists of public companies that are selected based on the criteria described below.

PROXY PEER GROUP

Our pay program is designed to reward achievement of financial and strategic goals and to attract, retain and motivate our leaders in a competitive talent market. Each year, the CHCC reviews the pay levels and practices of peer companies in order to assess the competitive positioning of the Company’s pay levels and plan designs. For fiscal year 2023, the CHCC approved a compensation peer group comprised of the following 16 companies:

• Ally Financial Inc.	• Fifth Third Bancorp	• LendingClub Corporation
• Associated Banc-Corp.	• Green Dot Corporation	• OneMain Holdings, Inc.
• Capital One Financial Corporation	• Huntington Bancshares Incorporated	• Regions Financial Corporation
• Citizens Financial Group, Inc.	• KeyCorp	• SoFi Technologies, Inc.
• Comerica Incorporated	• LendingTree, Inc.	• Synchrony Financial
• Discover Financial Services

We selected peer companies by taking into account the following factors: size (including revenue and market capitalization); competitiveness for brand partners/customers and executive talent; organizational structure and complexity; proxy advisor peer criteria; location; and other factors. We believe such companies are likely to have executive positions comparable in breadth, complexity and scope of responsibility to ours.

We consider median market levels of compensation when setting total target compensation levels for our officers, although the actual positioning of target compensation relative to the median varies based on each executive’s experience, skill set and other factors. We emphasize variable compensation because it minimizes fixed expense associated with salary and enables total compensation to fluctuate directly with performance against operating goals, strategic and operational performance objectives and changes in share price. This approach aligns overall costs with performance and provides executives with a leveraged and attractive compensation opportunity that varies based on results.

The CHCC, together with our independent compensation consultant, annually reviews our peer group. In September 2022, the CHCC removed from the peer group M&T Bank Corporation, Mastercard Incorporated, PayPal Holdings, Inc., and SVB Financial Group, and added to the peer group Associated Banc-Corp, Green Dot Corporation, LendingTree, Inc., LendingClub Corporation, OneMain Holdings, Inc. and SoFi Technologies, Inc. These

78	Bread Financial | 2024 Proxy Statement

changes were effective for 2023 compensation decisions and were made to remove certain of the largest companies from our prior peer group and replace them with smaller companies, which are either similar to or us or smaller in term of market cap, revenue and other metrics.

Data with respect to comparable elements of total target compensation is compiled for the peer group of companies described above by our independent compensation consultant from available sources, including, in most cases, from both published proxy data and Equilar’s Executive Compensation Survey.

MARKET REVIEW

Market data provides an important benchmark by indicating what an executive officer could expect to earn at a comparable company and what we might expect to pay if we should have to recruit and compete for outside executive talent. Market data, however, is only one factor that the CHCC considers in assessing the reasonableness of compensation provided to our NEOs. The CHCC also considers other relevant factors, including an NEO’s role and responsibilities, experience, performance, talent supply and demand that may be industry or application specific, cost constraints, internal pay equity considerations, tenure, expected future contributions, prior compensation and retention risk for each NEO.

When conducting the market review, the CHCC reviews each component of compensation in relation to certain percentiles of both the proxy peer group and the general industry group surveyed. While we consider median market levels of compensation when setting total target compensation levels for our officers, the actual positioning of target compensation relative to the median varies based on each executive’s experience, skill set and the other factors set forth above.

Target Setting

AIC and LTIC metrics and targets are established, and grants are awarded, early in each year, which allows us to consider the performance of the Company and each executive officer in the prior year, as well as expectations for the upcoming year.

Factors that the CHCC considers when establishing performance metrics and targets include the following:

•	corporate strategy, including key strategic initiatives that continue to drive our transformation and long-term success;

•	annual and long-term operating plans;

•	macroeconomic environment and indicators;

•	regulatory environment;

•	performance history;

•	input from our independent compensation consultant and management; and

•	difficulty of the targets in light of the above factors.

The CHCC set the performance metrics, and related weightings and targets, for our 2023 executive compensation program in February and March 2023. The CHCC seeks to establish rigorous performance metrics that will focus management’s attention on key drivers and initiatives of our business, while providing meaningful motivational value to our executives. The performance targets are designed to ensure that we continue to meet and overcome

Bread Financial | 2024 Proxy Statement	79

the challenges we face and are positioned to respond to volatile macroeconomic and regulatory conditions. Generally, the CHCC prefers to set targets that exceed prior years’ results. However, the CHCC also understands that this method is not always practical, especially in an industry (such as ours) that can be significantly impacted by macroeconomic, regulatory and other external forces beyond the control of management, including, for example, the CFPB’s regulation of credit card late fees.

For discussion regarding our AIC and LTIC metrics, targets and performance, see “Compensation Programs—Annual Incentive Compensation” and “Compensation Programs—Long-Term Equity Incentive Compensation” above.

Compensation Policies and Practices

Assessment of Risk in Compensation Program Design

The CHCC reviewed the design of our compensation program for both our executive officers and other officers and key contributors who receive performance-based compensation and assessed the potential for our compensation program to encourage excessive risk-taking. The CHCC considered the following characteristics of our compensation program, among others:

•	a balance of both short- and long-term performance-based incentive compensation;

•	a balance within equity incentive compensation of both TBRSUs and PBRSUs;

•	the use of multiple performance metrics in incentive compensation, utilizing a mix of financial and non-financial objectives;

•	the definition of performance metrics at the beginning of the performance period, which may include adjustments for one-time or other pre-determined events;

•	inclusion of maximum payout limitations under our omnibus incentive plans;
•	stock ownership guidelines applicable to certain key executives;

•	standardized equity grant and forfeiture procedures;

•	ability of the CHCC to apply discretion in determining payouts for incentive compensation; and

•	clawback policy providing for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under U.S. federal securities laws, which policy is compliant with the requirements of Section 10D of the Exchange Act and Section 303A.14 of the NYSE Listed Company Manual.

As a result of this review, the CHCC believes that the design of our compensation program provides multiple, effective safeguards against, and does not promote, unnecessary or excessive risk-taking that is reasonably likely to have a material adverse effect on the Company.

Prohibitions on Hedging and Pledging of Our Securities

Our insider trading policies prohibit directors, executive officers and associates, together with certain of their family members and controlled entities, from engaging in hedging transactions with respect to our securities. These prohibited transactions include the use of financial instruments, including prepaid variable forward contracts, equity swaps, collars and exchange funds, that are designed to hedge or offset any decrease in market value of such person’s holdings in our equity securities. Furthermore, our insider trading policies prohibit directors, executive officers and designated associates, together with certain of their family members and controlled entities, from (i) trading in puts, calls or other derivative securities; (ii) engaging in short sales with respect to our securities; (iii) holding our securities in a margin account; and (iv) pledging our securities as collateral for a loan. These policies help to ensure that the interests of our directors, executive officers and associates remain aligned with those of our other stockholders.

80	Bread Financial | 2024 Proxy Statement

Clawback Provisions

We have adopted a comprehensive clawback policy providing for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under U.S.

federal securities laws, which policy is compliant with the requirements of Section 10D of the Exchange Act and Section 303A.14 of the NYSE Listed Company Manual.

Stock Ownership Guidelines and Holdings Requirements

We believe that our executive officers should maintain a significant position in our common stock so that their interests are aligned with those of our stockholders. Our stock ownership guidelines require our executive officers to maintain an investment position in our common stock equal to a multiple of his or her base salary. With compliance measured from the date of hire or promotion, the stock ownership guidelines include shares owned outright and 70% of unvested TBRSUs. Further, until compliance is achieved, executive officers must hold at least 50% of net shares acquired at vesting and are restricted from selling below the compliance threshold thereafter. While no burn-in period is provided prior to measuring compliance, the Board of Directors expects executives to reach the prescribed thresholds within five years.

As of March 31, 2024, (i) all current NEOs are in compliance with the holding requirements outlined above and (ii) all current NEOs, other than Perry Beberman (who joined the Company in July 2021), are in compliance with the stock ownership guidelines outlined above. For information regarding the applicable guidelines and requirements for our non-employee directors, see “Director Compensation—Director Stock Ownership Guidelines and Holding Requirements” below.

Perquisites

With limited exceptions, the CHCC’s policy is to provide personal benefits and perquisites to our NEOs that are substantially similar to those offered to our other associates at or above the level of vice president. The personal benefits and perquisites that may be available to our NEOs in addition to those available to our other associates include the opportunity to elect and receive at no cost enhanced life insurance, supplemental disability, financial planning services and an annual physical. For additional information about the perquisites given to our NEOs in 2023, see the Fiscal Year 2023 All Other Compensation table included below in this proxy statement.

Bread Financial | 2024 Proxy Statement	81

Other Plans or Agreements Governing Executive Compensation

Change in Control—Impact on Outstanding Equity

Under our equity incentive plans, the CHCC, as the plan administrator, may accelerate vesting of stock options and restricted stock or RSUs in the event of a change in control. Further, if a participant’s employment or other service is terminated by the Company or other surviving entity without cause or the participant resigns for good reason within 12 months after a change in control, all restrictions on any awards held by the participant will lapse and the awards will be immediately and fully vested. Further, stock options will be exercisable until the earlier of the end of the option term or the end of the one year period following such event.

Executive Deferred Compensation Plan

We maintain an Executive Deferred Compensation Plan, which permits our executive officers and certain other highly compensated associates to defer up to 50% of their base salary and incentive compensation (as defined in the Executive Deferred Compensation Plan) on a pre-tax basis. Deferrals under the Executive Deferred Compensation Plan are unfunded and subject to the claims of our creditors. Each participant in the

Executive Deferred Compensation Plan is 100% vested in their account, and account balances accrue interest at a rate established and adjusted periodically by the CHCC. For additional information relating to our NEOs’ participation in the Executive Deferred Compensation Plan, please see the Fiscal Year 2023 Nonqualified Deferred Compensation table under “Director and Executive Officer Compensation” below.

Bread Financial 401(k) Plan

The Bread Financial 401(k) Plan is a defined contribution plan that is qualified under Internal Revenue Code (IRC) Section 401(k). Eligible associates can participate in the Bread Financial 401(k) Plan immediately upon joining the Company. The Bread Financial 401(k) Plan covers eligible U.S. associates of the Company and all of its U.S. subsidiaries. Effective January 1, 2023, the Company enhanced its plan design to help associates maximize their retirement savings. Under the new plan design, the

Company deposits a contribution equal to three percent of an associate’s eligible compensation into their 401(k) plan on an annual basis, and matches 50 cents for every dollar an associate contributes up to six percent of an associate’s eligible compensation. The Company’s three percent contribution vests immediately, but associates must work at the company for three years before the matching contribution vests.

82	Bread Financial | 2024 Proxy Statement

Director and Executive Officer Compensation

Summary Compensation Table

The following tables and accompanying narratives set forth the compensation paid to our NEOs for the fiscal years ended December 31, 2023, 2022 and 2021:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)

Ralph J. Andretta President and Chief Executive Officer	2023	1,155,000	–	4,039,912	2,347,191	–	155,483	7,697,586
	2022	1,138,846	–	4,840,698	2,615,590	–	99,548	8,694,682
	2021	1,045,385	135,000	7,900,354	2,063,040	–	35,459	11,179,238

Perry S. Beberman EVP and Chief Financial Officer	2023	648,462	–	1,171,000	1,100,775	–	75,225	2,995,462
	2022	625,385	–	1,597,947	1,188,905	–	39,320	3,451,557
	2021	297,692	600,000	1,304,665	1,002,600	–	431	3,205,388

Valerie E. Greer EVP and Chief Commercial Officer	2023	649,231	–	1,171,000	1,100,775	–	83,091	3,004,097
	2022	636,923	–	1,210,283	1,207,776	–	52,069	3,107,051
	2021	618,462	43,638	2,069,298	1,156,362	–	39,913	3,927,673

Tammy M. McConnaughey EVP, Chief Credit Risk and Operations Officer	2023	639,231	–	841,655	1,083,840	42,936	61,406	2,669,068
	2022	617,692	–	1,100,204	1,188,905	56,387	43,787	3,006,975
	2021	541,495	42,180	1,881,141	732,820	47,783	41,908	3,287,327

Joseph L. Motes III EVP, Chief Administrative Officer, General Counsel and Secretary	2023	643,846	–	900,201	1,092,308	–	76,863	2,713,218
	2022	625,384	–	1,210,283	1,188,905	–	53,294	3,077,866
	2021	592,308	29,000	2,422,007	921,000	–	45,623	4,009,938

(1)

Salary amounts shown in this column represent actual salary earned during the year, reported as gross earnings (i.e., gross amounts before taxes and applicable payroll deductions), including amounts deferred pursuant to the Executive Deferred Compensation Plan. See the Fiscal Year 2023 Nonqualified Deferred Compensation table below for additional information. In 2023, $31,962 of salary was deferred by Ms. McConnaughey; in 2022, $30,885 of salary was deferred by Ms. McConnaughey; and in 2021, $27,075 was deferred by Ms. McConnaughey.

(2)	Amounts in this column represent discretionary payments to executive officers in recognition of their efforts. No such payments were made in either fiscal year 2022 or 2023.

(3)

Amounts in this column reflect the dollar amount, without any reduction for risk of forfeiture, of the estimate of the aggregate compensation cost to be recognized over the service period as of the grant date under Financial Accounting Standards Board Accounting Standards Codification (ASC) 718, which for 2023 represents the closing market price of our common stock of $27.76 per share on the grant date of March 24, 2023. These amounts may not correspond to the actual value that will be realized by the NEOs. The amounts for the PBRSUs were calculated based on the probable outcome of the performance conditions as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718. For these amounts, see the Fiscal Year 2022 Grants of Plan-Based Awards table below. The following are the values of the PBRSUs as of the grant date assuming attainment of

Bread Financial | 2024 Proxy Statement	83

the maximum level of performance, as required by SEC guidance: Mr. Andretta, $3,635,963; Mr. Beberman, $1,053,908; Ms. Greer, $1,053,908; Ms. McConnaughey, $757,473; and Mr. Motes, $810,189. For additional information on how we account for long-term incentive compensation, see Note 18 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2023. Awards included in the Stock Awards and Option Awards columns were granted pursuant to the 2022 Omnibus Incentive Plan.

(4)

This column reflects the amounts paid to each NEO in February 2024, 2023 and 2022 representing amounts earned for 2023, 2022 and 2021 performance. For the 2023 performance year, these amounts are the actual amounts earned under the awards described in the Fiscal Year 2023 Grants of Plan-Based Awards table below. These payout amounts were computed in accordance with pre-determined formulas for the calculation of performance-based AIC under the applicable balanced scorecards and weightings, all as set forth under “Compensation Discussion and Analysis–Compensation Programs–Annual Incentive Compensation.”

(5)

This column includes amounts deferred pursuant to the Executive Deferred Compensation Plan, which amounts are not paid or deferred until February of the following year. In 2023, $178,336 was deferred by Ms. McConnaughey from non-equity incentive compensation earned in 2022.

(6)

Amounts in this column consist entirely of above-market earnings on compensation deferred pursuant to the Executive Deferred Compensation Plan. Above-market earnings represent the difference between market interest rates determined pursuant to SEC rules and the 9.0% annual interest rate credited by the Company on account balances during 2023, 2022 and 2021.

(7)	See the Fiscal Year 2023 All Other Compensation table below for further information regarding amounts included in this column.

84	Bread Financial | 2024 Proxy Statement

Fiscal Year 2023 All Other Compensation

Name	Registrant Contributions to 401(k) or Other Retirement Savings Plans ($)(1)	Registrant Contributions to Deferred Compensation Plans ($)	Life Insurance Premiums ($)	Medical and Dental Insurance Premiums ($)	Disability Insurance Premiums ($)	Other ($)(2)	Perquisites and Personal Benefits ($)

Ralph J. Andretta	19,800		53	21,137	1,170	79,218	34,105	(3)

Perry S. Beberman	19,800		53	21,137	1,170	8,760	24,305	(4)

Valerie E. Greer	19,800		53	18,925	1,170	31,593	11,550	(5)

Tammy M. McConnaughey	19,800		53	21,137	1,170	12,118	7,128	(6)

Joseph L. Motes III	19,800		53	21,137	1,170	16,761	17,942	(7)

(1)	This column reports Company matching contributions and additional contributions to the NEOs’ 401(k) savings accounts up to the limitations imposed under IRS rules, and the plan.

(2)	The amounts listed represent cash paid for dividend equivalent rights on RSUs that vested in 2023.

(3)	This amount represents $10,536 paid in supplemental life insurance premiums, $15,001 paid in executive financial planning services, and $8,568 paid in individual supplemental disability premiums.

(4)	This amount represents $4,648 paid in supplemental life insurance premiums, $13,069 paid in executive financial planning services, and $6,588 paid in individual supplemental disability premiums.

(5)	This amount represents $4,561 paid in supplemental life insurance premiums, and $6,988 paid in individual supplemental disability premiums.

(6)	This amount represents $2,097 paid in supplemental life insurance premiums, and $5,031 paid in individual supplemental disability premiums.

(7)	This amount represents $6,656 paid in supplemental life insurance premiums, $4,129 paid for an executive physical, and $7,157 paid in individual supplemental disability premiums

Bread Financial | 2024 Proxy Statement	85

Fiscal Year 2023 Grants of Plan-Based Awards

The following table provides information about equity and non-equity awards granted to our NEOs in 2023, including AIC and LTIC awards. For a discussion of the material terms of these awards, see “Compensation Discussion and Analysis – Compensation Programs” above.

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Full Grant Date Fair Value of Equity Awards Granted in 2023 ($)(2)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Ralph J. Andretta	Performance- Based AIC		623,700	2,079,000	4,573,800

	PBRSUs(3)	3/24/2023				43,660	87,319	130,979		2,423,975

	TBRSUs(4)	3/24/2023							58,211	1,615,937

Perry S. Beberman	Performance- Based AIC		292,500	975,000	2,145,000

	PBRSUs(3)	3/24/2023				12,655	25,310	37,965		702,606

	TBRSUs(4)	3/24/2023							16,873	468,394

Valerie E. Greer	Performance- Based AIC		292,500	975,000	2,145,000

	PBRSUs(3)	3/24/2023				12,655	25,310	37,965		702,606

	TBRSUs(4)	3/24/2023							16,873	468,394

Tammy M. McConnaughey	Performance- Based AIC		288,000	960,000	2,112,000

	PBRSUs(3)	3/24/2023				9,096	18,191	27,287		504,982

	TBRSUs(4)	3/24/2023							12,128	336,673

Joseph L. Motes III	Performance- Based AIC		290,250	967,500	2,128,500

	PBRSUs(3)	3/24/2023				9,729	19,457	29,186		540,126

	TBRSUs(4)	3/24/2023							12,971	360,075

(1)

The actual payout amounts of these 2023 performance-based AIC awards have already been determined and were paid in February 2024, and are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above. The threshold amounts assume that threshold performance is achieved (50% payout amount), but that none of the four strategic modifiers are achieved (minus 20%), resulting in a 30% payout amount. The maximum amounts assume maximum performance is achieved (200%), and further that all of the four strategic modifiers are achieved (plus 20%), resulting in a 220% payout amount..

(2)

Full grant date fair value of equity awards granted in 2023 is computed in accordance with ASC 718 and reflects the total amount of the award to be spread over the applicable vesting period. The amount recognized for financial reporting purposes under ASC 718 of the target awards granted is included in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table above.

(3)

These share amounts represent the potential payouts for the PBRSUs granted as part of our 2023-2025 LTIC Awards. These PBRSUs will cliff-vest in February 2026 to the extent earned and subject to continued employment (subject to certain limited exceptions). The share amounts in the “Threshold” column represent the achievement of threshold ROE goals over the performance period. The share amounts in the “Maximum” column represent the achievement of maximum ROE goals over the performance period. If threshold performance is not achieved in one or more fiscal years, the potential payout could be as low as 0%.

(4)

These amounts reflect TBRSUs granted as part of our 2023-2025 LTIC Awards. Of these TBRSUs, 33% vested on 3/24/23, 33% will vest on 2/15/25, and the remaining 34% will vest on 2/18/26, subject to continued employment (subject to certain limited exceptions) by the applicable NEO on such dates.

86	Bread Financial | 2024 Proxy Statement

Fiscal Year 2023 Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the holdings of Bread Financial equity awards by our NEOs as of the 2023 fiscal year-end. This table includes unvested RSUs with vesting conditions that were not yet satisfied as of December 31, 2023. Each equity award is shown separately for each NEO, with the corresponding vesting schedule for each award in the footnotes following this table.

	Stock Awards

Name	Number Of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Ralph J. Andretta	98,496	(4)	3,244,458

	51,319	(5)	1,690,448

				60,158	(2)(6)	1,981,605

				87,319	(3)(7)	2,876,288

Perry S. Beberman	26,657	(8)	878,082

	4,710	(9)	155,147

				19,859	(2)(10)	654,155

				25,310	(3)(11)	833,711

Valerie E. Greer	27,211	(12)	896,330

	13,442	(13)	442,779

				15,041	(2)(14)	495,451

				25,310	(3)(15)	833,711

Tammy M. McConnaughey	21,526	(16)	709,066

	12,220	(17)	402,527

				13,673	(2)(18)	450,389

				18,191	(3)(19)	599,212

Joseph L. Motes III	24,426	(20)	804,592

	13,442	(21)	442,779

				15,041	(2)(22)	495,451

				19,457	(3)(23)	640,914

Bread Financial | 2024 Proxy Statement	87

(1)

Market values of the RSU awards shown in this table are based on the closing market price of our common stock on December 29, 2023, which was $32.94, and assumes the satisfaction of the applicable vesting conditions.

(2)

Based on SEC guidance, the number of shares and payout values represent the maximum number of shares the executive may receive under the PBRSUs granted since ROE performance as measured through the first two years of the 2022-2024 PBRSUs exceeded target levels. The actual number of shares an executive receives under a PBRSU is dependent on the Company’s performance over the applicable three-year performance period and will not be determined until after the end of the performance period.

(3)

Based on SEC guidance, the number of shares and payout values represent the target number of shares the executive may receive under the PBRSUs granted since ROE performance as measured through the first year of the 2023-2025 PBRSUs exceeded threshold levels but fell below target levels. The actual number of shares an executive receives under a PBRSU is dependent on the Company’s performance over the applicable three-year performance period and will not be determined under after the end of the performance period.

(4)

Of these TBRSUs, 8,823 units vested on 2/15/24, 22,371 units vested on 2/16/24, 19,210 units vested on 3/24/24, 28,301 units are scheduled to vest on 2/15/25, and 19,791 units are scheduled to vest on 2/15/26.

(5)	PBRSUs subject to additional time-based restrictions. On 2/16/24, based on the Company’s performance over the 2021-2023 performance period, 51,319 units vested.

(6)

3-year cliff-vesting PBRSUs, which are subject to adjustment up or down based on predetermined performance measures at the time of vesting. To the extent earned, and following any such adjustment, these PBRSUs will vest on 2/15/25.

(7)

3-year cliff-vesting PBRSUs, which are subject to adjustment up or down based on predetermined performance measures at the time of vesting. To the extent earned, and following any such adjustment, these PBRSUs will vest on 2/15/26.

(8)

Of these TBRSUs, 2,913 units vested on 2/15/24, 5,568 units vested on 3/24/24, 3,870 units are scheduled to vest on 7/15/24, 8,569 units are scheduled to vest on 2/15/25, and 5,737 units are scheduled to vest on 2/15/26.

(9)

PBRSUs subject to additional time-based restrictions. On 7/15/24, based on the Company’s performance over the 2021-2023 performance period, 4,710 units will vest, subject to continued employment on that date.

(10)

3-year cliff-vesting PBRSUs, which are subject to adjustment up or down based on predetermined performance measures at the time of vesting. To the extent earned, and following any such adjustment, these PBRSUs will vest on 2/15/25.

(11)

3-year cliff-vesting PBRSUs, which are subject to adjustment up or down based on predetermined performance measures at the time of vesting. To the extent earned, and following any such adjustment, these PBRSUs will vest on 2/15/26.

(12)

Of these TBRSUs, 2,206 units vested on 2/15/24, 5,859 units vested on 2/16/24, 5,568 units vested on 3/24/2024, 7,841 units are scheduled to vest on 2/15/25, and 5,737 units are scheduled to vest on 2/15/26.

(13)	PBRSUs subject to additional time-based restrictions. On 2/16/24, based on the Company’s performance over the 2021-2023 performance period, 13,442 units vested.

(14)

3-year cliff-vesting PBRSUs, which are subject to adjustment up or down based on predetermined performance measures at the time of vesting. To the extent earned, and following any such adjustment, these PBRSUs will vest on 2/15/25.

(15)

3-year cliff-vesting PBRSUs, which are subject to adjustment up or down based on predetermined performance measures at the time of vesting. To the extent earned, and following any such adjustment, these PBRSUs will vest on 2/15/26.

(16)

Of these TBRSUs, 2,005 units vested on 2/15/24, 5,326 units vested on 2/16/2024, 4,002 units vested on 3/24/2024, 6,069 units are scheduled to vest on 2/15/25, and 4,124 units are scheduled to vest on 2/15/26.

(17)	PBRSUs subject to additional time-based restrictions. On 2/16/24, based on the Company’s performance over the 2021-2023 performance period, 12,220 units vested.

(18)

3-year cliff-vesting PBRSUs, which are subject to adjustment up or down based on predetermined performance measures at the time of vesting. To the extent earned, and following any such adjustment, these PBRSUs will vest on 2/15/25.

(19)

3-year cliff-vesting PBRSUs, which are subject to adjustment up or down based on predetermined performance measures at the time of vesting. To the extent earned, and following any such adjustment, these PBRSUs will vest on 2/15/26.

(20)

Of these TBRSUs, 2,206 units vested on 2/15/24, 7,457 units vested on 2/16/24, 4,120 units vested on 3/24/24, 6,393 units are scheduled to vest on 2/15/25, and 4,250 units are scheduled to vest on 2/15/26.

(21)	PBRSUs subject to additional time-based restrictions. On 2/16/24, based on the Company’s performance over the 2021-2023 performance period, 13,442 units vested.

(22)

3-year cliff-vesting PBRSUs, which are subject to adjustment up or down based on predetermined performance measures at the time of vesting. To the extent earned, and following any such adjustment, these PBRSUs will vest on 2/15/25.

(23)

3-year cliff-vesting PBRSUs, which are subject to adjustment up or down based on predetermined performance measures at the time of vesting. To the extent earned, and following any such adjustment, these PBRSUs will vest on 2/15/26.

88	Bread Financial | 2024 Proxy Statement

Fiscal Year 2023 Option Exercises and Stock Vested

The following table provides information on stock option exercises and RSUs vested during 2023:

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

Ralph J. Andretta	44,555	(1)	1,817,291

Perry S. Beberman	6,670	(2)	250,787

Valerie E. Greer	15,904	(3)	604,162

Tammy M. McConnaughey	7,869	(4)	323,191

Joseph L. Motes III	11,016	(5)	448,655

(1)	Of the 44,555 shares acquired by Mr. Andretta on vesting, 20,209 shares were withheld to pay withholding taxes.

(2)	Of the 6,670 shares acquired by Mr. Beberman on vesting, 2,861 shares were withheld to pay withholding taxes.

(3)	Of the 15,904 shares acquired by Ms. Greer on vesting, 6,770 shares were withheld to pay withholding taxes.

(4)	Of the 7,869 shares acquired by Ms. McConnaughey on vesting, 3,552 shares were withheld to pay withholding taxes.

(5)	Of the 11,016 shares acquired by Mr. Motes on vesting, 4,629 shares were withheld to pay withholding taxes.

All values in this table reflect gross amounts before payment of any applicable withholding tax and broker commissions. The value realized on vesting is calculated by multiplying the number of shares vested by the average of the high and low prices of our common stock on the NYSE during trading hours on the date of vesting.

Bread Financial | 2024 Proxy Statement	89

Fiscal Year 2023 Nonqualified Deferred Compensation

The table below provides information on the nonqualified deferred compensation of our NEOs in 2023, including contributions by each NEO and by the Company and earnings on contributions credited during 2023:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)

Ralph J. Andretta	—	—	—	—	—

Perry S. Beberman	—	—	—	—	—

Valerie E. Greer	—	—	—	—	—

Tammy M. McConnaughey	210,298	—	102,799	—	1,266,013

Joseph L. Motes III	—	—	—	—	—

(1)	In 2023, $31,962 was deferred from Ms. McConnaughey’s salary, and $178,336 was deferred from Ms. McConnaughey’s AIC payment received in 2023 based on 2022 performance.

(2)

The amounts in this column include all interest accrued on contributions under the Executive Deferred Compensation Plan. The above-market portion of such earnings, as defined by the SEC, is included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above.

90	Bread Financial | 2024 Proxy Statement

Potential Payments upon Termination or Change in Control

The information below shows estimated payouts to our NEOs in the event of a termination of employment following a change in control, assuming such termination occurred as of December 31, 2023. In accordance with rules prescribed by the SEC, the amounts included with respect to equity awards have been calculated using the closing market price of our common stock on December 29, 2023, which was $32.94. A change in control, however, did not occur on December 31, 2023, and our NEOs were not terminated on that date.

While the information below provides an estimate of the payments that may be made to NEOs, actual payments upon termination can only be determined at the time of such NEO’s actual termination. The information below includes only those benefits, if any, that are enhanced or increased as a result of the event of termination and do not include benefits that the NEO is entitled to receive regardless of the termination, including (1) any base salary earned but not yet paid; (2) amounts contributed to or accrued and earned under broad-based employee benefit plans or deferred compensation plans; and (3) basic continuation of medical, dental, life and disability benefits.

We do not have any employment, severance or other change in control agreements with continuing benefits with any of our NEOs, except for certain change in control provisions included in our long-term equity grant agreements discussed below.

Pursuant to our long-term equity grant agreements, in the event of a change in control, if the CHCC fails to exercise its discretion to accelerate the award or fails to provide for the award’s assumption, substitution or other continuation, or in any event, if the executive is terminated within 12 months after a change in control, such awards would automatically vest, resulting in a payout of $9,132,253, $2,303,033, $2,218,575 $2,503,111 and $2,011,053, respectively, to each of Messrs. Andretta, Beberman and Motes and Mses. Greer and McConnaughey assuming target payouts of 100% and that such event occurred on December 31, 2023.

All unvested shares of restricted stock or RSUs granted to each NEO will be forfeited upon termination of employment for any reason (subject to certain limited exceptions, such as death, disability and qualifying retirements) other than where such NEO’s employment or other service is terminated by the Company or other surviving entity without cause or the NEO resigns for good reason within 12 months after a change in control, in which case all restrictions on any awards held by such NEO will lapse and the awards will be immediately and fully vested (the value of such awards for our NEOs assuming target payouts of 100% and that such event occurred on December 31, 2023 is discussed above). Notwithstanding the foregoing, the CHCC may exercise its discretion to accelerate the vesting of any RSUs granted to the NEO upon that NEO’s termination of employment for any reason other than for cause, subject to any restrictions in the Omnibus Incentive Plan under which such RSUs were granted.

Bread Financial | 2024 Proxy Statement	91

Equity Compensation Plan Information – Outstanding Grants and Securities Available for Future Issuance

As of December 31, 2023, as a result of grants made under all of our equity plans, there were outstanding 1,758,552 unvested TBRSUs, 95,133 unvested PBRSUs subject only to remaining time-based restrictions (of which 90,423 units vested in February 2024, and the remaining 4,710 will vest in July 2024), and 258,100 unvested PBRSUs that are subject to an ROE performance metric. The following table provides information as of December 31, 2023 with respect to shares of our common stock that were issued under prior omnibus incentive plans and are still outstanding and shares of our common stock that may be issued under our 2022 Omnibus Incentive Plan or our 2015 Employee Stock Purchase Plan:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)

Equity compensation plans approved by security holders	2,111,785	(1)	N/A	2,271,519	(2)

Equity compensation plans not approved by security holders	None		N/A	None

Total	2,111,785		N/A	2,271,519

(1)

Includes 95,133 PBRSUs subject only to remaining time-based restrictions. Of these PBRSUs, 90,423 vested in February 2024 and 4,710 will vest in July 2024, subject to the applicable NEO’s continued employment at that time.

(2)	Includes 627,918 shares available for future issuance under our 2015 Employee Stock Purchase Plan.

Following certain significant corporate events, unusual and non-recurring corporate events or changes in applicable laws, regulations or accounting principles, the CHCC has the authority, subject to certain restrictions set forth in the respective plan documents, under each of our 2024 Omnibus Incentive Plan (as proposed), 2022 Omnibus Incentive Plan, 2020 Omnibus Incentive Plan, 2015 Omnibus Incentive Plan, and 2010 Omnibus Incentive Plan to waive performance conditions relating to an award and to make adjustments to any award that the CHCC feels are appropriate. Further, the CHCC may reduce payout amounts under performance-based awards if, in the discretion of the CHCC, such a reduction is appropriate. The CHCC may not, however, increase the payout amount for any such performance-based award. In addition, these plans do not permit stock options to be “repriced” at a lower exercise price, or otherwise modified or amended in such a manner that would constitute a “repricing.”

92	Bread Financial | 2024 Proxy Statement

Director Compensation

The CHCC annually reviews and approves the form and amount of Board compensation for non-employee directors. Members of our Board of Directors who are also officers or associates of our Company, currently only Mr. Andretta, do not receive compensation for their services as a director. The CHCC considers the comprehensive market data collected and analyzed by Meridian as a benchmark for competitive pay. Meridian utilized the same peer group as was used to evaluate executive compensation. In considering and determining director compensation, the CHCC reviews each element of director compensation. All directors are reimbursed for reasonable out-of-pocket expenses incurred while serving on the Board and any Board committee. Non-employee director compensation typically includes annual cash retainers for Board and committee service, supplemental cash retainers for those directors who serve as a Board or committee chair, special cash meeting fees (to the extent applicable), and annual equity awards consisting of TBRSUs. The annual equity awards are paid at the beginning of the director’s service year and the cash retainers are paid quarterly in advance, in July, October, January and April of each year, with any special cash meeting fees paid in the quarter following the quarter in which the meeting fees were incurred.

Cash Retainers and Meeting Fees

For the 2023-2024 service term, which began in May 2023 and ends in May 2024, director compensation consists of the following elements:

Board Fees(1)

Cash Retainer	95,000

Board Chair Supplemental Retainer	150,000

Committee Fees(1)

Audit Committee Chair Supplemental Retainer	40,000

Audit Committee Member Retainer	20,000

Compensation & Human Capital Committee Chair Supplemental Retainer	30,000

Compensation & Human Capital Committee Member Retainer	10,000

Nominating & Corporate Governance Committee Chair Supplemental Retainer	30,000

Nominating & Corporate Governance Committee Member Retainer	10,000

Risk & Technology Committee Chair Supplemental Retainer	30,000

Risk & Technology Committee Member Retainer	10,000

Special Meeting Fees(2)

Board of Directors	1,500

Committee Meeting Chair Supplemental	1,500

Committee Meeting Members	1,000

(1)	Paid in quarterly installments in advance.

(2)	Special meeting fees are only paid in periods of unusually high meeting activity beyond specified thresholds; special fees were triggered in 2023 for the Risk & Technology Committee.

Bread Financial | 2024 Proxy Statement	93

Annual Equity Award

For the 2023-2024 service term of the Board of Directors, non-employee directors received an annual equity award of $140,000 in the form of TBRSUs, which will vest on the earlier of (1) June 15, 2033 or (2) termination of the director’s service on our Board of Directors, but in any case no earlier than June 15, 2024. In addition to our stock ownership guidelines for our directors and executive officers, we also built stock ownership restrictions into the grants of equity made to the non-employee directors from 2008 through 2023, with each grant of RSUs vesting on the earlier of 10 years from the date of grant or termination of the director’s service on our Board of Directors. For additional information on our stock ownership guidelines and holding requirements, see “–Director Stock Ownership Guidelines and Holding Requirements” below.

The following table provides information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2023.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Roger H. Ballou(2)	270,000	152,645	–	–	25,953	–	448,598

John C. Gerspach, Jr.(3)	–	289,913	–	–	–	–	289,913

Rajesh Natarajan(4)	118,000	152,645	–	–	–	–	270,645

Joyce St Clair(5)	40,171	129,719					169,890

Timothy J. Theriault(6)	246,000	152,645	–	–	–	–	398,645

Laurie A. Tucker(7)	67,500	217,409	–	–	–	–	284,909

Sharen J. Turney(8)	135,000	152,645	–	–	5,297	–	292,942

Karin J. Kimbrough(9)	46,615	12,573			1,192	4,990	65,370

(1)

Ralph J. Andretta is not included in this table because he is an executive officer and thus receives no compensation for his service as a director. The compensation received by Mr. Andretta as an executive officer of the Company is shown in the Summary Compensation Table included above.

(2)	Mr. Ballou elected to defer $67,500 of his cash fees pursuant to our Non-Employee Director Deferred Compensation Plan. As of December 31, 2023, Mr. Ballou held 16,705 RSUs.

(3)	Mr. Gerspach elected to receive 100% of his cash fees paid in 2023 in the form of equity in lieu of cash with standard vesting restrictions. As of December 31, 2023, Mr. Gerspach held 23,319 RSUs.

(4)	As of December 31, 2023, Mr. Natarajan held 13,529 RSUs.

(5)

Ms. St. Clair joined the Board of Directors on July 10, 2023 and, accordingly, received a prorated annual equity award and prorated cash retainers for the 2023-2024 service term. Ms. St. Clair’s annual equity award was granted on 8/15/2023 and, as of December 31, 2023, Ms. St Clair held 3,394 RSUs.

(6)

Mr. Theriault’s cash fees include $95,000 in director fees paid to Mr. Theriault in 2023 for his service on the Board of Directors of each of our subsidiary banks, Comenity Bank and Comenity Capital Bank. As of December 31, 2023, Mr. Theriault held 15,471 RSUs.

(7)	Ms. Tucker elected to receive 50% of her cash fees paid in 2023 in the form of equity in lieu of cash with standard vesting restrictions. As of December 31, 2023, Ms. Tucker held 23,546 RSUs.

(8)

Ms. Turney had $16,875 of fees deferred pursuant to our Non-Employee Director Deferred Compensation Plan in January 2023 due to a prior-year election; no other deferrals were made by Ms. Turney for 2023. As of December 31, 2023, Ms. Turney held 13,536 RSUs.

(9)

Ms. Kimbrough elected to defer $13,875 of fees pursuant to our Non-Employee Director Deferred Compensation Plan. Ms. Kimbrough also elected to receive 25% of her cash fees paid in 2023 in the form of equity in lieu of cash with standard vesting restrictions. Ms. Kimbrough did not stand for re-election at the 2023 Annual Meeting of Stockholders and her service on the Board terminated at the conclusion of the 2022-2023 service term on May 16, 2023. Ms. Kimbrough’s Non-Employee Director Deferred Compensation was distributed on 12/5/2023. As of December 31, 2023, Ms. Kimbrough held 383 RSUs, which were issued on account of Ms. Kimbrough’s election to receive equity in lieu of cash and were therefore not forfeited when Ms. Kimbrough left the Board.

94	Bread Financial | 2024 Proxy Statement

The amounts reported in the Stock Awards columns in the table above reflect the dollar amount, without any reduction for risk of forfeiture, of the estimate of the aggregate compensation cost to be recognized over the service period as of the grant date under ASC 718, which is based on the closing market price of our common stock on the NYSE on the applicable date of grant for awards granted to non-employee directors. For additional information on how we account for long-term equity compensation, see Note 18 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2023. Awards granted in 2023 and included in the Stock Awards column were granted pursuant to the 2022 Omnibus Incentive Plan.

Director Stock Ownership Guidelines and Holding Requirements

Our stock ownership guidelines require our directors to maintain an investment position in our common stock equal to five times his or her annual retainer (unvested RSUs are included in “investment position”). In addition to our stock ownership guidelines, until the first quarter of 2024, each grant of RSUs to our non-employee directors contained vesting provisions that provided that the applicable RSU would not vest until the earlier of 10 years from the date of grant or upon termination of the director’s service on our Board of Directors. Given these restrictive terms, our stock ownership guidelines permit these RSUs to be included when calculating the investment position for non-employee directors. As of December 31, 2023, among our current non-employee directors, only Mr. Gerspach and Ms. Tucker had holdings that met or exceeded the guidelines, due primarily to the decrease in the Company’s stock price over the last several years, including between 2022 and 2023. We anticipate, however, that all director nominees—other than Mr. Fawcett (new director nominee) and Ms. St. Clair (joined the Board in July 2023)—will be in compliance with the stock ownership guidelines following the annual equity award grants to directors in June 2024.

As referenced above, the Company’s legacy practice for equity award grants to non-employee directors was for such grants to have a vesting period equal to the earlier of 10 years from the date of grant or upon termination of the director’s service on our Board of Directors. In late 2023, the CHCC, in consultation with Meridian, approved changing the Company’s go-forward vesting practices with respect to equity grants to non-employee directors, to reduce the vesting period to one-year from the date of grant, but with an option to defer delivery of the vested shares for up to five years for tax purposes. Based on guidance from Meridian, this one-year vesting provision for non-employee directors was more consistent with market practice than the Company’s former 10-year vesting provision. In February 2024, recognizing that the prior 10-year vesting provision had functioned as a built-in holding requirement, the CHCC approved a new stock holding requirement for non-employee directors. Consistent with the holding requirement imposed on the Company’s Section 16 officers, non-employee directors are now required to hold at least 50% of the net shares acquired at each RSU vesting and are restricted from selling below the compliance threshold thereafter.

Non-Employee Director Deferred Compensation Plan

We offer our non-employee directors the option to defer up to 50% of their cash compensation under our Non-Employee Director Deferred Compensation Plan. Any non-employee director is eligible to participate in the Non-Employee Director Deferred Compensation Plan. To be eligible to make contributions, a director must complete and file an enrollment form prior to the beginning of the calendar year in which the director performs the services for which the election is to be effective. Mr. Ballou and Ms. Kimbrough elected to make such a deferral in 2023 for a portion of their 2023 cash fees. Ms. Turney also had certain fees that were deferred in January 2023 due to a prior-year election, but she did not otherwise make a deferral election for 2023. Participants in the Non-Employee Director Deferred Compensation Plan are always 100% vested in their contributions and related earnings. The amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the table above are comprised entirely of above-market earnings on compensation deferred pursuant to the Non-Employee Director Deferred Compensation Plan, as described below. Above-market earnings represent the difference between market interest rates determined pursuant to SEC rules and the 9.0%

Bread Financial | 2024 Proxy Statement	95

annual interest rate credited by the Company on contributions during 2023. This interest rate may be adjusted periodically by the CHCC, which oversees both the Non-Employee Director Deferred Compensation Plan and the Executive Deferred Compensation Plan. For fiscal year 2024, the CHCC did increase the applicable annual interest rate under the Non-Employee Director Deferred Compensation Plan and the Executive Deferred Compensation Plan from 9.0% to 11.0%, following an analysis performed by the Company’s Investment Committee and treasury department, together with bank partners and market advisors, to identify a market-driven, mathematical approach to determine a comparable interest rate representing the appropriate risk to the participant in the Executive Deferred Compensation Plan.

CEO Pay Ratio

In determining compensation for executive officers and non-executive associates, we consider many relevant factors, including responsibility, skills, experience, and market data. Similar to our use of a compensation consultant for NEO compensation, we conduct an extensive analysis of market pay based on the responsibilities and necessary skills for each position at the Company. We seek to compensate all associates on a competitive basis and target mid-market compensation rates for all positions in all geographic locations.

Our CEO to “median employee” pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. In our 2022 proxy statement, we identified the median employee for the 2021 fiscal year by examining the annual total cash compensation based on payroll records for all individuals, excluding our CEO, who were employed by us on November 8, 2021, which was the first business day following the completion of the spinoff of our former LoyaltyOne segment. We believed (and still believe) the use of annual total cash compensation for all associates is a consistently applied compensation measure because we do not widely distribute annual equity incentive awards to associates. Our calculation of annual total cash compensation included base salary or earnings, bonus and commissions. We included all Company associates (excluding the CEO), whether employed on a full-time, part-time, temporary or seasonal basis, and we annualized the compensation for those associates who were not employed for the full year of 2021. No exclusions or exemptions were utilized. Because we did not experience any material changes to our employee population, or changes in employee compensation arrangements, during 2022 or 2023, we believe it is reasonable to use the median employee identified and reported in our 2022 proxy statement for purposes of calculating the pay ratio disclosure with respect to fiscal year 2023, and that using this median employee will not significantly affect our pay ratio disclosure.

We calculated annual total compensation for such associate using the same methodology we use for our NEOs as set forth in the Summary Compensation Table of this proxy statement. The annual total compensation for fiscal year 2023 for our CEO was $7,697,586 and for our median employee was $83,520. The resulting ratio of the compensation for our CEO to the compensation for our median employee in 2023 is approximately 92:1.

96	Bread Financial | 2024 Proxy Statement

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between “compensation actually paid” (CAP) to our CEO and to our other NEOs and certain financial performance of the Company over the period indicated. CAP, as determined under SEC requirements, does not reflect the actual amount of compensation earned by or paid to our executive officers during a covered year. For further information concerning the Company’s pay-for-performance
philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the “Compensation Discussion and Analysis” section of this proxy statement.
Pay Versus Performance Table
The table below provides information on the compensation for our CEO and the average compensation for our other NEOs, both as reported in the
Summary Compensation Table
and with certain adjustments to reflect the CAP, as defined under SEC rules, to such individuals, for each of 2023, 2022, 2021 and 2020. The table also provides information on our cumulative TSR, the cumulative TSR of our peer group (S&P Financial Composite Index), our Net Income and our PPNR.

Year (1)	Summary Compensation Table Total for CEO ($)	Compensation Actually Paid to CEO (2) ($)	Average Summary Comp Table Total for Other NEOs ($)	Average Compensation Actually Paid to Other NEOs (2) ($)	Value of Initial Fixed $100 Investment Based On:		Net Income ($MM)	Company Selected Performance Measure: PPNR ($MM) (4)
					Company Cumulative TSR ($)	Peer Group Cumulative TSR (3) ($)

2023	7,697,586	7,660,934	2,845,461	2,797,744	39.55	132.42	718	2197

2022	8,694,682	3,608,463	3,160,862	1,828,189	44.06	118.59	223	1,894

2021	11,179,238	11,252,145	3,531,923	2,936,373	76.51	131.98	801	1,588

2020	12,299,988	10,586,997	2,110,732	1,794,082	67.30	98.09	214	1,567

(1)	Our Chief Executive Officer, Ralph Andretta, served as our Principal Executive Officer for each of 2023, 2022, 2021 and 2020. Our other NEOs were as follows:
- For 2023, Perry Beberman, Valerie Greer, Tammy McConnaughey and Joseph Motes;
- For 2022, Perry Beberman, Valerie Greer, Tammy McConnaughey and Joseph Motes;
- For 2021, Perry Beberman, Valerie Greer, Timothy King, Tammy McConnaughey and Joseph Motes; and
- For 2020, Valerie Greer, Timothy King, Charles Horn, Tammy McConnaughey and Joseph Motes.

(2)	Reconciliations of the Summary Compensation Table data to CAP data are included immediately below this table.

(3)
“Peer Group Cumulative TSR” represents the cumulative total stockholder return during each measurement period for the S&P Financial Composite Index, which is the industry index reported in our Annual Report on Form
10-K
for the year ended December 31, 2023. Each amount assumes that $100 was invested on December 31, 2019, and dividends were reinvested for additional shares.

(4)
The Company has identified Pretax
Pre-provision
earnings (PPNR) as the company-selected measure for the pay versus performance disclosure, as we believe it is a key measure to track core earnings over time to demonstrate sustainable, profitable growth, excluding the volatility that can occur within Provision for credit losses. See Appendix A in this proxy statement for a reconciliation of PPNR, a non-GAAP
financial measure, to the most directly comparable GAAP measure. PPNR is a key metric on our AIC balanced scorecard; see “Compensation Discussion and Analysis—Compensation Programs—Annual Incentive Compensation” above.

Bread Financial | 2024 Proxy Statement	97

To calculate the amounts in the “Compensation Actually Paid to CEO” column in the table above, the following amounts were deducted from and added
to (as applicable) our CEO’s “Total” compensation as reported in the
Summary Compensation Table
(SCT) for that
year
:

	2023 ($)	2022 ($)	2021 ($)	2020 ($)

Total Compensation for CEO as reported SCT for the covered year	7,697,586	8,694,682	11,179,238	12,299,988

Deduct pension values reported in SCT for the covered year	0	0	0	0

Deduct grant date fair value of equity awards reported in SCT for the covered year	4,039,912	4,840,698	7,900,354	5,313,281

Add pension value attributable to current year’s service and any change in pension value attributable to plan amendments made in the covered year	0	0	0	0

Add fair values as of the end of the covered year of all equity awards granted during the covered year that are outstanding and unvested as of the end of such covered year	4,713,222	2,769,499	7,513,091	3,600,290

Add fair value as of the vesting date of any awards granted in the covered year that vested during the covered year	0	0	0	0

Add dividends paid on unvested shares/share units and stock options	79,218	55,929	16,232	0

Add the change in fair value (whether positive or negative) as of the end of the covered year of any equity awards granted in any prior year that are outstanding and unvested as of the end of such covered year	(939,971)	(3,294,818)	74,733	0

Add the change in fair value (whether positive or negative) as of the vesting date of any equity awards granted in any prior year for which all applicable vesting conditions were satisfied during the covered year	150,791	223,870	369,204	0

Subtract the fair value of any equity awards granted in a prior year that were forfeited in the covered year determined as of the end of the prior year	0	0	0	0

Compensation Actually Paid to CEO	7,660,934	3,608,463	11,252,145	10,586,997

98	Bread Financial | 2024 Proxy Statement

To calculate the amounts in the “Average Compensation Actually Paid to
Non-CEO
NEOs” column in the table above, the following amounts were deducted from and added to (as applicable) the average of the “Total” compensation of our non-CEO
named executive officers for each applicable year, as reported in the SCT for that year:

	2023 ($)	2022 ($)	2021 ($)	2020 ($)

Total Compensation for Other NEOs as reported SCT for the covered year	2,845,461	3,160,862	3,531,923	2,110,732

Deduct pension values reported in SCT for the covered year	10,734	14,097	15,740	21,481

Deduct grant date fair value of equity awards reported in SCT for the covered year	1,020,964	1,279,679	1,949,282	696,487

Add pension value attributable to current year’s service and any change in pension value attributable to plan amendments made in the covered year	0	0	0	0

Add fair values as of the end of the covered year of all equity awards granted during the covered year that are outstanding and unvested as of the end of such covered year	1,187,162	732,140	1,416,639	465,530

Add fair value as of the vesting date of any awards granted in the covered year that vested during the covered year	4,070	0	0	0

Add dividends paid on unvested shares/share units and stock options	17,308	9,498	5,096	9,791

Add the change in fair value (whether positive or negative) as of the end of the covered year of any equity awards granted in any prior year that are outstanding and unvested as of the end of such covered year	(242,674)	(736,167)	(15,854)	(53,531)

Add the change in fair value (whether positive or negative) as of the vesting date of any equity awards granted in any prior year for which all applicable vesting conditions were satisfied during the covered year	18,116	(44,367)	46,547	(20,473)

Subtract the fair value of any equity awards granted in a prior year that were forfeited in the covered year determined as of the end of the prior year	0	0	82,957	0

Compensation Actually Paid to Other NEOs	2,797,744	1,828,189	2,936,373	1,794,082
Tabular List of Financial Performance Measures
The list below identifies (alphabetically) the five most important financial performance measures used by the CHCC to link the “compensation actually paid” to our CEO and other NEOs in 2023, calculated in accordance with SEC regulations, to Company performance for the most recently completed fiscal year. The role of each of these performance measures on our NEOs’ compensation is discussed in our “Compensation Discussion and Analysis” section above:

•	Average Loans

•	Net Credit Losses

•	Operating Leverage

•	Pretax Pre-provision Earnings

•	Return on Equity

Bread Financial | 2024 Proxy Statement	99

Graphical Comparison of Certain Measures
The graphs below provide a description of CAP (as calculated in accordance with the SEC rules) and the following measures:

•	Our cumulative TSR and the S&P Financial Composite Index cumulative TSR;

•	Our Net Income; and

•	Our “Company Selected Metric,” which is PPNR.

100	Bread Financial | 2024 Proxy Statement

In the “Compensation Discussion and Analysis” section of this Proxy Statement, we provide additional detail on the elements of our executive compensation program and our pay-for-performance
compensation philosophy. We believe the Company’s executive compensation programs appropriately reward our CEO and the other NEOs for performance, assist the Company in retaining our key leaders and support long-term value creation for our stockholders
.

Bread Financial | 2024 Proxy Statement	101

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 20, 2024 (or such other date as set forth below): (1) by each director and nominee for director; (2) by each of our NEOs; (3) by all of our current directors and executive officers as a group; and (4) by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares held by such beneficial owner. The shares owned by our directors and NEOs are subject to the terms of the individual’s customary brokerage account agreements.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percent of Shares Beneficially Owned(1)

Ralph J. Andretta(2)	127,101	*

Roger H. Ballou	18,137	*

Perry S. Beberman(3)	16,166	*

John J. Fawcett	–	*

John C. Gerspach, Jr.(4)	16,000	*

Valerie E. Greer(5)	41,815	*

Tammy M. McConnaughey(6)	38,127	*

Joseph L. Motes III(7)	35,426	*

Rajesh Natarajan	–	*

Joyce St. Clair	–	*

Timothy J. Theriault	4,000	*

Laurie A. Tucker	4,000	*

Sharen J. Turney	1,725	*

All current directors and executive officers as a group (15 individuals) (8)	309,121	*

BlackRock, Inc.(9) 50 Hudson Yards New York, New York 10001	4,918,073	9.9%

Dimensional Fund Advisors LP(10) 6300 Bee Cave Road, Building One Austin, Texas 78746	3,000,104	6.1%

The Vanguard Group, Inc. (11) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	5,631,371	11.4%

Turtle Creek Asset Management Inc. (12) Scotia Plaza, 40 King Street West, Suite 5100 Toronto, Ontario M5H 3Y2 Canada	4,927,961	9.9%

*	Less than 1%

102	Bread Financial | 2024 Proxy Statement

(1)

Beneficial ownership is determined in accordance with the SEC’s rules. In computing percentage ownership of each person, RSUs that may vest into shares of common stock within 60 days of March 20, 2024, are deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The percentage of shares beneficially owned is based upon 49,559,598 shares of common stock outstanding as of March 20, 2024. Unless otherwise indicated, all amounts exclude shares issuable upon the vesting of RSUs that are not vested as of March 20, 2024 or within 60 days of March 20, 2024.

(2)	Includes 19,210 RSUs which are due to vest into shares of common stock within 60 days of March 20, 2024.

(3)	Includes 5,568 RSUs which are due to vest into shares of common stock within 60 days of March 20, 2024.

(4)	Includes 6,000 shares held by the Gerspach 2020 GST Exempt Trust.

(5)	Includes 5,568 RSUs which are due to vest into shares of common stock within 60 days of March 20, 2024.

(6)	Includes 4,002 RSUs which are due to vest into shares of common stock within 60 days of March 20, 2024.

(7)	Includes 4,120 RSUs which are due to vest into shares of common stock within 60 days of March 20, 2024.

(8)

Includes 19,210 RSUs which are due to vest into shares of common stock within 60 days of March 20, 2024 held by Mr. Andretta; includes 5,568 RSUs which are due to vest into shares of common stock within 60 days of March 20, 2024 held by Mr. Beberman; includes 6,000 shares held by the Gerspach 2020 GST Exempt Trust; includes 5,568 RSUs which are due to vest into shares of common stock within 60 days of March 20, 2024 held by Ms. Greer; includes 4,002 RSUs which are due to vest into shares of common stock within 60 days of March 20, 2024 held by Ms. McConnaughey; and includes 4,120 RSUs which are due to vest into shares of common stock within 60 days of March 20, 2024 held by Mr. Motes. Mses. Driscoll, Greer, McConnaughey, St. Clair, Tucker and Turney, and Messrs. Andretta, Ballou, Beberman, Campbell, Fawcett, Gerspach, Motes, Natarajan and Theriault comprise the 15 individuals.

(9)

Based on a Schedule 13G/A filed with the SEC on January 24, 2024, BlackRock, Inc. beneficially owns 4,851,523 shares of common stock, over which it has sole voting power with respect to 4,834,110 of such shares and sole dispositive power with respect to all of such shares, through its subsidiaries, BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, Blackrock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Fund Advisors, and BlackRock Fund Managers Ltd.

(10)

Based on a Schedule 13G filed with the SEC on February 9, 2024 with respect to an aggregate of 3,000,104 shares of common stock beneficially owned by one or more investment companies or other managed accounts that are investment management clients of Dimensional Fund Advisors LP, over which it has sole voting power with respect to 2,941,610 of such shares and sole dispositive power with respect to all of such shares.

(11)

Based on a Schedule 13G/A filed with the SEC on February 13, 2024, The Vanguard Group, Inc. beneficially owns 5,631,371 shares of common stock, over which it has sole dispositive power with respect to 5,529,939 of such shares; shared voting power with respect to 48,319 of such shares; and shared dispositive power with respect to 101,432 of such shares.

(12)

Based on a Form 4 filed with the SEC on January 29, 2024, Turtle Creek Asset Management Inc. may be deemed the direct beneficial owner of an aggregate of 4,927,961 shares of common stock, including in its capacity as investment manager of Turtle Creek Equity Fund, Turtle Creek Investment Fund, Turtle Creek United States Equity Fund, Turtle Creek North American Equity Fund and Turtle Creek Small Cap Equity Fund.

Bread Financial | 2024 Proxy Statement	103

Proposal 2: Advisory Vote on Executive Compensation

Pursuant to Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended, we are asking that our stockholders approve, on an advisory and non-binding basis, the compensation of our NEOs as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion related thereto. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the relevant philosophy, policies and practices used in determining such compensation.

As described in detail under the heading “Compensation Discussion and Analysis” above, our executive compensation program is structured at competitive levels and is designed to reward executive officers when the Company achieves above industry-average performance, and to significantly reduce rewards for performance below expectations. We maintain compensation plans that tie a substantial portion of our NEOs’ overall target annual compensation to the achievement of pre-established financial and non-financial objectives that support our business strategy, with a mix that balances short- and long-term goals. The Compensation & Human Capital Committee employs multiple performance measures and strives to award an appropriate mix of annual and long-term incentives to avoid overweighting short-term objectives, emphasizing the performance component of our NEOs’ annual cash and long-term equity incentive compensation.

The goals of our executive compensation program are to properly incentivize and reward our executives for performance and to allow us to attract, retain and motivate the highest level of executive talent to guide our business and successfully execute our long-term strategy. We encourage stockholders to read the “Compensation Discussion and Analysis” in this proxy statement, which describes our executive compensation programs in detail and the decisions made by the Compensation & Human Capital Committee relating to our NEOs’ 2023 compensation.

We are asking our stockholders to approve the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion related thereto.”

This vote is advisory and, as such, is not binding on the Company, the Board of Directors or the Compensation & Human Capital Committee. However, both the Board of Directors and the Compensation & Human Capital Committee value the opinion of our stockholders and will consider the outcome of the vote when making future compensation decisions regarding NEOs.

The Board of Directors recommends that stockholders vote FOR the compensation paid to our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules and regulations of the SEC.

104	Bread Financial | 2024 Proxy Statement

Proposal 3: Approval of the 2024 Omnibus Incentive Plan

The Board of Directors adopted the 2024 Omnibus Incentive Plan, or the “2024 plan,” on April 1, 2024, subject to stockholder approval. We recommend approval of the 2024 plan at this time to replace and supersede our 2022 Omnibus Incentive Plan, or the “2022 plan.”

WHY STOCKHOLDERS SHOULD APPROVE THE 2024 PLAN

The purpose of the 2024 plan is to allow us to continue to attract, retain and reward key talent using equity-based awards. The 2024 plan, as proposed, provides for grants of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance share awards, deferred stock units, and other stock-based and cash-based awards to selected officers, employees, non-employee directors and consultants performing services for us or our affiliates, but only employees will be eligible to receive incentive stock options. The 2024 plan is an omnibus plan that gives us flexibility to adjust to changing market forces. We believe that the 2024 plan will allow us to maintain competitive market positioning with comparable public companies for total direct compensation, which consists of base salary, target performance-based cash incentive compensation and target long-term equity incentive compensation.

If approved by our stockholders, (i) the effective date of the 2024 plan will be the date that the stockholders approve the plan, (ii) awards granted prior to the effective date of the 2024 plan will continue to be governed by the applicable award agreements and the prior plan pursuant which the awards were granted, and (iii) no new awards will be granted under the 2022 plan after the effective date of the 2024 plan. As of March 31, 2024, there were 178,181 shares remaining available for issuance under the 2022 plan.

The Board of Directors recommends that stockholders vote FOR the approval of the 2024 Omnibus Incentive Plan.

Bread Financial | 2024 Proxy Statement	105

Equity Compensation Best Practices

The 2024 plan reflects best practices in equity compensation, including:

•	dividends and dividend equivalents that accrue on awards under the plan may be paid only to the extent that the underlying award actually vests

•	the plan imposes a minimum one-year service vesting requirement generally on all awards, subject to certain vesting acceleration rights triggered by a participant’s employment termination or change in control of the company.

•	the plan prohibits liberal share recycling for stock options and SARs

•	the plan subjects awards to clawback and forfeiture provisions

•	the plan does not provide for single-trigger vesting for awards that continue or are assumed in connection with a change in control.
•	the plan does not provide for the payment of tax gross-ups due to the potential imposition of excise taxes payable in connection with a change in control

•	the plan prohibits the granting of discounted stock options and SARs

•	the plan’s share reserve is not subject to an “evergreen” feature

•	the plan prohibits repricing and cash buyouts of underwater stock options or SARs without stockholder approval

•	the plan will be administered by the Company’s independent Compensation & Human Capital Committee.

Our 2022 Plan May Have Insufficient Shares Available for Grant

As of March 31, 2024, 178,181 shares of our common stock remained available for new grants under our 2022 plan. Although the number of shares required for our annual grants and other grants varies based on a number of factors, including our share price at the time of the grant and the size of individual grants awarded by our Compensation & Human Capital Committee, we believe that we may not have sufficient shares available under the 2022 plan to make grants after making our annual grants in 2024 or 2025 (prior to our 2025 Annual Meeting of Stockholders). We believe that making additional shares of our common stock available for grant in 2024 and in future years under the 2024 plan is necessary to provide incentive opportunities to our officers, directors and employees and align their interests with the interests of our stockholders.

We Have a History of Prudent Use of Shares

In determining to adopt the 2024 plan, we considered the following:

Share Reserve

The Board has approved the reservation of 5,000,000 shares under the 2024 plan. If the 2024 plan is approved by our stockholders, no new grants will be made under the 2022 plan after the effective date of the 2024 plan.

106	Bread Financial | 2024 Proxy Statement

Burn Rate

The following table provides data on our annual share usage for the last three full fiscal years under our prior applicable omnibus incentive plans:

Fiscal Year	Employee Full Value Awards	Director Awards	Total Awards Granted	Shares Outstanding	Annual Equity Burn Rate(1)

2021	544,468	13,457	557,925	49,819,702	1.12%

2022	737,290	22,529	759,819	49,859,149	1.52%

2023	1,262,394	39,505	1,301,899	49,336,600	2.64%

Average Three-Year Burn Rate					1.76%

(1)	Annual Equity burn rate is calculated by dividing the number of shares subject to equity awards granted during the year by the number of shares outstanding at the end of the applicable year.

(2)	Employee full value awards account for forfeitures and achieved performance where performance-based awards have vested.

Expected Duration of the 2024 Plan

If approved by our stockholders, the 2024 plan will become effective on the date that the stockholders approve the plan. Although the 2024 plan will have a term of ten years from the effective date, we anticipate that based on our current grant practices the proposed share reserve under the 2024 plan will be sufficient to meet our needs for three years. The actual duration of the 2024 plan’s share reserve will depend on many factors, including future grant date stock prices, award sizes and other changes in our grant practices that may occur.

Dilution

In calendar years 2021, 2022 and 2023, the end-of-year overhang rate (calculated by dividing (1) the sum of the number of shares issuable pursuant to equity awards outstanding at the end of the calendar year plus shares remaining available for issuance for future awards at the end of the calendar year by (2) the sum of the number of shares outstanding at the end of the calendar year plus the sum of (1) above) was 4.8%,

7.8% and 7.0%, respectively. Upon adoption of the 2024 plan, the Company expects its overhang (calculated on a fully diluted basis) to be approximately 13.2%.

In light of the factors described above, the Board of Directors has determined that the size of the share reserve under the 2024 plan is reasonable and appropriate at this time.

Share Information on Equity Compensation Plans as of March 31, 2024

The information included in this Proxy Statement and our 2023 Annual Report is updated by the following information regarding our outstanding equity awards and shares available for future awards under existing equity compensation plans (excluding the 2015 Employee Stock Purchase Plan) as of March 31, 2024:

Total number of full value awards outstanding (includes service-based, market-based and performance-based restricted stock units (RSUs))(1)	2,855,986

Total number of shares remaining available for future grant under the 2022 Plan(2)	178,181

Total number of shares of common stock outstanding as of the Record Date	49,559,598

Bread Financial | 2024 Proxy Statement	107

(1)

Includes shares subject to nonvested awards granted under the 2022 Omnibus Incentive Plan, 2020 Omnibus Incentive Plan, 2015 Omnibus Incentive Plan, and 2010 Omnibus Incentive Plan. Assumes performance-based and market-based RSU awards will vest and pay out based on target performance levels being achieved. No stock options or stock appreciation rights were outstanding as of March 31, 2024.

(2)

Represents the total number of shares available for future awards under the 2022 Plan reflecting performance-based and market-based RSU awards at target payout. The 2022 Plan was our only active equity compensation plan as of March 31, 2024.

Summary of Terms of 2024 Plan

The following is a summary of the important terms of the 2024 plan. The full text of the 2024 plan is attached to this proxy statement as Appendix B. Please refer to Appendix B for a more complete description of the terms of the 2024 plan.

Eligibility

Any employees (including officers), directors or consultants performing services for us or our affiliates are eligible to be selected by our Compensation & Human Capital Committee to participate in the 2024 plan, but only employees will be eligible to receive incentive stock options.

Administration

The plan will be administered by the Compensation & Human Capital Committee, which will have full and final authority to select persons to receive awards, establish the terms of awards, and administer and interpret the 2024 plan in its sole discretion unless authority is specifically reserved to the Board of Directors under the 2024 plan, our certificate of incorporation or bylaws, or applicable law. Any action of the Compensation & Human Capital Committee with respect to the 2024 plan will be final, conclusive and binding on all persons. The Board of Directors or the Compensation & Human Capital Committee may delegate all or any part of its responsibilities, powers, and authority under the 2024 plan to any person or persons or body selected by the Board of Directors, to the extent permitted under applicable law.

Effective Date, Plan Termination

The 2024 plan will become effective as of the date the stockholders approve the plan. The 2024 plan will terminate on the tenth anniversary of the effective date and no award under the 2024 plan may be granted thereafter, except that no incentive stock options may be granted after the tenth anniversary of the date the 2024 plan was approved by the board.

Stock Subject to the Plan

The aggregate maximum number of shares of our common stock that may be subject to awards under the 2024 plan may not exceed the sum of (a) 5,000,000, plus (b) the number of shares that remain available for issuance under the 2022 plan immediately prior to the effective date of the 2024 plan, plus any shares subject to outstanding awards under the 2022 plan as of the effective date of the 2024 plan that, on or after the effective date of the 2024 plan, would have become available for issuance pursuant to new awards under the terms of the 2022 plan as a result of the forfeiture of the awards. Under the 2024 plan, during any calendar year no participant who is an independent member of the Board of Directors may be granted awards, together with any cash fees paid to such director, that exceed a total value of $1,000,000 (calculating the value of any Awards based on the grant date fair value for financial reporting purposes). Unissued shares of stock allocable to an expired, canceled, forfeited or otherwise terminated portion of an award may again be the subject of awards granted under the 2024 plan. However, any shares of stock withheld for payment of the exercise price or withholding of taxes with respect to stock options or SARs will not be available again for grant under the 2024 plan. Any award that by the terms of either the 2024 plan or the award agreement is to be settled solely in cash or property other than shares of stock will not reduce or otherwise count against the number of shares of stock available for awards under the 2024 plan.

108	Bread Financial | 2024 Proxy Statement

Options

Under the 2024 plan, we may grant incentive stock options and nonqualified stock options. The Compensation & Human Capital Committee may grant incentive stock options under the 2024 plan to any person employed by us or by any of our subsidiaries, and may grant nonqualified stock options to any officer, employee, non-employee director or consultant performing services for us or any of our affiliates. The committee will determine the per share exercise price of all options, which will not be less than the fair market value of a share of common stock on the option date of grant. The fair market value of our common stock is generally the closing price for the shares as reported on the New York Stock Exchange as of the trading day prior to the applicable date. As of March 25, 2024, the closing price of our common stock as reported on the New York Stock Exchange was $35.70 per share. However, the exercise price for incentive stock options to an employee who owns more than 10% of our common stock will not be less than 110% of the fair market value of the common stock on the option grant date. An option may be performance-based if vesting is subject to the attainment of specified performance goals established by the committee. The committee will specify when each option may be exercised, subject to the minimum vesting requirement described below Options granted under the 2024 plan will generally terminate on the tenth anniversary of the date of grant, or five years in the case of an incentive option granted to an employee who owns more than 10% of our common stock. A participant may pay the purchase price of stock acquired by exercise of an option (1) through a “cashless exercise” procedure that is acceptable to the committee and does not violate the Sarbanes-Oxley Act or any other applicable law, (2) in cash at the time of exercise if permitted by the committee, or (3) subject to applicable law, in any other form of legal consideration that may be acceptable to the committee in its discretion.

Stock Appreciation Rights

The 2024 plan authorizes the Compensation & Human Capital Committee to grant stock appreciation rights, also referred to as SARs. A SAR is a contractual right that allows a participant to receive the appreciation in the fair market value of our common stock over time.

The committee will determine the exercise price per SAR, which will not be less than the fair market value of a share of stock on the date of grant. Upon the exercise of SARs, the participant is entitled to receive an amount in shares or cash determined by multiplying (a) the difference between the fair market value per share on the date of exercise and the exercise price by (b) the number of SARs being exercised. The committee may limit the number of shares that may be delivered with respect to any SAR award by including such a limit in the agreement evidencing the SAR at the time of grant. The committee will specify when each SAR may be exercised, subject to the minimum vesting requirement described below.

Restricted Stock Awards and Performance Shares

The 2024 plan authorizes the Compensation & Human Capital Committee to grant restricted stock with restrictions that may lapse over time and performance shares with restrictions that may lapse upon the achievement of specified performance goals. Restrictions may lapse separately or in such installments as the committee deems appropriate, but subject to the minimum vesting required described below. A participant granted restricted stock or performance shares will have the stockholder rights as are set forth in the award agreement, including, for example, the right to vote the restricted stock or performance shares. Except in cases of death or disability, upon termination of employment or other service, restricted stock and performance shares that are at that time subject to restrictions will be forfeited and become available for grant again by the Company. Any dividends that may be paid on restricted stock or performance shares will be withheld by the Company and subject to the same restrictions and vesting requirements as the related restricted stock or performance shares.

Restricted Stock Units

The Compensation & Human Capital Committee may grant awards of restricted stock units to participants. A restricted stock unit is a right to receive one share of common stock, or its cash value, subject to vesting conditions. Until all restrictions upon restricted stock

Bread Financial | 2024 Proxy Statement	109

units awarded to a participant have lapsed, the participant will not be a stockholder of us, nor have any of the rights or privileges of a stockholder of us, including rights to receive dividends and voting rights with respect to the shares underlying the restricted stock units. However, the committee may include dividend equivalent rights under which a participant will be credited with an amount equal to any cash dividends paid by us on our common stock during the period between the grant date and settlement date. Any amounts credited to a participant under a dividend equivalent right will be subject to the same terms and restrictions as the participant’s restricted stock units.

We will establish and maintain a separate account for each participant who receives a grant of restricted stock units, and such account will be credited for the number of restricted stock units granted to such participant and dividend equivalents, if any. Restricted stock units awarded under the 2024 plan may vest at such time or times and on such terms and conditions as the committee may determine, subject to the minimum vesting requirements described below. The agreement evidencing an award of restricted stock units will set forth any such terms and conditions. Payment will be made in cash or in stock, as specified in the award agreement and, if payable in cash, based upon the fair market value of our common stock at the time specified in the award agreement.

Performance Awards

The Compensation & Human Capital Committee may grant performance awards, that may be denominated in shares or cash, payable based upon the achievement of performance conditions. The performance objectives for such awards will consist of one or more business criteria or other performance measures, and a targeted level or levels of performance with respect to such criteria will be established by the committee. The committee will specify a performance period over which achievement of performance objectives will be measured. The Compensation & Human Capital Committee must determine the extent to which performance awards are earned.

Minimum Vesting Requirements

The 2024 plan provides that no award granted under the plan shall vest before the date the participants has completed one year of service, measured from the date of grant, but awards for up to 5% of the shares of stock reserved for issuance under the plan can be granted without such minimum vesting requirement. This does not limit the Company’s ability to grant awards with rights to accelerated vesting on a termination of employment or service for any reason other than cause, or in connection with a change in control, as each term is defined in the 2024 plan, without having to complete the minimum one-year service requirement. For example, awards may provide for full or partial vesting acceleration of the award in connection with a qualifying retirement or other termination that occurs prior to completing the minimum one-year service requirement where the payment is made at the time of termination or based on the original vesting schedule. The minimum vesting requirement also does not apply to substitute awards, awards granted to non-employee directors that vest on the earlier of the one year anniversary of the grant date and the next annual meeting of the Company’s shareholders (which is at least 50 weeks after the immediately preceding year’s annual meeting, or awards settled solely in cash.

Cash-Based Awards and Other Stock-Based Awards

The 2024 plan authorizes the Compensation & Human Capital Committee to grant cash-based awards and other equity-based or equity-related awards, including deferred stock units, fully-vested shares and dividend equivalent rights.

Employment/Service Terminations

Generally, when a participant’s employment or service terminates, unvested portions of awards are forfeited, unless otherwise determined by the Compensation & Human Capital Committee. Unless provided otherwise by the committee, upon a termination of employment or service without cause, as defined in the 2024 plan, vested options remain exercisable until the last day of

110	Bread Financial | 2024 Proxy Statement

the exercise period specified in the award agreement or the last day of the option term, whichever is earlier. Unless provided otherwise by the committee, upon a termination of employment or service due to death or disability, as defined in the 2024 plan, vested options remain exercisable until the earlier of the last day of the term of the option or the last day of the one-year period following such termination.

Upon termination of a participant’s employment or other service with us due to cause, as defined in the 2024 plan, both the vested and unvested portions of any outstanding option held by the participant will immediately be forfeited and will no longer be exercisable.

Awards in Substitution for Awards Granted by Other Corporations

Options and other awards may be granted under the 2024 plan in substitution for similar awards held by employees of corporations who become our employees as a result of a merger or consolidation of the employing corporation with us or one of our affiliates, or we or one of our affiliates acquiring either the stock of the employing corporation with the result that it becomes our affiliate or all or a portion of the assets of the employing corporation. Such substitute awards may be granted with a vesting period of less than one year and such substitute options and SARs may be granted with an exercise price that is less than the fair market value of a share of common stock on the date of grant.

Change in Control

In the event of a change in control, as defined in our 2024 plan, the Compensation & Human Capital Committee may, in its sole discretion, provide for any of the following: (1) the waiver of performance conditions, acceleration of vesting or lapse of restrictions with respect to any or all awards; (2) the continuation of outstanding awards, if the Company is the surviving entity; (3) the assumption of the 2024 plan and outstanding awards by the surviving entity or its parent; (4) the substitution by the surviving entity or its parent of awards with substantially the same terms for outstanding awards (subject to the equitable adjustment as appropriate); (5) the cancellation of outstanding awards in consideration for a payment in the form of securities or cash equal to the fair market value of vested awards, or in the case of an option or SAR, the difference between the fair market value and the exercise price for all shares of stock to the extent vested; or (6) the cancellation of outstanding awards without payment of any consideration. The timing of any payment or delivery of shares of stock under this provision will be subject to Section 409A of the IRC. In addition, if a participant’s employment or other service is terminated by the Company or other surviving entity without cause or the participant resigns for good reason, each as defined in our 2024 plan, within 12 months after a change in control, all restrictions on any awards held by the participant will lapse and the awards will be immediately and fully vested.

Adjustments

If there is any change in our corporate capitalization that the Compensation & Human Capital Committee determines would result in dilution or enlargement of the rights of participants under the 2024 plan, then the committee will adjust any or all of (1) the number and kind of shares of stock or other securities reserved and available for awards, (2) the number, class and kind of shares of stock or other securities subject to outstanding awards, and (3) the exercise price or other price relating to any outstanding award. In addition, the committee generally may make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting us or any affiliate or their respective financial statements or in response to changes in applicable laws, regulations, or accounting principles. However, no adjustments are permitted to the extent that such authority would cause options that are intended to qualify as incentive stock options to fail to qualify as such.

Tax Withholding

We will deduct or withhold, or require a participant to remit, the amount of federal, state, and/or local taxes, and/or taxes imposed by jurisdictions outside of the U.S., arising as a result of the participant’s participation in the Plan, and may satisfy the tax withholding obligations by requiring or allowing participants to use a number of different withholding methods, including withholding of shares that are otherwise issuable under the award.

Bread Financial | 2024 Proxy Statement	111

Changes to the Plan and Awards

The Board of Directors may amend, suspend or terminate the 2024 plan or the Compensation & Human Capital Committee’s authority to grant awards under the 2024 plan at any time without the consent of stockholders or participants. However, stockholder approval to amend the 2024 plan may be necessary if required by any law or the rules of any stock exchange or automated quotation system on which our stock is listed or quoted. The committee may waive any conditions or rights under, or amend, suspend or terminate, any award granted under the 2024 plan. However, no amendment or other change may materially impair the rights of any participant with respect to any outstanding award without the consent of the participant, except as specifically permitted under the plan or as necessary or advisable, as determined in the sole discretion of the committee, to facilitate compliance with applicable law. In addition, no modification or amendment may be made to any option under the 2024 plan if it would qualify as a “repricing”; and no option or SAR granted under the 2024 plan may be subject to a cash buyout without stockholder approval, subject to certain exceptions.

Clawback

If a participant or former participant breaches any non-solicitation, non-competition or confidentiality agreement with the Company or any of its affiliates, the Compensation & Human Capital Committee may (1) cancel any outstanding vested or unvested awards, in whole or in part, and (2) require the participant or former participant to repay to the Company any gain realized or payment or shares received, valued as of the date of exercise, payment or lapse of restrictions, to the extent permitted by applicable law. Awards and benefits under the Plan are also subject to forfeiture or repayment if necessary or appropriate (1) to comply with any applicable laws, rules, regulations, stock exchange listing requirements, or any current or future rules of the SEC, NYSE or any governmental agency, (2) to recover any overpayment or mistaken payment, including one based on deficient financial information, or (3) to comply with the terms of any of our policies, including our Compensation Recoupment Policy. Additionally, award agreements may provide for other terms and conditions for cancellation, forfeiture, or repayment of an award or gain related to an award, as determined by the Board of Directors.

Transferability

No award may be transferred by a participant other than by will or by the laws of descent and distribution, and any option will be exercisable during the participant’s lifetime only by the participant or his or her guardian or legal representative. The Compensation & Human Capital Committee, however, may permit awards (other than incentive stock options) to be transferred to members of the participant’s immediate family, to trusts solely for the benefit of such immediate family members and to partnerships in which such family members or trusts are the only partners.

General U.S. Federal Income Tax Consequences

The following is a general summary of certain U.S. federal income tax consequences generally arising with respect to awards under the 2024 plan and is intended to reflect the current provisions of the IRC and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local, or payroll tax considerations. This discussion is based on provisions of the IRC and the Treasury regulations issued thereunder, and judicial and administrative interpretations under the IRC and regulations, all in effect as of the date of this proxy, and all of which are subject to change (possibly on a retroactive basis) or different interpretation. Each participant is advised to consult his or her personal tax advisor concerning the application of the U.S. federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any foreign, state, local or other tax laws before taking any actions with respect to any awards.

112	Bread Financial | 2024 Proxy Statement

Nonqualified Stock Options

A participant generally will not recognize any taxable income upon the grant of a nonqualified stock option and we will not be entitled to a tax deduction with respect to such grant. On exercise of a nonqualified stock option, a participant generally will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the acquired shares of common stock on the date of exercise over the exercise price paid at the time of exercise. In general, subject to the possible limitations under Section 280G of the IRC for certain individuals, as discussed below, or Section 162(m) of the IRC for “covered employees,” both as described below, we should be entitled to a federal income tax deduction in the same amount and at the same time as (1) the option holder recognizes ordinary income or (2) if we comply with applicable income reporting requirements, the holder should have reported the income. An option holder’s subsequent disposition of shares acquired upon the exercise of a nonqualified stock option will ordinarily result in capital gain or loss to the holder.

Incentive Stock Options

A participant generally will not recognize any taxable income upon the grant of an incentive stock option and we will not be entitled to a tax deduction with respect to such grant. On exercise of an incentive stock option, the holder generally will not recognize any income and we will not be entitled to a deduction. However, the amount by which the fair market value of the shares on the exercise date of an incentive stock option exceeds the purchase price generally will be an item of adjustment for alternative minimum tax purposes and may therefore result in alternative minimum tax liability to the option holder. In addition, if an option that otherwise qualifies as an incentive stock option becomes first exercisable in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the incentive stock option in respect of those excess shares will be treated as a nonqualified stock option for U.S. federal income tax purposes.

The disposition of shares acquired upon exercise of an incentive stock option will ordinarily result in capital gain or loss. However, if the holder disposes of the acquired shares within two years after the date of grant or one year after the date of exercise, which is considered a “disqualifying disposition,” the holder will generally recognize ordinary income in the amount of the excess of the fair market value of the shares on the date the option was exercised over the option exercise price. Any excess of the amount realized by the holder on the disqualifying disposition over the fair market value of the shares on the date of exercise of the option will generally be capital gain. We will generally be entitled to a deduction equal to the amount of ordinary income recognized by the holder as a result of a disqualifying disposition, subject to the possible limitations on deductibility under IRC section 162(m) or 280G for compensation paid to certain individuals, as described below.

Stock Appreciation Rights

When a stock appreciation right is granted, there are no income tax consequences for the participant or us. When a stock appreciation right is exercised, the participant recognizes compensation equal to the cash and/or the fair market value of the shares received upon exercise. We are entitled to a deduction equal to the ordinary income recognized by the participant, subject to possible limitations on deductibility under IRC section 162(m) or 280G for compensation paid to certain individuals described below. The subsequent disposition of shares acquired upon the exercise of a sock appreciation right will ordinarily result in capital gain or loss to the holder.

Restricted Stock

Shares issued under a restricted stock award are subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code to the extent the shares will be forfeited in the event that the participant ceases to provide services to us and are not transferable. As a result of this substantial risk of forfeiture, the participant will not recognize ordinary income at the time the award shares are issued. Instead, the participant will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture, or when the stock becomes transferable, if earlier. The participant’s ordinary income is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date the stock is no longer subject to forfeiture.

Bread Financial | 2024 Proxy Statement	113

The participant may accelerate his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing (i.e., within thirty days of the share issuance date) an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date of such issuance, and the capital gain holding period commences on such date. We are entitled to a deduction equal to the ordinary income recognized by the participant, subject to possible limitations on deductibility under IRC section 162(m) or 280G for compensation paid to certain individuals, as described below. The participant’s subsequent disposition of shares will ordinarily result in capital gain or loss to the holder.

Restricted Stock Units

Generally, a participant granted a restricted stock unit structured to conform to the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary income at the time the stock is delivered equal to the fair market value of the shares of our common stock or the amount of cash payment that is made. We are entitled to a deduction equal to the ordinary income recognized by the participant, subject to possible limitations on deductibility under IRC section 162(m) or 280G for compensation paid to certain individuals, as described below. The participant’s subsequent disposition of shares will ordinarily result in capital gain or loss to the holder.

Cash-Based Awards and Other Awards

The current federal income tax consequences of other awards authorized under the 2024 plan generally follow certain basic patterns: dividend equivalents and other stock or cash-based awards are generally subject to tax at the time of payment in an amount equal to the amount of cash or the fair market value of shares received at that time. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income. We are entitled to a deduction equal to the ordinary income recognized by the participant, subject to possible limitations on deductibility under IRC section 162(m) or 280G for compensation paid to certain individuals, as described below. To the extent the award was settled in shares, the participant’s subsequent disposition of shares will ordinarily result in capital gain or loss to the holder.

Section 409A of the IRC

Certain types of awards under the 2024 plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the 2024 plan and awards granted under the 2024 plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the Compensation & Human Capital Committee, the 2024 plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

Section 162(m) of the IRC

We may not deduct compensation of more than $1,000,000 that is paid to “covered employees” (as defined in Section 162(m) of the Code) or compensation that is not otherwise considered to be “reasonable compensation” under Section 162(m) of the Code. For taxable years beginning after December 31, 2026, the American Rescue Plan Act of 2021 (ARPA) expanded Section 162(m) to cover the next five most highly compensated employees for the taxable year, in addition to the “covered employees” under the current Section 162(m) framework (i.e., Chief Executive Officer, Chief Financial Officer and the next three most highly compensated officers, plus any prior “covered employees” required to be included under the once-covered-always-covered provisions of

114	Bread Financial | 2024 Proxy Statement

Section 162(m)). Thus, during the term of the 2024 plan, starting in 2027, our Chief Executive Officer, Chief Financial Officer and the next eight highest-paid employees (which may include the highest paid non-officer employees), plus any additional once-covered-always-covered employees, will be subject to the IRC Section 162(m) cap on deductions for compensation over $1 million.

Section 280G of the IRC

Under certain circumstances, the granting or enhancement of awards, the accelerated vesting or exercise of options and stock appreciation rights or the accelerated lapse of restrictions with respect to other awards in connection with a change in control could be deemed an “excess parachute payment” under the golden parachute tax provisions of Section 280G of the IRC. To the extent so considered, the participant could be subject to a 20% excise tax and we could be denied a federal income tax deduction.

New Plan Benefits

Because all grants and awards under the 2024 plan are entirely within the discretion of the Compensation & Human Capital Committee and, with regard to awards to the Chief Executive Officer, the Board of Directors, the total benefits allocable under the 2024 plan in the future are not determinable. Therefore, we have omitted the tabular disclosure of the benefits or amounts allocated under the 2024 plan. No grants or awards have been made to date and no grants or awards will be made by us unless and until the 2024 plan is approved by the stockholders.

If a quorum is present and a majority of the shares represented, in person or by proxy, and entitled to vote are in favor of Proposal Three, the 2024 Omnibus Incentive Plan will be approved. Votes marked “For” Proposal Three will be counted in favor of approval of the 2024 Omnibus Incentive Plan.

Bread Financial | 2024 Proxy Statement	115

Audit

Committee Report

The Audit Committee of the Board of Directors assists the Board of Directors in fulfilling its oversight responsibilities by reviewing: (1) the integrity of the Company’s consolidated financial statements; (2) the Company’s compliance with legal and regulatory requirements; (3) the independent registered public accounting firm’s qualifications, independence and performance; and (4) the performance of the Company’s internal audit department. The Audit Committee appoints, compensates and oversees the work of the independent registered public accounting firm. The Audit Committee reviews with the independent registered public accounting firm the plans and results of the audit engagement, approves and pre-approves professional services provided by the independent registered public accounting firm, considers the range of audit and non-audit fees, and reviews the adequacy of the Company’s financial reporting process. The Audit Committee met with the independent registered public accounting firm without the presence of any of the other members of the Board of Directors or management and met with the full Board of Directors without the presence of the independent registered public accounting firm to help ensure the independence of the independent registered public accounting firm. The Board of Directors has adopted a written charter for the Audit Committee, posted at www.breadfinancial.com.

The Audit Committee obtained from the independent registered public accounting firm, Deloitte & Touche LLP (Deloitte), a formal written statement describing all relationships between the Company and the independent registered public accounting firm that might bear on the firm’s independence pursuant to the applicable requirements of the Public Company Accounting Oversight Board (United States) (PCAOB), and has discussed, with the independent registered public accounting firm, the firm’s independence. Based on the foregoing, the Audit Committee has satisfied itself that the non-audit services provided by the independent registered public accounting firm are compatible with maintaining the firm’s independence. The Audit Committee reviewed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301 “Communications with Audit Committees.” The lead audit partner having primary responsibility for the audit and the concurring audit partner will be rotated at least every five years. The Audit Committee also discussed with management, internal audit and the independent registered public accounting firm the quality and adequacy of the Company’s disclosure controls and procedures. In addition, the Audit Committee reviewed with internal audit the risk-based audit plan, responsibilities, budget and staffing.

The Audit Committee reviewed and discussed with management, internal audit and the independent registered public accounting firm the Company’s system of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee discussed the classification of deficiencies under standards established by the PCAOB. Management determined and the independent registered public accounting firm concluded that no identified deficiency, nor the aggregation of the same, rose to the level of a material weakness based on the independent registered public accounting firm’s judgment.

The Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements for the year ended December 31, 2023. Management has the responsibility for the preparation of the consolidated financial statements and the reporting process. The independent registered public accounting firm has the responsibility for the examination of the consolidated financial statements and expressing an opinion on the conformity of the audited consolidated financial statements with accounting principles generally accepted in the United States. Based on the review and discussions with management and the independent registered public accounting firm as described in this report, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC.

This report has been furnished by the current members of the Audit Committee.

Roger H. Ballou

John C. Gerspach, Jr., Chair

Timothy J. Theriault

116	Bread Financial | 2024 Proxy Statement

Proposal 4: Ratification of the Selection of the Independent Registered Public Accounting Firm

In accordance with its charter, the Audit Committee is directly responsible for the appointment, compensation (including the negotiation of audit fees), retention and oversight of the independent registered public accounting firm retained to audit the Company’s consolidated financial statements. The Audit Committee has appointed Deloitte as the independent registered public accounting firm for the Company in 2024. Deloitte has served as our independent registered public accounting firm continuously since 1998.

Before reappointing Deloitte as the Company’s independent registered public accounting firm for 2024, the Audit Committee carefully considered Deloitte’s qualifications. This included a review of Deloitte’s performance in prior years, its knowledge of the Company and its operations as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under rules of the SEC with respect to the independence of the independent registered public accounting firm, including the nature and extent of non-audit services. The Audit Committee pre-approved all audit and permissible non-audit services fees for 2022 and 2023. Non-audit services that have received pre-approval include tax preparation, tax consultation and advice and assistance with our securitization program. The Audit Committee has considered whether the provision of these services is compatible with maintaining the registered public accounting firm’s independence and believes the payment of these fees would not prohibit Deloitte from maintaining its independence. In accordance with SEC rules, the lead partner overseeing the Company’s engagement rotates every five years, and the Audit Committee and its Chair are directly involved in Bread Financial’s selection of the lead engagement partner.

The Board of Directors recommends that stockholders vote FOR the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2024.

Bread Financial | 2024 Proxy Statement	117

The Audit Committee believes that, if handled properly, there are numerous benefits of a long-tenured independent registered public accounting firm relationship, including:

•	higher audit quality due to Deloitte’s deep understanding of our business and accounting policies and practices;

•	efficient fee structures due to Deloitte’s industry expertise and familiarity with us; and

•	avoidance of significant costs and disruptions (including board and management time and distractions) that would be associated with retaining a new independent registered public accounting firm.

Nonetheless, the Audit Committee is also aware that a long-tenured independent registered public accounting firm may be believed by some to pose an independence risk. To address these concerns, there are robust safeguards for independence, including:

•	a strong regulatory framework for independence, including limitations on non-audit services and mandatory audit partner rotation requirements for our independent registered public accounting firm;

•	conducting regular private meetings separately with each of Deloitte and our management at the end of each regularly scheduled Audit Committee meeting, as appropriate;

•	oversight of Deloitte that includes regular communication on and evaluation of the quality of the audit and independence of the independent registered public accounting firm;

•	Deloitte’s own internal independence processes and compliance reviews;

•	annual assessment of Deloitte’s qualifications, service quality, sufficiency of resources, quality of communications, independence, working relationship with our management, objectivity, and professional skepticism;

•	interviewing and approving the selection of Deloitte’s new lead engagement partner with each rotation, with a new lead engagement partner possessing significant financial institution expertise beginning in 2021; and

•	considering periodically whether to conduct a search or request for proposal process for a new independent registered public accounting firm.

During fiscal year 2023, Deloitte served as our independent registered public accounting firm and also provided certain tax and other audit-related services. See “Fees and Services” below. A representative of Deloitte is expected to be present at the 2024 virtual annual meeting of stockholders and will have an opportunity to make a statement if so desired and to answer appropriate questions from stockholders.

In connection with the audit of the 2023 consolidated financial statements, we entered into an engagement letter with Deloitte that set forth the terms by which Deloitte performed audit services for us. That engagement letter is subject to a limitation on our right to assign or transfer a claim without the prior written consent of Deloitte. The Audit Committee does not believe that such provision limits the ability of stockholders to seek redress from Deloitte.

Stockholder ratification of the selection of Deloitte as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board of Directors is submitting the selection of Deloitte to stockholders for ratification. If stockholders do not ratify the selection, the Audit Committee will reconsider whether it is appropriate to select a different independent registered public accounting firm. In such event, the Audit Committee may retain Deloitte, notwithstanding the fact that stockholders did not ratify the selection, or may select another independent registered public accounting firm without re-submitting the matter to stockholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

118	Bread Financial | 2024 Proxy Statement

Fees and Services:

The billed fees for services provided by Deloitte, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, during 2022 and 2023 were as follows:

	2022	2023

Audit Fees(1)	$3,378,246	$3,715,550

Audit-Related Fees(2)	251,440	195,000

Tax Fees(3)	236,826	167,399

All Other Fees(4)	100,685	5,685

Total Fees	$3,967,197	$4,083,634

(1)

Consists of fees for the audits of our consolidated financial statements for the years ended December 31, 2022 and 2023, reviews of our interim quarterly consolidated financial statements, and evaluation of our compliance with Section 404 of the Sarbanes-Oxley Act. For 2023, this also includes comfort letter procedures associated with long-term debt transactions incurred during the year.

(2)	Consists of fees primarily related to accounting consultations and other assurance related services.

(3)	Consists of fees for tax consultation and advice and tax return preparation and review.

(4)	Consists of all other non-audit related fees, including annual subscription licenses.

If a quorum is present and a majority of the shares represented, at the meeting or by proxy, and entitled to vote are in favor of Proposal Four, the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2024 will be ratified. Votes marked “For” Proposal Four will be counted in favor of ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2024.

Bread Financial | 2024 Proxy Statement	119

Additional Information

Our Board of Directors is soliciting your proxy to vote at the 2024 annual meeting of stockholders to be held on May 14, 2024 at 9:00 a.m. Central Time and any adjournments or postponements of that meeting. The meeting will be held in a virtual format only via webcast at www.proxydocs.com/BFH to provide a safe and accessible experience for our stockholders, associates and directors.

Questions and Answers about the Proxy Process

What is the purpose of holding this meeting?

We are holding the 2024 virtual annual meeting of stockholders to:

•	elect nine directors;

•	hold an advisory vote on executive compensation;

•	approve the 2024 Omnibus Incentive Plan; and

•	ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2024.

The director nominees, eight of whom are currently serving as our directors, have been recommended by our Nominating & Corporate Governance Committee to

serve on our Board of Directors; and our Board has nominated the nine nominees and recommends that our stockholders elect them as directors. The Board also recommends that our stockholders (1) approve, on an advisory basis, the compensation of our NEOs, (2) approve the 2024 Omnibus Incentive Plan, and (3) ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2024. If any other matters requiring a stockholder vote properly come before the meeting, those stockholders present at the meeting and the proxies who have been appointed by our stockholders will vote as they think appropriate.

Why did I receive these materials?

All of our stockholders as of the close of business on March 20, 2024, the record date, are entitled to vote at our 2024 annual meeting. We are required by law to distribute the Notice of Internet Availability of Proxy Materials or a full set of proxy materials to all of our stockholders as of the record date. Our only voting securities are shares of our common stock, of which there were 49,559,598 shares outstanding as of March 20, 2024. Stockholders at the close of business on the record date may examine a list of registered stockholders as of the record date for any purpose germane to the annual meeting during the 10 days prior to the meeting, at our offices in Columbus, Ohio. If you would like to view the stockholder list, please contact our Corporate Secretary, Joseph L. Motes III, at GeneralCounsel@breadfinancial.com, to schedule an appointment.

120	Bread Financial | 2024 Proxy Statement

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials?

Pursuant to SEC rules, we are providing access to our proxy materials over the Internet. As a result, we are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials. Your Notice of Internet Availability of Proxy Materials or proxy card contains instructions on how to access our proxy materials over the Internet, as well as instructions on how to request a paper copy of our proxy materials by mail.

We are providing those of our stockholders that have previously requested a paper copy of our proxy materials with paper copies of our proxy materials instead of a Notice of Internet Availability of Proxy Materials. Our proxy materials are also available on our Company website at www.breadfinancial.com.

How does the proxy process and stockholder voting operate?

The proxy process is the means by which corporate stockholders can exercise their rights to vote for the election of directors and other corporate proposals. The notice of meeting and this proxy statement provide notice of a scheduled stockholder meeting, describe the directors presented for election and include information about each of the proposals to be voted on at the annual meeting, as well as other information required to be disclosed to stockholders. Stockholders may vote by telephone or through the Internet, or by returning a proxy card, without having to attend the virtual stockholder meeting.

By executing a proxy, you authorize the persons named in your proxies to act as your proxies to vote your shares in the manner that you specify. The proxy voting mechanism is vitally important to us. In order for us to obtain the necessary stockholder approval for proposals, a “quorum” of stockholders (a majority of the issued and outstanding shares of common stock as of the record date entitled to vote) must be represented at the meeting, virtually or by proxy. Voting by proxy ensures we obtain a quorum and complete the stockholder vote. It is important that you attend the meeting virtually or grant a proxy to vote your shares to assure a quorum is present so corporate business can be transacted. If a quorum is not present, we must adjourn the meeting and solicit additional proxies, which is an expensive and time-consuming process that is not in the best interest of our Company or its stockholders.

What does it mean if I receive more than one set of materials?

This means your ownership of shares is registered under different names. For example, you may own some shares directly as a “registered stockholder” and other shares through a broker, which we refer to as “beneficial stockholders,” or you may own shares through more than one broker. In these situations, you may receive multiple sets of proxy materials. You need to respond according to the instructions provided in each set of proxy materials to ensure all of the shares you own are properly represented at the annual meeting.

If I am a beneficial stockholder and own my shares through a broker, how is my vote recorded?

Brokers typically own shares of common stock for many stockholders who are referred to as “beneficial stockholders.” In this situation, the “registered stockholder” on our stock register is the broker or its nominee. The beneficial stockholders do not appear in our stockholder register, and their ownership is often referred to as holding shares in “street name.” Therefore, for shares held in street name, distributing the proxy materials and tabulating votes are both two-step processes. Brokers inform us how many of their clients are beneficial stockholders, and we provide the broker with the appropriate number and type of proxy materials. Each broker then forwards the appropriate proxy materials to its clients who are beneficial stockholders to obtain their votes. When you receive proxy materials from your broker, instructions

Bread Financial | 2024 Proxy Statement	121

will be included to submit your voting instructions to your broker. Shortly before the meeting, each broker totals the votes and submits a proxy reflecting the aggregate votes of the beneficial stockholders for whom it holds shares. For additional information, please see “How and when do I vote?” below.

How and when do I vote?

Prior to the meeting: Whether or not you expect to attend the 2024 virtual annual meeting of stockholders, we urge you to grant your proxy to vote your shares. You may grant your proxy to vote through the Internet or by telephone by following the instructions on your proxy card or Notice of Internet Availability of Proxy Materials or, if you received a paper copy of the proxy card, by signing and dating each proxy card you received, indicating your voting preference on each proposal, and returning each proxy card in the prepaid envelope that accompanied that proxy card. If you return a signed and dated proxy card but you do not indicate your voting preference, your shares, except for those shares you own beneficially or in the BFH Stock Fund portion of the Bread Financial 401(k) Plan, will be voted in favor of: (1) the nine director nominees; (2) the approval, on an advisory basis, of the compensation of our NEOs; (3) the approval of the 2024 Omnibus Incentive Plan; and (4) the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2024, all in accordance with the recommendation of our Board of Directors. If you are the beneficial stockholder of shares held in street name through a broker, trustee or nominee, you must follow that nominee’s instructions to vote.

Voting shares held in the BFH Stock Fund portion of the Bread Financial 401(k) Plan: If you hold shares in the BFH Stock Fund portion of the Bread Financial 401(k) Plan, your voting instructions must be received by 11:59 p.m., Eastern Time, on Wednesday May 8, 2024 for the trustee to vote your shares. If you do not provide voting directions by that time, the shares attributable to your account will not be voted. Shares held in the Bread Financial 401(k) Plan cannot be voted during the virtual annual meeting.

During the meeting:

•	Registered Stockholders. Whether or not you have previously submitted your proxy, you may vote your shares if you attend the virtual annual meeting.

•	Beneficial Stockholders. In order to vote your shares at the virtual annual meeting, you will be instructed to obtain a legal proxy from your broker, bank or other nominee and to submit a copy in advance of the virtual annual meeting.

•	Stockholders through the BFH Stock Fund portion of the Bread Financial 401(k) Plan. You may not vote your shares during the virtual annual meeting.

Does my vote matter?

Yes. Corporations are required to obtain stockholder approval for the election of directors and certain other important matters. Stockholder participation is not a mere formality. Each share of our common stock held on the record date is entitled to one vote, and every share voted has the same weight. It is also important that you vote to assure that a quorum is present so corporate business can be transacted.

What constitutes a quorum?

Unless a quorum is present at the annual meeting, no action may be taken at the meeting except the adjournment thereof until a later time. The presence at the annual meeting, virtually or by proxy, of stockholders holding a majority of our issued and outstanding shares of common stock as of the record date will constitute a quorum for the transaction of business at the 2024 virtual annual meeting of stockholders. Shares that are represented at the virtual annual meeting but abstain from voting on any or all matters and “broker non-votes” (shares held by brokers or nominees for which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial stockholders or persons entitled to vote) will be counted as shares present and entitled to vote in

122	Bread Financial | 2024 Proxy Statement

determining whether a quorum is present at the virtual annual meeting. If you own shares in the BFH Stock Fund portion of the Bread Financial 401(k) Plan, your shares will not be represented at the virtual annual meeting for quorum purposes and the trustee cannot vote those shares if you do not provide a proxy with explicit directions to the trustee. The inspector of election appointed for the virtual annual meeting will determine the number of shares of our common stock present at the virtual annual meeting, determine the validity of proxies and ballots, determine whether a quorum is present, and count all votes and ballots.

What vote is required to approve each of the proposals being voted on?

Proposal One – Election of Directors: If a quorum is present, directors are elected by the affirmative vote of a majority of the votes cast, at the meeting or by proxy. The number of shares voted “For” a director nominee must exceed the number of votes cast “Against” that nominee. Stockholders may not cumulate their votes with respect to the election of directors. For purposes of the election of directors, “broker non-votes” and “Abstentions” will not be counted as votes cast “For” or “Against” the proposal and thus will have no effect on the outcome of the election of directors.

Proposal Two – Advisory Vote on Executive Compensation: If a quorum is present and a majority of the shares represented, at the meeting or by proxy, and entitled to vote are voted in favor of Proposal Two, the compensation of our NEOs will be approved on an advisory basis. Votes marked “For” Proposal Two will be counted in favor of approval, on an advisory basis, of the compensation of our NEOs. On Proposal Two “broker non-votes” will not be counted as shares entitled to vote for the proposal and thus will have no effect on the outcome of the approval, on an advisory basis, of the compensation of our NEOs. An “Abstention” with respect to Proposal Two will not be voted on that item, although it will be counted for purposes of determining the number of shares represented and entitled to vote. Accordingly, an “Abstention” will have the same effect as a vote “Against” Proposal Two.

Proposal Three – Approval of the 2024 Omnibus Incentive Plan: If a quorum is present and a majority of the shares represented, at the meeting or by proxy, and entitled to vote are voted in favor of Proposal Three, the 2024 Omnibus Incentive Plan will be approved. Votes marked “For” Proposal Three will be counted in favor of approval of the 2024 Omnibus Incentive Plan. On Proposal Three, “broker non-votes” will not be counted as shares entitled to vote for the proposal and thus will have no effect on the outcome of the approval. An “Abstention” with respect to Proposal Three will not be voted on that item, although it will be counted for purposes of determining the number of shares represented and entitled to vote. Accordingly, an “Abstention” will have the same effect as a vote “Against” Proposal Three.

Proposal Four – Ratification of the Selection of the Independent Registered Public Accounting Firm: If a quorum is present and a majority of the shares represented, at the meeting or by proxy, and entitled to vote are voted in favor of Proposal Four, the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2024 will be ratified. Votes marked “For” Proposal Four will be counted in favor of ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2024. An “Abstention” with respect to Proposal Four will not be voted on that item, although it will be counted for purposes of determining the number of shares represented and entitled to vote.

Accordingly, an “Abstention” will have the same effect as a vote “Against” Proposal Four. Since Proposal Four is considered to be a “routine” proposal, as discussed below, no broker non-votes are expected on this proposal. Except as otherwise directed and except for those proxies representing shares held in the BFH Stock Fund portion of the Bread Financial 401(k) Plan for which no voting preference is indicated, proxies solicited by the Board of Directors will be voted to approve the selection by the Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

Bread Financial | 2024 Proxy Statement	123

What is the effect of not voting?

The effect of not voting depends on how you own your shares. If you own shares as a registered stockholder, rather than through a broker, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. Assuming a quorum is present, your unvoted shares will not affect whether a proposal is approved or rejected. If you own shares through a broker as a beneficial stockholder and do not vote, your broker may represent your shares at the meeting for purposes of obtaining a quorum. As described in the answer to the following question, if you do not provide your broker with voting instructions, your broker may or may not vote your shares, depending upon the proposal. If you own shares in the BFH Stock Fund portion of the Bread Financial 401(k) Plan, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirements, or affect whether a proposal is approved or rejected.

If I am a beneficial stockholder and do not vote, will my broker vote for me?

If you own your shares through a broker as a beneficial stockholder and you do not vote, your broker may vote your shares in its discretion on some “routine matters.” However, with respect to other proposals, your broker may not vote your shares for you. With respect to these proposals, the aggregate number of unvoted shares is reported as broker non-votes. Broker non-vote shares are counted toward the quorum requirement. Proposals One, Two and Three set forth in this proxy statement are not considered to be routine matters and brokers will not be permitted to vote unvoted shares on these three proposals. Proposal Four is a routine matter on which brokers will be permitted to vote unvoted shares.

Is my vote confidential?

It is our policy that all stockholder meeting proxies, ballots and voting records that identify the particular vote of a stockholder are confidential. The vote of any stockholder will not be revealed to anyone other than an inspector of election or a non-employee tabulator of votes, except: (1) as necessary to meet applicable legal and stock exchange listing requirements; (2) to assert claims for or defend claims against us; (3) to allow the inspector of election to certify the results of the stockholder vote; (4) in the event of a contested proxy solicitation; or (5) if a stockholder has requested that their vote be disclosed.

Can I revoke my proxy and change my vote?

You have the right to revoke your proxy at any time prior to the time your shares are voted. If you are a registered stockholder, your proxy can be revoked in several ways: (1) by timely delivery of a written revocation delivered to Joseph L. Motes III, Corporate Secretary, Bread Financial Holdings, Inc., 7500 Dallas Parkway, Suite 700, Plano, Texas 75024; (2) by submitting another valid proxy bearing a later date; or (3) by attending the virtual annual meeting and voting your shares during the meeting. If you are a beneficial stockholder, you may either (1) contact your broker to revoke your proxy or (2) register for, attend and vote your shares during the virtual annual meeting. Please see “Attending the Virtual Annual Meeting” below for more information. If you hold shares in the BFH Stock Fund portion of the Bread Financial 401(k) Plan, you must contact the trustee to revoke your proxy.

Will any other business be transacted at the meeting? If so, how will my proxy be voted?

We do not know of any business to be transacted at the 2024 annual meeting other than the election of directors; the approval, on an advisory basis, of compensation of our NEOs; the approval of the 2024

Omnibus Incentive Plan; and the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2024, each as described in this proxy statement. The period

124	Bread Financial | 2024 Proxy Statement

specified in our bylaws for submitting proposals to be considered at the meeting has passed and no proposals were properly submitted and not withdrawn. However, should any other matters properly come before the meeting, and any adjournments and postponements thereof, shares with respect to which voting authority has been granted to the proxies will be voted by the proxies in accordance with their judgment.

Who counts the votes?

If you are a registered stockholder, your vote, as provided by mail, telephone, through the Internet or during the annual meeting, will be returned or delivered directly to Mediant Communications, Inc. (Mediant) for tabulation. Mediant will also serve as the inspector of elections. As noted above, if you hold your shares through a broker or trustee, your broker or trustee returns one proxy to Mediant on behalf of its clients. Votes will be counted and certified by the inspector of election.

Will you use a soliciting firm to receive votes?

We use Mediant, as well as brokers to distribute all the proxy materials to our stockholders. We will pay them a fee and reimburse any expenses they incur in making the distribution. We have also retained D. F. King & Co., Inc. to aid in the solicitation at a fee of approximately $12,500 plus reimbursement of out-

of-pocket expenses. Our directors, officers and associates may solicit proxies in person, by mail, telephone, facsimile transmission or electronically. No additional compensation will be paid to such directors, officers and associates for soliciting proxies. We will bear the entire cost of solicitation of proxies.

What is the deadline for submitting proposals, including director nominations, for our 2025 annual meeting?

Requirements for Stockholder Proposals to Be Considered for Inclusion in the Company’s Proxy Materials: If any of our stockholders intends to present a proposal for consideration at the 2025 annual meeting, excluding the nomination of directors, and desires to have such proposal included in the proxy statement and form of proxy distributed by the Board of Directors with respect to such meeting, such proposal must be in writing and received by us not later than December 4, 2024. Proposals may be submitted by eligible stockholders and must comply with the relevant regulations of the SEC regarding stockholder proposals.

Requirements for Director Nominations to be Considered for Inclusion in the Company’s Proxy Materials (Proxy Access): Our bylaws provide a proxy access right. Specifically, Section 3.5 of our bylaws permits a stockholder, or a group of up to 20 stockholders, owning continuously for at least 3 years shares of our Company representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, to nominate and include in our proxy materials director nominees constituting up to 20% of our board, provided that the stockholder(s) and the nominee(s) satisfy the requirements in our bylaws.

Notice of proxy access director nominees must be received by our Corporate Secretary at the address below no sooner than November 4, 2024 and no later than December 4, 2024. Any such notice must comply with our bylaws. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority with respect to proxies.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 15, 2025.

Requirements for Stockholder Proposals or Director Nominations to Be Presented at the 2025 Annual Meeting: If any of our stockholders intends to present a proposal for consideration at the 2025 annual meeting without inclusion in the proxy statement and form of proxy, notice of such proposal must be in writing and received by our Corporate Secretary no sooner than November 4, 2024 and no later than December 4, 2024.

Bread Financial | 2024 Proxy Statement	125

If any of our stockholders intends to nominate a director for consideration at the 2025 annual meeting without inclusion in the proxy statement and form of proxy, the stockholder must comply with the nomination requirements set forth in our bylaws and any applicable rules and regulations of the SEC. In accordance with Section 3.4 of our bylaws, for consideration at our 2025 annual meeting, notice of such nomination must be in writing and received by our Corporate Secretary no sooner than December 15, 2024 and no later than January 14, 2025.

A copy of our bylaws is available from our Corporate Secretary upon written request. Requests or proposals should be directed to Joseph L. Motes III, Corporate Secretary, Bread Financial Holdings, Inc., 7500 Dallas Parkway, Suite 700, Plano, Texas 75024.

How can I request a full set of proxy materials?

You may request, without charge, a full set of our proxy materials, including our annual report on Form 10-K for the year ended December 31, 2023, for one year following the annual meeting of stockholders. If you are a beneficial stockholder and a broker or other nominee holds your shares of record, you may request a full set of our proxy materials by following the instructions contained in the Notice of Internet Availability of Proxy Materials that you received. If you are a registered stockholder or if you own shares through the BFH Stock Fund portion of the Bread Financial 401(k) Plan, you may request, without charge, a full set of our proxy materials by following the instructions contained in the Notice of Internet Availability of Proxy Materials that you received or by written request directed to Joseph L. Motes III, Corporate Secretary, Bread Financial Holdings, Inc., 7500 Dallas Parkway, Suite 700, Plano, Texas 75024.

Attending the Virtual Annual Meeting

The 2024 Annual Meeting of Stockholders will be held in a virtual format only via webcast to provide a safe and accessible experience for our stockholders, associates and directors. Our goal for the virtual annual meeting is to enable the largest number of stockholders to participate in the meeting, while providing substantially the same access and possibilities for exchange with the Board and our senior management as an in-person meeting.

How to Access, Vote and Participate in the Virtual Annual Meeting for All Stockholders

•	Visit the annual meeting website at www.proxydocs.com/BFH;

•	Register to attend the virtual annual meeting by entering the control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card (if you received a printed copy of the proxy materials), or on the instructions that accompanied your proxy materials;

•	Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access and attend the virtual annual meeting.

The virtual annual meeting will begin promptly at 9:00 a.m. Central Time. If you have registered to attend the virtual annual meeting, you may begin to log in 15 minutes prior to the start time, using the unique link provided to you in the registration email you received.

We encourage you to access the meeting prior to the start time to provide ample time for the check in.

Technicians will be ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the virtual annual meeting, you may call the technical support number that will be posted in the registration email you received.

Registered stockholders who access the virtual annual meeting using their control number may vote their shares during the virtual annual meeting. Beneficial stockholders who have obtained a legal proxy from their broker, bank or other nominee and submitted a copy in advance of the meeting may also vote their shares during the virtual annual meeting, but shares held in the Bread Financial 401(k) Plan cannot be voted during the meeting.

126	Bread Financial | 2024 Proxy Statement

How Stockholders Can Submit Questions for the Virtual Annual Meeting

Stockholders will have the opportunity to submit questions in advance of and during the annual meeting.

•	In advance of the annual meeting. Stockholders may submit questions in advance of the virtual annual meeting by emailing the question and proof of ownership to investorrelations@breadfinancial.com. The deadline to submit questions in advance is 5:00 p.m. Central Time on May 13, 2024. Proof of ownership includes a copy of one of the following: (i) your proxy card or voting instruction form; (ii) your Computershare account statement or bank or brokerage account statement indicating your ownership of our common stock as of the record date, March 20, 2024; or (iii) the Notice Regarding the Availability of Proxy Materials.

•	During the annual meeting. Stockholders may submit questions during the virtual annual meeting by accessing the annual meeting website as described above. Everyone will have the opportunity to attend the virtual annual meeting. Those who attend the virtual annual meeting as a guest, however, will not be able to submit questions during the meeting.

Questions submitted that are pertinent to the Company and the items being voted on by stockholders during the annual meeting will be read aloud and answered, as time permits and in accordance with meeting procedures and the Rules of Conduct for the Annual Meeting. Questions regarding personal matters, including those related to employment, product or service issues, or related to strategic transactions are not pertinent to meeting matters and, therefore, will not be answered. Substantially similar questions will be grouped, summarized and answered together due to time constraints. Our investor relations or General Counsel’s office will respond to other questions not answered during the annual meeting, as appropriate.

Incorporation by Reference

With respect to any filings with the SEC into which this proxy statement is incorporated by reference, the material under the headings “Compensation & Human Capital Committee Report” and “Audit Committee Report” shall not be incorporated into any such filings nor shall such information be deemed “filed,” except to the extent that the Company specifically incorporates such information by reference therein. Further, all information provided under the “Pay Versus Performance” heading included elsewhere in this proxy statement will not be deemed to be incorporated by reference in any filing by us under the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing. In addition, the website addresses contained in this proxy statement are intended to provide inactive, textual references only. The information on these websites, as well as in any other report or document referenced herein, is not part of and is not incorporated by reference into this proxy statement.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and certain officers, as well as persons who own more than 10 percent of our common stock, to file with the SEC initial reports of beneficial ownership on Form 3 and reports of subsequent changes in beneficial ownership on Form 4 or Form 5. Based solely on the review of Forms 3 and 4 and amendments thereto furnished to the Company during 2023, including those reports filed on behalf of our directors and Section 16 officers pursuant to powers of attorney, no person subject to Section 16 of the Securities Exchange Act of 1934, as amended, failed to file on a timely basis during 2023, with the exception of two Form 4s that were not timely filed for the following Section 16 officers: Ralph J. Andretta, President and Chief Executive Officer and J. Bryan Campbell, Senior

Bread Financial | 2024 Proxy Statement	127

Vice President and Chief Accounting Officer. On March 27, 2023, we filed a Form 4 for Mr. Andretta that, due to a typographic error, incorrectly stated the number of time-based restricted stock units that had been granted, and we subsequently amended that Form 4 on November 21, 2023 to correct the error. On February 17, 2023, we filed a Form 4 for Mr. Campbell that was missing a line-item for Mr. Campbell’s grant of shares of common stock represented by time-based restricted stock units due to a miscommunication regarding the timing of Mr. Campbell’s grant relative to the Company’s other executive officers. We subsequently filed an amended Form 4 for Mr. Campbell on February 23, 2023 to add the inadvertently omitted transaction.

Householding of Annual Meeting Materials

If you and other residents at your mailing address own shares of common stock in “street name,” your broker or bank may have sent you a notice that your household will receive only one Notice of Internet Availability of Proxy Materials or annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you did not respond that you did not want to participate in householding, the broker or bank will assume that you have consented and will send one copy of either our Notice of Internet Availability of Proxy Materials or of our annual report and proxy statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The revocation of your consent to householding will be effective 30 days following its receipt.

128	Bread Financial | 2024 Proxy Statement

IN ANY EVENT, IF YOU DID NOT RECEIVE AN INDIVIDUAL COPY OF THIS PROXY STATEMENT OR OUR ANNUAL REPORT, WE WILL PROMPTLY SEND A COPY UPON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE. REQUESTS SHOULD BE DIRECTED TO JOSEPH L. MOTES III, CORPORATE SECRETARY, BREAD FINANCIAL HOLDINGS, INC., 7500 DALLAS PARKWAY, SUITE 700, PLANO, TEXAS 75024 OR (214) 494-3000.

Other Matters

Our Board of Directors knows of no matters that are likely to be presented for action at the 2024 annual meeting other than the election of directors; the advisory vote on executive compensation; the approval of the 2024 Omnibus Incentive Plan; and the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for

2024, each as previously described. If any other matter properly comes before the 2024 annual meeting for action, it is intended that the persons named in the accompanying proxy and acting hereunder will vote or refrain from voting in accordance with their best judgment pursuant to the discretionary authority conferred by the proxy.

Forward-Looking Statements

Certain statements in this proxy statement may constitute forward-looking statements, which involve a number of risks and uncertainties that are difficult to predict and, in many cases, beyond our control. Accordingly, our actual results could differ materially from the projections, anticipated results or other expectations expressed in this proxy statement, and no assurances can be given that our expectations will prove to have been correct. Factors that could cause the outcomes to differ materially include, but are not limited to, those listed from time to time in reports that we file with the Securities and Exchange Commission, including, but not limited to, our Annual Report on the Form 10-K for the year ended December 31, 2023.

This proxy statement also contains statements regarding environmental, social and governance commitments, goals and metrics. Such statements are not guarantees or promises that such metrics, goals or commitments will be met and are based on current strategy, assumptions, estimates, methodologies, standards and currently available data, which continue to evolve and develop.

Bread Financial | 2024 Proxy Statement	129

Appendix A

Non-GAAP Financial

Measures Reconciliation

We prepare our audited Consolidated Financial Statements in accordance with accounting principles generally accepted in the United States of America (GAAP). However, certain information included herein constitutes non-GAAP financial measures. Our calculations of non-GAAP financial measures may differ from the calculations of similarly titled measures by other companies. In particular, Pretax pre-provision earnings (PPNR) is calculated by increasing/decreasing Income from continuing operations before income taxes by the net provision/release in Provision for credit losses. PPNR less gain on portfolio sales then decreases PPNR by the gain on any portfolio sales in the period. We use PPNR and PPNR less gain on portfolio sales as metrics to evaluate our results of operations before income taxes, excluding the volatility that can occur within Provision for credit losses and the one-time nature of a gain on the sale of a portfolio. Tangible common equity over Tangible assets (TCE/TA) represents Total stockholders’ equity reduced by Goodwill and intangible assets, net, (TCE) divided by Tangible assets (TA), which is Total assets reduced by Goodwill and intangible assets, net. We use TCE/TA as a metric to evaluate the Company’s capital adequacy and estimate its ability to cover potential losses. Tangible book value per common share represents TCE divided by shares outstanding. We use Tangible book value per common share as a metric to estimate the Company’s potential value. We believe the use of these non-GAAP financial measures provide additional clarity in understanding our results of operations and trends.

Below is a reconciliation of these measures to the most directly comparable GAAP measures for the periods indicated:

	Years Ended December 31,

	2023	2022	2021

(Millions)

Pretax pre-provision earnings (PPNR)

Income from continuing operations before income taxes	$968	$300	$1,044

Provision for credit losses	1,229	1,594	544

Pretax pre-provision earnings (PPNR)	2,197	1,894	1,588

Less: Gain on portfolio sale	(230)	—	(10)

Pretax pre-provision earnings less gain on portfolio sale	$1,967	$1,894	$1,578

Tangible common equity (TCE)

Total stockholders’ equity	$2,918	$2,265	$2,086

Less: Goodwill and intangible assets, net	(762)	(799)	(687)

Tangible common equity (TCE)	$2,156	$1,466	$1,399

Tangible assets (TA)

Total assets	$23,141	$25,407	$21,746

Less: Goodwill and intangible assets, net	(762)	(799)	(687)

Tangible assets (TA)	$22,379	$24,608	$21,059

Bread Financial | 2024 Proxy Statement	A-1

Appendix B

2024 Omnibus

Incentive Plan

1. Establishment and Purpose. The purpose of this Bread Financial 2024 Omnibus Incentive Plan (the “Plan”) of Bread Financial Holdings, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company and its stockholders by providing a means to attract, retain and reward executive officers, other key employees, directors and consultants of and service providers to the Company and its Affiliates, and to enable such individuals to acquire or increase a proprietary interest in the Company, thereby promoting a closer identity of interests between such individuals and the Company’s stockholders.

2. Definitions. For purposes of the Plan, the following additional terms shall be defined as set forth below:

(a) “Affiliate” means any entity, including, in the interest of clarity, any corporation, partnership, limited liability company, business trust, other entity or other business association that is now or hereafter controlled by the Company; and provided that, with respect to Nonqualified Stock Options and SARs, the term shall only mean an entity with respect to which the Stock will qualify as “service recipient stock” under Code Section 409A for purposes of “stock rights” within the meaning of Code Section 409A.

(b) “Appreciation Value” means the appreciation in the Fair Market Value of one share of Stock which shall be measured by determining the amount equal to the Fair Market Value of one share of Stock on the exercise date minus the per share exercise price of the SAR being exercised.

(c) “Award” means individually or collectively, a grant under the plan of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights (SARs), Restricted Stock, Restricted Stock Units, Performance Share Awards, Deferred Stock Units, Other Stock-Based Awards and Cash-Based Awards, in each case subject to the terms and provisions of the Plan.

(d) “Award Agreement” means, to the extent deemed necessary by the Committee, a form approved by the Committee setting forth the terms and conditions of an Award. An Award Agreement may be either (i) a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, including any amendment or modification thereof, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Award Agreement shall be subject to and incorporate, by reference or otherwise, all of the applicable terms and conditions of the Plan, may also set forth other terms and conditions consistent with the limitations of the Plan and need not be identical.

(e) “Beneficiary” means the individual(s) or trust(s) which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death or, if there is no designated Beneficiary or surviving designated Beneficiary, then the individual(s) or trust(s) entitled by will or the laws of descent and distribution to receive such benefits.

(f) “Board” means the Board of Directors of the Company.

(g) “Cash-Based Awards” means an Award granted pursuant to Section 6(g).

(h) “Cause” means, unless otherwise defined in the Award Agreement or if the Participant is a party to an employment agreement or agreement for services with the Company or its Affiliates and such agreement provides for a definition of Cause, the definition therein contained, or, if no such agreement or definition exists, it

Bread Financial | 2024 Proxy Statement	B-1

means a Participant’s (i) material breach of any of such Participant’s covenants or obligations under any applicable employment agreement, agreement for services, non-compete agreement, non-solicitation agreement or confidentiality agreement; (ii) continued failure after written notice from the Company or any applicable Affiliate to perform assigned job responsibilities or to follow the reasonable instructions of such Participant’s superiors, including, without limitation, the Board; (iii) commission of a crime constituting a felony (or its equivalent) under the law; or (iv) material violation of any law or regulation or any policy or code of conduct adopted by the Company or engaging in any other form of misconduct which, if it were made public, could reasonably be expected to adversely affect the business reputation or affairs of the Company or of an Affiliate. The Board or Committee, in good faith, shall determine all matters and questions relating to whether a Participant has been discharged for Cause.

(i) “Change in Control” means one of the following events:

(i) the merger, consolidation or other reorganization of the Company in which its outstanding Stock is converted into or exchanged for a different class of securities of the Company, a class of securities of any other issuer (except a direct or indirect wholly-owned subsidiary of the Company), cash, or other property, other than a merger, consolidation or other reorganization that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or other reorganization;

(ii) the sale, lease or exchange of all or substantially all of the assets of the Company to any other Person;

(iii) the consummation of a plan of complete liquidation and dissolution of the Company;

(iv) the acquisition by any Person of beneficial ownership, within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act, of more than 20% (based on voting power) of the Company’s outstanding capital stock; or

(v) during any 24-month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any individual other than the Board shall be deemed to be an Incumbent Director.

Notwithstanding the foregoing, for purposes of any Award subject to Section 409A of the Code, a Change in Control shall not occur unless such transaction or series of related transactions, constitutes a change in ownership of the Company, a change in effective control of the Company or a change in ownership of a substantial portion of the Company’s assets, each under Section 409A of the Code or otherwise constitutes a “change in control event” within the meaning of Section 409A of the Code; provided, however, that if the Company treats an event as a Change in Control that does not meet the requirements of Section 409A of the Code, such Award shall be paid when it would otherwise have been paid but for the Change in Control.

B-2	Bread Financial | 2024 Proxy Statement

(j) “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include regulations thereunder and successor provisions and regulations thereto.

(k) “Committee” means the Compensation Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan. Any such Committee that is authorized to grant Awards to Participants subject to Section 16 of the Exchange Act (a “Section 16 Committee”) shall, to the extent necessary to comply with Rule 16b-3, be comprised of two or more “nonemployee directors” within the meaning of Rule 16b-3 or shall constitute the entire Board; provided, however, that no director who is also an employee of the Company may sit on any Committee (other than the full Board when it is sitting as the Section 16 Committee), and to the extent that the Company is required to comply with the New York Stock Exchange (“NYSE”) requirements for listed companies, the Committee shall also be composed entirely of “independent directors” as required by the NYSE.

(l) “Deferred Stock Units” means a deferred stock unit Award that represents an unfunded and unsecured promise to deliver shares in accordance with the terms of the applicable Award Agreement.

(m) “Disability” means: (i) in the case of a Participant whose employment or service is subject to the terms of an employment or other agreement, which agreement includes a definition of “Disability,” the definition therein contained; or (ii) the term “Disability” as used in any applicable long-term disability plan, if any; or (iii) if there is no such agreement or plan, it means a physical or mental infirmity which impairs the Participant’s ability to perform substantially his or her duties for a period of 180 consecutive days.

(n) “Dividend Equivalent Right” means the right of a Participant, granted at the discretion of the Committee or as otherwise provided by the Plan, to receive a credit to the account of such Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.

(o) “Effective Date” has the meaning set forth in Section 8(k).

(p) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include rules thereunder and successor provisions and rules thereto.

(q) “Fair Market Value” means with respect to any date that the Stock is listed on a national securities exchange or quoted in an interdealer quotation system, the methods to determine value may range from but not limited to, closing share price on the last trading day prior to grant, average of the high and low price per share of the Stock on that date as reported in the Wall Street Journal (or other reporting service approved by the Committee), average daily share price, or volume weighted average share price; provided, however, that with respect to any day on which the markets are closed, “Fair Market Value” for that day shall be determined on the immediately preceding available trading day, and further provided that with respect to Stock that is not listed on a national securities exchange or quoted in an interdealer quotation system and with respect to other property, or in the event of a Change in Control, based on a good faith determination by the Board, or, to the extent necessary or advisable to exempt an Award that is a “stock right” (within the meaning of Section 409A of the Code) from the application of Section 409A of the Code, the Fair Market Value of such Stock or other property shall be determined through the reasonable application of a reasonable valuation method based on the facts and circumstances as of the valuation date that is consistent with the requirements of Code Section 409A, including, at the election of the Committee, by an independent appraisal that meets the requirements of Code Section 401(a)(28)(C) and the regulations promulgated thereunder as of a date that is no more than 12 months before the relevant transaction to which the valuation is applied (for example, the date of grant of an Option) and such determination will be conclusive and binding on all Persons. Notwithstanding the foregoing, for income tax reporting and withholding purposes under U.S. federal, state, local or non-U.S. law and for such other purposes as the Committee deems

Bread Financial | 2024 Proxy Statement	B-3

appropriate, including, without limitation, where Fair Market Value is used in reference to exercise, vesting, settlement or payout of an Award, the Fair Market Value shall be determined by the Committee in accordance with applicable law and uniform and nondiscriminatory standards adopted by it from time to time. The chosen Fair Market Value method for a particular grant will be defined and specified in the applicable Award Agreement.

(r) “Good Reason” means, unless otherwise defined in the Award Agreement or if the Participant is a party to an employment agreement or offer letter or any other individual agreement with the Company or an Affiliate, including but not limited to a severance protection agreement, and such agreement provides for a definition of Good Reason, the definition therein contained. If no such agreement or definition exists, it means the initial existence of any of the following conditions, in each case without the Participant’s consent: material diminution of the Participant’s responsibilities, authorities or duties; (ii) a material diminution in the Participant’s total salary; or (iii) the Company’s requiring the Participant to be based anywhere other than within 75 miles of the Participant’s place of employment or other service at the time of the occurrence of a Change in Control, except for reasonably required travel to the extent substantially consistent with the Participant’s business travel obligations as in existence at the time of the Change in Control. Notwithstanding the foregoing, a condition will constitute Good Reason only if the Participant has provided written notice to the Company of the existence of the condition within 90 days following the initial existence of the condition and the Company fails to remedy the condition on or before the 30th day following its receipt such notice from the Participant.

(s) “Incentive Stock Option” means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

(t) “Minimum Vesting Carve-Out Pool” has the meaning given in Section 6(j) of the Plan.

(u) “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option or that fails to so qualify.

(v)  “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

(w) “Other Stock-Based Award” means an equity based or equity related Award not otherwise described by the terms and provisions of the Plan that is granted pursuant to Section 6(h).

(x) “Parent Corporation” means any corporation which is a parent corporation of the Company within the meaning of Section 424(e) of the Code.

(y) “Participant” means an individual who, at a time when eligible under Section 5 hereof, has been granted an Award under the Plan.

(z) “Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon business criteria or other performance measures determined by the Committee in its discretion.

(aa) “Performance Period” means the one or more periods of time as the Committee may specify, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Award.

(bb) “Performance Award” means an Award granted pursuant to Section 6(f) hereof.

(cc) “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, including two or more persons acting as a syndicate or other group as modified and used in Sections 13(d)(3) and 14(d)(2) thereof, except that such term shall not include: (i) the Company or any of its subsidiaries; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

B-4	Bread Financial | 2024 Proxy Statement

(dd) “Prior Plan” means the Bread Financial Holdings, Inc. 2022 Omnibus Incentive Plan.

(ee) “Restricted Stock” means an Award of Stock subject to forfeiture if the restrictions with respect to such Stock do not lapse.

(ff) “Restricted Stock Unit” means an unfunded and unsecured right to receive one share of Stock, or its cash value, subject to vesting conditions, the terms of the Plan and the applicable Agreement.

(gg) “Restricted Stock Unit Account” has the meaning set forth in Section 6(e)(iii).

(hh) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(ii)  “SAR” or “Stock Appreciation Right” means a right to receive the Appreciation Value of one share of Stock.

(jj) “Spread” has the meaning set forth in Section 7(b)(i).

(kk) “Stock” means the Common Stock, $.01 par value, of the Company and such other securities as may be substituted for Stock or such other securities pursuant to Section 4 hereof.

(ll) “Subsidiary” means any corporation which is a subsidiary corporation within the meaning of Section 424(f) of the Code with respect to the Company.

(mm) “Tax-Related Items” means U.S. federal, state and/or local taxes, and/or taxes imposed by jurisdictions outside of the U.S. (including, but not limited to, income tax, social insurance contributions or similar contributions), payroll tax, fringe benefits tax, payment on account, employment tax obligations, stamp taxes, and any other taxes or tax-related item that may be due) required by law to be withheld, including any employer liability shifted to the Participant under the terms of the Award or otherwise.

(nn) “Ten-Percent Stockholder” means a Participant, who, at the time an Incentive Stock Option is to be granted to him or her, owns (within the meaning of Section 422(b)(6) of the Code) Stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or of a Parent Corporation or Subsidiary.

3.  Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee. The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(i) to select individuals to whom Awards may be granted;

(ii) to determine the type or types of Awards to be granted to each such individual;

(iii) to determine the number of Awards to be granted, the number or value of shares of Stock to which an Award will relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, any exercise price, grant price or purchase price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, exercisability or settlement of an Award and waivers or accelerations thereof, performance conditions relating to an Award and waivers and modifications thereof, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

(iv) to determine the target number of shares of Stock to be granted pursuant to a Performance Award, the performance measures that will be used to establish the Performance Goals, the Performance Period or Periods and the number of shares of Stock in which a Participant may vest;

Bread Financial | 2024 Proxy Statement	B-5

(v) to determine whether, to what extent and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in Stock, cash, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(vi) to prescribe the form of each Agreement, which need not be identical for each Participant;

(vii) to adopt, amend, suspend, waive and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(viii) to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Agreement or other instrument hereunder; and

(ix) to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

(b) Manner of Exercise of Committee Authority. Unless authority is specifically reserved to the Board under the terms of the Plan, the Company’s Certificate of Incorporation or Bylaws, or applicable law, the Committee shall have sole discretion in exercising authority under the Plan. Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all Persons, including the Company, any of its subsidiaries, Participants, any Person claiming any rights under the Plan from or through any Participant and stockholders, except to the extent the Committee may subsequently modify, or take further action not consistent with, its prior action. If not specified in the Plan, the time at which the Committee must or may make any determination shall be determined by the Committee, and any such determination may thereafter by modified by the Committee (subject to Section 8(g)). The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any subsidiary of the Company the authority, subject to such terms as the Committee shall determine, to perform administrative functions and, with respect to Participants not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine, to the extent permitted under Rule 16b-3, if applicable, and other applicable law. Notwithstanding the foregoing, the Board or the Committee may delegate, by a resolution adopted by the Board or the Committee, as applicable, all or any part of its responsibilities, powers, and authority under this Plan to any person or persons or body selected by the Board, to the extent permitted under applicable law. The Board or the Committee may not delegate to any officer, or a committee that includes any such officer, the authority of the Board or the Committee to grant Awards, or the authority of the Board or Committee otherwise concerning Awards, awarded to executive officers of the Company. Further, the Committee may authorize the outsourcing of nondiscretionary administrative functions to a third party provider. Any authority delegated or allocated by the Board or the Committee under this Section 3(b) shall be exercised in accordance with the terms and conditions of the Plan and any rules, regulations or administrative guidelines that may from time to time be established by the Board, and any such allocation or delegation may be revoked by the Board or the Committee, as applicable, at any time.

(c) Limitation of Liability. No member of the Committee, nor any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on its behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

4.  Stock Subject to Plan.

(a) Amount of Stock Reserved. Subject to adjustment as provided in Section 4(d), the total number of shares of Stock that may be delivered pursuant to Awards granted under the Plan from and after the Effective Date shall not exceed the sum of: (a) 5,000,000, plus (b) the number of Shares that remain available for issuance

B-6	Bread Financial | 2024 Proxy Statement

under the Prior Plan immediately prior to the Effective Date, plus (c) any shares of Stock subject to outstanding awards under the Prior Plan as of the Effective Date that, on or after the Effective Date, would have become available for issuance pursuant to new awards under the terms of the Prior Plan as a result of the forfeiture of the awards. Any of the authorized shares of Stock may be used for any type of Award under the Plan, and any or all of the shares of Stock may be allocated to Incentive Stock Options. The Company shall reserve for the purposes of the Plan, out of its authorized but unissued shares of Stock or out of shares of Stock reacquired by the Company in any manner, or partly out of each, such number of shares of Stock as shall be determined by the Board.

(b) Annual Director Limit. The maximum number of shares of Stock subject to Awards granted during a single calendar year to any member of the Board in his or her capacity as a director, together with any cash fees paid to such member of the Board during the calendar year in such capacity, shall not exceed a total value of $1,000,000 (calculating the value of any Awards based on the grant date fair value for financial reporting purposes). For the avoidance of doubt, any compensation that is deferred shall be counted toward this limit for the calendar year in which it was first earned, and not when paid or settled if later.

(c) Share Counting. In connection with the grant of an Award, the maximum number of shares of Stock available for grant shall be reduced by the number of shares of Stock in respect of which the Award is granted or denominated; provided however that in the case of an Award that provides for a range of potential payouts of shares of Stock the Committee shall determine the extent to which the maximum number of shares of Stock available for grant has been reduced in respect of such an Award. Any outstanding Award or portion thereof that terminates by expiration, cancellation, forfeiture or otherwise without the issuance of the shares of Stock or that is settled by the terms of the Plan or the terms of such Award in cash or other property that is not Stock shall be available again for grant under the Plan and shall not reduce or otherwise count against the number of shares of Stock available for Awards under the Plan. Notwithstanding anything herein to the contrary, shares of Stock used or withheld with respect to an Option or SAR in order to pay the exercise price or obligations for Tax-Related Items of a Participant, or shares not issued in connection with settlement of an Option or SAR or underlying any Award that is settled in cash in lieu of shares of Stock, will not be available again for grant under the Plan, and such shares of Stock shall be deemed to have been delivered for purposes of the limits set forth in Section 4(a).

(d)  Adjustments. In the event that the Committee determines that any dividend or other distribution (whether in the form of Stock or other securities or other property, but excluding ordinary dividends), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or exchange of Stock or other securities, liquidation, dissolution, or other similar corporate transaction or event, affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Stock or other securities reserved and available for Awards under Section 4(a), including shares reserved for Incentive Stock Options and Restricted Stock, (ii) the number, class and kind of shares or other securities subject to outstanding Awards, and (iii)the exercise price or purchase price or other price relating to any outstanding Award. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any Affiliate or the financial statements of the Company or any Affiliate or in response to changes in applicable laws, regulations, or accounting principles. The foregoing notwithstanding, no adjustments shall be authorized under this Section 4(d) with respect to Incentive Stock Options to the extent that such authority would cause any Award to fail to comply with or that would otherwise cause the Plan to fail to meet the requirements of Section 422 of the Code. Any adjustment to such Awards shall be made in compliance with Section 409A of the Code and Treasury Regulation section 1.409A-1(b)(5)(iii)(E)(4), as applicable.

Bread Financial | 2024 Proxy Statement	B-7

(e)  No Restrictions on Adjustments. The existence of the Plan, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of Stock or of Options, warrants or rights to purchase Stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Stock or the rights thereof or which are convertible into or exchangeable for Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

5.  Eligibility Requirements.

(a)  Eligibility. Officers, employees, consultants and directors of the Company and its Affiliates are eligible to be granted Awards under the Plan; however, only employees of the Company and its Parent Corporation and its Subsidiaries are eligible to receive Incentive Stock Options.

6.  Specific Terms of Awards.

(a)  General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or other service of the Participant. The Company may deliver by email or other electronic means (including posting on a Web site maintained by the Company or by a third party under contract with the Company) all documents relating to the Plan or any Award thereunder (including without limitation, prospectuses required by the U.S. Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements).

(b)  Options. The Committee is authorized to grant Options on the following terms and conditions:

(i)  Exercise Price. The exercise price per share of Stock purchasable under an Option shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Option, and further provided that the exercise price per share shall not be less than 110% of the Fair Market Value on the date of grant in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder. Notwithstanding the foregoing, an Option granted under an assumption or substitution for another stock option in a manner satisfying the provisions of Section 424(a) of the Code, as if the Option was a statutory stock option, may be granted with an Exercise Price lower than the Fair Market Value per share on the date of grant.

(ii)  Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part (which may be based on performance or other criteria). The exercise price of Stock acquired pursuant to the exercise of an Option shall be paid either: (1) through a “cashless exercise” procedure that is acceptable to the Committee in its full discretion, to the extent such procedure does not violate the Sarbanes-Oxley Act of 2002 or any other applicable law; (2) in cash at the time of purchase if permitted by the Committee; or (3) subject to applicable law, in any other form of legal consideration that may be acceptable to the Committee in its discretion.

(iii)  Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, including but not limited to the requirement that no Incentive Stock Option shall be granted more than ten years after the date of the Plan’s adoption by the Board (or April 1, 2034). An Incentive Stock Option shall not be exercisable after the expiration of 10 years from the date it is granted (five years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder). An Option shall be treated as an Incentive Stock Option only to the extent that the aggregate Fair Market Value

B-8	Bread Financial | 2024 Proxy Statement

(determined at the time the Option is granted) of the shares with respect to which all Incentive Stock Options held by a Participant (under the Plan and all other plans of the Company, its Parent Corporation or Subsidiary) become exercisable for the first time during any calendar year does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted. To the extent this limitation is exceeded, an Option shall be treated as a Nonqualified Stock Option regardless of its designation as an Incentive Stock Option. Should any Incentive Stock Option remain exercisable more than three months after employment terminates for any reason other than Disability or death, or more than one year after employment terminates if employment terminates due to Disability, the Option shall immediately be converted to a Nonqualified Stock Option; provided, however, that if the Disability causing a Participant’s termination of employment does not fit within the definition of “disability” under Section 422(c)(6) of the Code, the Option shall convert into a Nonqualified Stock Option three months after termination of employment although it will remain outstanding for one year after termination of employment. The Company shall have no liability in the event it is determined that any Option intended to be an Incentive Stock Option fails to qualify as such, whether such failure is a result of the Participant’s disposition of shares purchased under the Option prior to the later of two years from the date of grant of the Option or one year from the date of transfer of the purchased shares to the Participant, the terms of this Plan or any governing Agreement or any other action or inaction by the Company or any Participant.

(c)  Stock Appreciation Rights. The Committee is authorized to grant SARs on the following terms and conditions:

(i)  Exercise Price. The exercise price per share of Stock purchasable under a SAR shall be determined by the Committee, but in no event shall a SAR be granted with an exercise price that is less than the Fair Market Value of a share of Stock on the date of grant of such SAR. Notwithstanding the foregoing, a SAR granted under an assumption or substitution for another SAR in a manner satisfying the provisions of Section 424(a) of the Code, as if the SAR was a statutory stock option, may be granted with an Exercise Price lower than the Fair Market Value per share on the date of grant.

(ii)  Time and Method of Exercise. The Committee shall determine the time or times at which a SAR may be exercised in whole or in part (which may be based on performance or other criteria). The full or partial exercise of an Award of SARs shall be made by a written notice delivered in person or by mail or telecopy to the Secretary of the Company at the Company’s principal executive office, or through such other notification method that the Committee may adopt including but not limited to electronic methods, specifying the number of SARs with respect to which the Award is being exercised. If requested by the Committee, the Participant shall deliver the Award Agreement evidencing the SARs being exercised to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Agreement to the Participant.

(iii)  Amount Payable. Upon the exercise of SARs, the Participant shall be entitled to receive a value paid in cash or a number of shares of Stock (as specified in the Award), which shall be determined by multiplying (A) the Appreciation Value by (B) the number of SARs being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the number of shares that may be delivered with respect to any Award of SARs by including such a limit in the Award Agreement evidencing SARs at the time of grant.

(d)  Restricted Stock. The Committee is authorized to grant Restricted Stock on the following terms and conditions, including those with respect to which the restrictions lapse upon the achievement of Performance Goals:

(i)  Grants and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including upon the achievement of Performance Goals), in such installments, or otherwise, as the Committee may determine. A Participant granted Restricted Stock shall have such stockholder rights as may be set forth in the applicable Award Agreement, including, for example, the right to vote the Restricted Stock.

Bread Financial | 2024 Proxy Statement	B-9

(ii)  Forfeiture. Except as is contemplated in Section 7(c), upon termination of employment or other service (as determined under criteria established by the Committee) during the applicable restriction period, Restricted Stock that are at that time subject to restrictions shall be forfeited and shall become available for grant again by the Company.

(iii)  Evidence for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine, including electronic book entry form.

(iv)  Dividends. Any dividends that may be paid on Restricted Stock shall be withheld by the Company for the Participant’s account, subject to such terms as the Committee may determine. Dividends so withheld by the Committee and attributable to any particular share of Restricted Stock (and earnings thereon, if any) shall be distributed to the Participant in cash or, at the discretion of the Committee, in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, upon the release of restrictions on such share or, if such share of Restricted Stock is forfeited, such dividends shall be forfeited and the Participant shall have no right thereto. Subject to Section 409A of the Code, the payment of such dividends may be deferred or the amount or value thereof automatically reinvested in additional Restricted Stock, other Awards, or other investment vehicles, as the Committee may determine or permit the Participant to elect. Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e)  Restricted Stock Units.

(i)  Grant. The Committee may grant Awards of Restricted Stock Units to Participants, each of which shall be evidenced by an Award Agreement between the Company and the Participant. Each Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine, subject to the terms and provisions set forth below in this Section 6(e).

(ii)  Rights of Grantees. Until all restrictions upon Restricted Stock Units awarded to a Participants shall have lapsed in the manner set forth in Section 6(e) and shares of Stock have been issued to the Participant as reflected in the books of the Company, the Participant shall not be a stockholder of the Company, nor have any of the rights or privileges of a stockholder of the Company, including, without limitation, rights to receive dividends and voting rights with respect to the Restricted Stock Units. However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Such Dividend Equivalent Rights, if any, shall be paid by crediting the Participant with a cash amount or with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock, as determined by the Committee. The number of additional Restricted Stock Units that may be credited as Dividend Equivalent Rights will be as set forth in the Award Agreement. Such cash amounts or additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time as the Restricted Stock Units originally subject to the Restricted Stock Unit Award.

(iii) Restricted Stock Unit Account. The Company or its third party administrator shall establish and maintain a separate account (“Restricted Stock Unit Account”) for each Participant who has received a grant of Restricted Stock Units, and such account shall be credited for the number of Restricted Stock Units granted to such Participant.

B-10	Bread Financial | 2024 Proxy Statement

(iv) Vesting. Restricted Stock Units awarded hereunder shall vest at such time or times and on such terms and conditions (including on the achievement of Performance Goals) as the Committee may determine. The Award Agreement evidencing the Award of Restricted Stock Units shall set forth any such terms and conditions.

(v) Payment or Delivery of Cash or Stock. Payment shall be made in cash or in Stock (as specified in the Award Agreement and, if payable in cash, based upon the Fair Market Value of the Stock) at the time specified in the Award Agreement. Any payment made in Stock shall be delivered electronically.

(f) Performance Awards. The Committee may, in its discretion, grant Performance Awards to Participants that may be denominated in shares of Stock in the form of a Restricted Stock Unit Award or Restricted Stock Award or denominated in cash in the form of a Cash-Based Award, as may be selected by the Committee. Each Performance Award shall be evidenced by an Award Agreement, and shall be subject to the conditions set forth in this Section 6(f), and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(i) The Committee shall have the discretion to determine: (A) the number of shares of Stock or stock-denominated units subject to a Performance Award granted to any Participant; (B) the maximum monetary amount subject to a Cash- Based Award granted to any Participant; (C) the Performance Period applicable to any Performance Award; (D) the conditions that must be satisfied for a Participant to vest in a Performance Award; and € any other terms, conditions and restrictions of the Performance Award.

(ii) The number of shares of Stock or the dollar amount of cash, as applicable, a Participant may vest in will depend on the extent to which the Performance Goals established by the Committee are attained within the applicable Performance Period, as determined by the Committee.

(g) Cash-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant Cash-Based Awards under the Plan to eligible individuals in such amounts and upon such terms as the Committee shall determine. Any Cash-Based Award may be granted as a Performance Award pursuant to Section 6(f) hereof.

(i) Value. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee.

(ii) Method of Payment. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award in cash.

(h) Other Stock-Based Awards. Subject to the provisions of the Plan, the Committee shall have the sole authority to grant to Participants other equity-based or equity-related Awards (including but not limited to Deferred Stock Units and fully-vested Shares, subject to Section 6(j)) in amounts subject to such terms and conditions as the Committee shall determine, including but not limited to, at the Committee’s discretion, Dividend Equivalent Rights, provided that such Awards comply with applicable laws. Payment, if any, with respect to an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or shares of Stock as the Committee determines.

(i) Awards in Substitution for Awards Granted by Other Corporations. Options and other Awards may be granted under the Plan from time to time in substitution for stock options and other awards held by employees of corporations who become employees of the Company or of any Affiliate as a result of a merger or consolidation of the employing corporation with the Company or such Affiliate, or the acquisition by the Company or an Affiliate of all or a portion of the assets of the employing corporation, or the acquisition by the Company or an Affiliate of stock of the employing corporation with the result that such employing corporation becomes an Affiliate.

Bread Financial | 2024 Proxy Statement	B-11

(j) Minimum Vesting. Notwithstanding any other provision in the Plan to the contrary, no Award granted under the Plan shall vest prior to the date that the Participant has completed one year of service measured from the date of grant; provided, however, that Awards for up to 5% of the shares of Stock reserved for issuance under the Plan may be granted without such minimum vesting requirement (the “Minimum Vesting Carve-Out Pool”). Nothing in this Section 6(j) shall limit the Company’s ability to grant Awards that contain rights to accelerated vesting upon a termination of employment or service for any reason other than for Cause or limit any rights to accelerated vesting in connection with a Change in Control, as provided in Section 7(b) of the Plan, in each case, prior to the completion of the minimum one-year service requirement described in the foregoing sentence. In addition, the minimum vesting requirement set forth in this Section 6(j) shall not apply to (i) an Award granted in substitution for another award under Section 6(i) hereof, (ii) Awards granted to non-employee directors which vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of the Company’s shareholders (which is at least 50 weeks after the immediately preceding year’s annual meeting); or (iii) Awards settled solely in cash.

7.  Certain Provisions Applicable to All Awards

(a) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any Award exceed a period of ten years from the date of its grant or, in the case of any Incentive Stock Option granted to a Ten-Percent Stockholder, five years.

(b) Change in Control.

(i) General. In connection with a Change in Control, the Committee may, to the extent permitted by applicable law, but otherwise in in its sole discretion, provide for: (1) the waiver of performance conditions, acceleration of vesting or lapse of restrictions with respect to any or all Awards granted hereunder; (2) the continuation of outstanding Awards by the Company (if the Company is the surviving entity); (3) the assumption of the Plan and the outstanding Awards by the surviving entity or its parent; (4) the substitution by the surviving entity or its parent of awards with substantially the same terms (including an award to acquire the same consideration paid to the stockholders in the Change in Control) for the outstanding Awards and, if appropriate, subject to the equitable adjustment provisions of Section 4(d); (5) the cancellation of the outstanding Awards in consideration for a payment (in the form of securities or cash) equal in value to the Fair Market Value of vested Awards, or in the case of an Option or SAR, the difference between the Fair Market Value and the Exercise Price for all shares of Stock subject to exercise (i.e., to the extent vested) under any outstanding Option or SAR; or (6) the cancellation of the outstanding Awards without payment of any consideration therefor. In the event of any such cancellation, if the exercise price of an Option or SAR is less than the Fair Market Value of the shares covered by such Option or SAR (the “Spread”), the Committee must provide either that (A) any such cancelled Option or SAR shall be deemed automatically exercised or (B) the affected Participants shall receive cash, property, shares or a combination thereof, in an amount equal to the value of the Spread. Notwithstanding any other provision of the Plan or any Award Agreement, no cancellation pursuant to this provision shall be deemed an action that materially impairs the rights of any Participant under any outstanding Award, and no Participant consent shall be required with respect to the cancellation of any Award under this provision including but not limited to Awards that qualify as Incentive Stock Options. Timing of any payment or delivery of shares of Stock under this provision shall be subject to Section 409A of the Code.

(ii) Termination Following a Change in Control. Notwithstanding anything contained herein to the contrary, and subject to Section 7(b), unless otherwise provided by the Committee in an Award Agreement, all conditions and restrictions relating to an Award, including limitations on exercisability, risks of forfeiture and conditions and restrictions requiring the continued performance of services or the achievement of Performance Goals with respect to the exercisability or settlement of such Award, shall immediately lapse upon a termination of employment or other service by the Company without Cause or by a Participant for Good Reason within twelve months after a Change in Control, and any such Award that is an Option shall remain outstanding until the earlier

B-12	Bread Financial | 2024 Proxy Statement

of the last day of the term of such Option, or the end of the last day of the one-year period following such termination. The settlement and payment of an Award (other than Options and SARS) under this Section 7(b)(ii) shall be made within 30 days following the occurrence of such termination of employment or other service (except to the extent that settlement and payment of the Award must be made pursuant to its original schedule or based on other payment timing requirements in order to comply with Code Section 409A).

(c) Treatment of Award upon Termination of Employment or Other Service.

(i) Forfeiture of Unvested Awards. Unless otherwise determined by the Committee at the time of grant or thereafter or as otherwise provided in this Plan or an Award Agreement, any unvested portion of any outstanding Award held by a Participant at the time of termination of employment or other service will be forfeited upon such termination. The Committee shall determine the extent to which a Participant’s rights with respect to Awards shall be affected by the Participant’s termination of employment or other service. Such provisions shall be determined in the sole discretion of the Committee and need not be uniform among all Awards issued pursuant to the Plan.

(ii) Cessation of Exercisability. Except as provided in the Plan or an Award Agreement or as otherwise determined by the Committee at the time of grant or thereafter, upon termination of a Participant’s employment or other service with the Company and its Affiliates without Cause, such Participant may exercise the vested portion of any outstanding Option until the earlier of the last day of the Option term or the last day of the exercise period as specified in the Award Agreement, following such termination of employment or other service.

(iii) Death or Disability. Unless otherwise determined by the Committee at the time of grant or thereafter, upon termination of a Participant’s employment or other service with the Company and its Affiliates due to death or Disability, such Participant may exercise the vested portion of any outstanding Option until the earlier of the last day of the term of the Option or the last day of the one-year period following such termination of employment or other service.

(iv) Termination by the Company or an Affiliate for Cause. Upon termination of a Participant’s employment or other service with the Company and its Affiliates due to Cause, both the vested and unvested portions of any outstanding Option or SAR held by such Participant shall immediately be forfeited and no longer be exercisable.

(d) Clawback.

(i) Notwithstanding anything in the Plan or any Agreement to the contrary, in the event that a Participant or former Participant breaches any non-solicitation, non-competition or confidentiality agreement entered into with, or while acting on behalf of, the Company or any Affiliate, the Committee may, in its sole discretion but acting in good faith, direct the Company to (a) cancel any outstanding Award granted to such Participant or former Participant, in whole or in part, whether or not vested, or (b) require such Participant or former Participant to repay to the Company any gain realized or payment or shares received upon the exercise or payment of, or lapse of restrictions with respect to, such Award (with such gain, payment or shares valued as of the date of exercise, payment or lapse of restrictions), to the extent permitted by applicable law. Such cancellation or repayment obligation shall be effective as of the date specified by the Committee.

(ii) Awards and benefits under this Plan will be subject to forfeiture and/or repayment to the Company, to the extent the Board deems it necessary or appropriate: (a) to comply with any applicable laws, rules, regulations, stock exchange listing requirements, or any current or future rules of the United States Securities and Exchange Commission, the NYSE or any other governmental agency, as they may be amended from time to time, including, without limitation, recoupment requirements imposed pursuant to Rule 10D-1 under the Exchange Act, NYSE Listed Company Manual Section 303A.14, the Sarbanes-Oxley Act of 2002, or the Dodd-Frank Wall Street Reform and Consumer Protection Act; (b) to recover any overpayment or mistaken payment, including a

Bread Financial | 2024 Proxy Statement	B-13

payment based on deficient financial information; or (c) to comply with the terms of any Company policy, including but not limited to, the terms of the Company’s Compensation Recoupment Policy, or any successor thereto (“Clawback Policy”). This Section 7(d)(ii) will be applied by the Committee, at its discretion, to the maximum extent permitted by applicable law. In addition, any Award Agreement may provide for the cancellation or forfeiture of an Award or the forfeiture and repayment to the Company of any gain related to an Award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Board, and which may operate to create additional rights for the Company with respect to awards and recovery of amounts relating thereto. By accepting Awards under the Plan, Participants agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any award or amount paid under this Plan subject to claw-back pursuant to such law, government regulation, stock exchange listing requirement or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any award or amounts paid under this Plan from a Participant’s accounts, or pending or future compensation awards.

(iii) Any repayment obligation required under Section 7(d)(i) or (ii) above may be satisfied in shares of Stock or cash or a combination thereof, and the Committee may provide for an offset to any future payments owed by the Company or any Affiliate to the Participant or former Participant if necessary to satisfy the repayment obligation; provided, however, that if any such offset is prohibited under applicable law, the Committee shall not permit any offsets and may require immediate repayment by the Participant.

(e) Term Extension and Timing of Payment. Notwithstanding Section 7(b)(ii) or any other provision hereunder, once granted, neither the exercise period nor the term of any Award may be extended, if such extension would cause the Award to be subject to taxes under Section 409A of the Code. In addition, the timing of any payment hereunder shall comply with Section 409A of the Code.

(f)  No Dividends on Unvested Awards. Notwithstanding anything to the contrary in this Plan, any Dividends or Dividends Equivalents shall be subject to the same restrictions and risk of forfeiture as the Award with respect to which the Dividends or Dividends Equivalents accrue and shall not be paid unless and until such Award has vested.

8. General Provisions.

(a) Compliance with Laws and Obligations. The Company shall not be obligated to issue or deliver Stock or to make any cash payment in connection with any Award or take any other action under the Plan in a transaction subject to the registration requirements of the Securities Act of 1933, as amended, or any other federal or state securities law, any requirement under any listing agreement between the Company and any national securities exchange or automated quotation system or any other law, regulation or contractual obligation of the Company until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full. Shares of Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations and other obligations of the Company.

(b) Limitations on Transferability. No Award shall be transferable by a Participant other than by will or by the laws of descent and distribution and an Option shall be exercisable during the lifetime of such Participant only by the Participant or his or her guardian or legal representative. Notwithstanding the foregoing, the Committee may set forth at the time of grant (but not thereafter), in the Award Agreement evidencing an Award (other than an Incentive Stock Option), that the Option may be transferred to members of the Participant’s immediate family, to trusts solely for the benefit of such immediate family members and to partnerships in which such family members or trusts are the only partners, and for purposes of this Plan, a transferee of an Option shall be deemed to be the Participant. For this purpose, immediate family means the Participant’s spouse, parents, children, stepchildren and grandchildren and the spouses of such parents, children, stepchildren and grandchildren. The

B-14	Bread Financial | 2024 Proxy Statement

terms of an Option shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Participant. Until all restrictions upon the shares of Restricted Stock awarded to a Participant shall have lapsed or such other Awards shall have vested, shares subject to such Awards shall not be sold, transferred or otherwise disposed of, shall not be pledged or otherwise hypothecated, and shall not be subject to the claims of creditors. Notwithstanding the foregoing, no Award may be transferable if either the ability to transfer or the transfer itself would cause the Award to be subject to adverse tax consequences under Section 409A of the Code.

(c) No Right to Continued Employment or Service. Neither the Plan nor any action taken hereunder shall be construed as giving any employee or other individual the right to be retained in the employ or service of the Company or any Affiliate, nor shall it interfere in any way with the right of the Company or any Affiliate to terminate any employee’s employment or other individual’s service at any time.

(d) Taxes. The Company or any Affiliate of the Company, as applicable, shall have the authority and the right to deduct or withhold, or to require a Participant to remit to the Company or one or more of its Affiliates, the amount of any Tax-Related Items concerning a Participant arising as a result of the Participant’s participation in the Plan or to take such other action as may be necessary or appropriate in the opinion of the Company or an Affiliate of the Company, as applicable, to satisfy such Tax-Related Items. The Company may defer making payment of an Award if any such Tax-Related Items may be pending unless and until indemnified to its satisfaction and neither the Company nor any Affiliate shall have any liability to any Participant for exercising the foregoing right. The Committee may, in its sole discretion and subject to such rules as it may adopt, permit or require a Participant to pay all or a portion of the Tax-Related Items arising in connection with an Award by, one or a combination of the following: (a) having the Participant pay an amount in cash (by check or wire transfer), (b) having the Company or Affiliate withhold from the Participant’s wages or other cash compensation; (c) having the Company withholding from the proceeds of the sale of shares of Stock underlying an Award, either through a voluntary sale or a mandatory sale arranged by the Company on the Participant’s behalf, without need of further authorization; (d) having the Company withhold shares of Stock otherwise issuable under an Award (or allowing the return of Shares) sufficient, as determined by the Company in its sole discretion, to satisfy such Tax-Related Items; (e) having the Participant deliver shares of Stock (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for at least six (6) months (or such other period as established from time to time by the Company to avoid adverse accounting treatment under applicable accounting standards) sufficient, as determined by the Company in its sole discretion, to satisfy such Tax-Related Items; (f) requiring the Participant to repay the Company or Affiliate, as applicable, in cash or in shares of Stock, for Tax-Related Items paid on the Participant’s behalf, or (vii) any other method of withholding determined by the Committee that is permissible under applicable laws.

(e) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders or Participants, except that any such action shall be subject to the approval of the Company’s stockholders at or before the next annual meeting of stockholders for which the record date is after such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to stockholders for approval; provided, however, that, except as specifically permitted under the Plan or any of the foregoing actions is necessary or advisable, as determined in the sole discretion of the Committee, to facilitate compliance with applicable law, no such action may materially impair the rights of any Participant with respect to any outstanding Award without the consent of such Participant. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Agreement relating thereto; provided, however, that, except as specifically permitted under the Plan or any of the foregoing actions is necessary or advisable, as determined in the sole discretion of the Committee, to facilitate compliance with applicable law, no such action

Bread Financial | 2024 Proxy Statement	B-15

may materially impair the rights of a Participant with respect to any outstanding Award without the consent of such Participant. Notwithstanding this Section 8(e) or any other provision of the Plan to the contrary, except as otherwise permitted in Section 4(d) of the Plan, unless stockholder approval is obtained (i) no modification or amendment of any outstanding Option or SAR may reduce the exercise price of such Option or SAR; (ii) no Option or SAR may be canceled and replaced with a new Option or SAR at a lower exercise price or another Award or cash if such cancelation and replacement would be considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Stock is listed or quoted; and (iii) the Committee may not take any other action that is considered a repricing for purposes of such stockholder approval rules. Except with respect to accelerations and cancellations that are effected pursuant to Section 7(b) of the Plan no term of any Incentive Stock Option may be changed or modified without the consent of the Participant if such change or modification would cause the Incentive Stock Option to fail to qualify as such. All Options and SARs granted hereunder are prohibited from a cash buyout without stockholder approval, except as otherwise permitted in Section 7(b) in connection with a Change in Control.

(f)  No Rights to Awards; No Stockholder Rights. No Participant or employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants and employees. No Award shall confer on any Participant any of the rights of a stockholder of the Company unless and until Stock is duly issued or transferred and delivered to the Participant, as reflected in the Company’s records, in accordance with the terms of the Award or, in the case of an Option, the Option is duly exercised.

(g)  Unfunded Status of Awards and Section 409A of the Code. The Plan is intended to constitute an “unfunded” plan for incentive compensation and nothing contained in the Plan shall give any Participant any rights that are greater than those of a general unsecured creditor of the Company. To the extent applicable, this Plan is intended to comply with Section 409A of the Code, and the Committee shall interpret and administer the Plan in accordance therewith. Notwithstanding any provision of the Plan or Agreement to the contrary, if one or more of the payments or benefits to be received by a Participant pursuant to an Award would constitute deferred compensation subject to Section 409A of the Code, and could cause the Participant to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company may reform the Plan and Award to maintain (to the maximum extent practicable) the original intent of the Plan and Award provided, that such reformation complies with any requirements of Section 409A of the Code (including any regulations thereto and any guidance issued by the taxing authorities). No actions taken pursuant to this Section 8(g) shall be subject to a Participant’s consent. Notwithstanding anything in this Plan or any Award Agreement to the contrary, the Company makes no representation or covenant to ensure that the Awards and the payment of the Awards are exempt from or compliant with Section 409A of the Code and will have no liability to the Participants or any other party if the Awards or payment of the Awards that are intended to be exempt from, or compliant with, Section 409A of the Code, are not so exempt or compliant or for any action taken by the Committee with respect thereto.

(h)  Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem desirable, including, without limitation, the granting of stock options other than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(i)  No Fractional Shares. Unless otherwise provided by the Committee, no fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be rounded up or down, forfeited or otherwise eliminated.

B-16	Bread Financial | 2024 Proxy Statement

(j)  Governing Law. The validity, construction and effect of the Plan, any rules and regulations relating to the Plan and any Agreement shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.

(k)  Effective Date. This Plan was adopted by the Board on April 1, 2024, subject to stockholder approval at the annual meeting of stockholders of the Company on May 14, 2024 (the “Effective Date”). Assuming stockholder approval of this Plan is obtained, as of the Stockholder Approval Date, the Prior Plan shall terminate, no new awards will be granted under the Prior Plan and all outstanding awards previously granted under the Prior Plan shall remain outstanding and subject to the terms thereof.

(l)  Term of Plan. The Plan shall terminate on the 10th anniversary of the Effective Date and no Award may be granted thereafter (and no Incentive Stock Option may be granted after the 10th anniversary of the Plan’s adoption by the Board (April 1, 2034)); provided, however, that the Board shall have the right to earlier terminate the Plan provided that no such termination shall: (i) impair or adversely alter any Awards theretofore granted under the Plan, except with the consent of the Participant, or (ii) deprive any Participant of any Stock which he or she may have acquired through or as a result of the Plan.

(m)  Electronic Transmission. Notwithstanding any provision of this Plan to the contrary, at such time as the Company institutes a policy or practice for delivery of notice or Award by e-mail, any written Award or notice referred to herein may be given in accordance with such policy and practice.

(n)  Limitation on Liability. The Company and any Affiliate that is in existence or that hereinafter comes into existence will have no liability to any Participant or any other Person as to (a) the non-issuance or sale of shares of Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by counsel to the Company necessary to the lawful issuance and sale of any shares hereunder; (b) any tax consequences expected, but not realized, by a Participant or any other Person due to the receipt, exercise, or settlement of any Award granted hereunder; or (c) the failure of any Award that is determined to constitute “nonqualified deferred compensation” to comply with Section 409A of the Code and the regulations promulgated thereunder.

(o)  Awards to Non-U.S. Employees. Awards may be granted to officers, employees, consultants and directors who are foreign nationals or residents or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to officers, employees, consultants and directors who are not foreign nationals or residents or who are employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law, regulations or tax policy. Without limiting the generality of the foregoing, the Committee or the Board, as applicable, are specifically authorized to (i) adopt rules and procedures regarding the conversion of local currency, withholding procedures and handling of stock certificates which vary with local requirements and (ii) adopt sub-plans, Award Agreements and Plan and Award Agreement addenda as may be deemed desirable to accommodate foreign laws, regulations and practice. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s or an Affiliate’s obligation with respect to tax equalization for employees on assignments outside their home countries. Notwithstanding the discretion of the Committee under this section, the Participant remains solely liable for any applicable personal taxes.

Bread Financial | 2024 Proxy Statement	B-17

Bread Financial

3095 Loyalty Circle

Columbus, Ohio 43219

614.729.4000

www.breadfinancial.com

Your vote C/O TABULATOR, P.O. BOX 8016, CARY, NC 27512-9903 matters! Have your ballot ready and please use one of the methods below for easy voting: Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions. Scan QR for digital voting Bread Financial Holdings, Inc. Internet: www.proxypush.com/BFH • Cast your vote online Annual Meeting of Stockholders • Have your Proxy Card ready • Follow the simple instructions to record your vote For Stockholders of record as of March 20, 2024 Phone: Tuesday, May 14, 2024 9:00 AM, Central Time 1-866-569-1477 Annual Meeting to be held live via the Internet—please visit • Use any touch-tone telephone • • Have your Proxy Card ready www.proxydocs.com/BFH for more details. Follow the simple recorded instructions Mail: • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid YOUR VOTE IS IMPORTANT! envelope provided PLEASE VOTE BY: 9:00 AM, Central Time, May 14, 2024. Virtual: You must register to attend the meeting online and/or participate at www.proxydocs.com/BFH This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Perry S. Beberman, J. Bryan Campbell and Joseph L. Motes III (the “Named Proxies”), and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorize(s) them, to vote all the shares of capital stock of Bread Financial Holdings, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS’ RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. Voting shares held in the BFH Stock Fund portion of the Bread Financial 401(k) Plan: If you hold shares in the BFH Stock Fund portion of the Bread Financial 401(k) Plan, your voting instructions must be received by 11:59 p.m., Eastern Time, on Wednesday, May 8, 2024 for the trustee to vote your shares. If you do not provide voting directions by that time, the shares attributable to your account will not be voted. Shares held in the Bread Financial 401(k) Plan cannot be voted during the virtual annual meeting. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Copyright © 2024 BetaNXT, Inc. or its affiliates. All Rights Reserved

Bread Financial Holdings, Inc. Annual Meeting of Stockholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR all the nominees listed and FOR PROPOSALS 2, 3 and 4. BOARD OF DIRECTORS PROPOSAL YOUR VOTE RECOMMENDS 1. ELECTION OF DIRECTORS FOR AGAINST ABSTAIN 1.01 Ralph J. Andretta FOR #P2# #P2# #P2# 1.02 Roger H. Ballou FOR #P3# #P3# #P3# 1.03 John J. Fawcett FOR #P4# #P4# #P4# 1.04 John C. Gerspach, Jr. FOR #P5# #P5# #P5# 1.05 Rajesh Natarajan FOR #P6# #P6# #P6# 1.06 Joyce St. Clair FOR #P7# #P7# #P7# 1.07 Timothy J. Theriault FOR #P8# #P8# #P8# 1.08 Laurie A. Tucker FOR #P9# #P9# #P9# 1.09 Sharen J. Turney FOR #P10# #P10# #P10# FOR AGAINST ABSTAIN 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION FOR #P11# #P11# #P11# 3. APPROVAL OF THE 2024 OMNIBUS INCENTIVE PLAN FOR #P12# #P12# #P12# 4. RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT FOR REGISTERED PUBLIC ACCOUNTING FIRM OF BREAD FINANCIAL HOLDINGS, INC. FOR #P13# #P13# #P13# 2024 5. SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF You must register to attend the meeting online and/or participate at www.proxydocs.com/BFH Authorized Signatures—Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date